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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        ARTISTIC GREETINGS INCORPORATED
                (Name of Registrant as Specified In Its Charter)

        ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
                                                                           PROPOSED
                                           NUMBER    PER SHARE MERGER       MAXIMUM       AMOUNT OF
          TITLE OF SECURITIES             OF SHARES    CONSIDERATION    AGGREGATE VALUE  FILING FEE
Common Stock, $.10 par value............  5,843,406      $    5.70        $33,307,414     $   6,662



/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                        ARTISTIC GREETINGS INCORPORATED
                                ONE KOMER CENTER
                             ELMIRA, NEW YORK 14902

[           ], 1998

DEAR STOCKHOLDER:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Artistic Greetings Incorporated, a Delaware corporation
(the "Company"), to be held on [        ], 1998, at 10:00 a.m., Eastern time, at
[          ], New York, New York, for the following purposes:

        1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), attached as Annex I to the accompanying Proxy Statement, dated as of December 21, 1997, among MDC Communications Corporation, an Ontario, Canada corporation ("MDC"), AGI Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of MDC ("Newco"), and the Company, and to approve consummation of the merger of Newco with and into the Company (the "Merger"), pursuant to which (a) the Company will be the surviving corporation and will become a wholly-owned subsidiary of MDC and (b) each outstanding share of common stock, par value $0.10 per share (the "Shares"), of the Company (other than stock of the Company owned by the Company, MDC or any of their respective subsidiaries) will be converted into the right to receive $5.70 in cash (the "Merger Consideration"), without interest. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon consummation of the Asset Sale described below.

        2. To consider and vote upon a proposal (the "Asset Sale Proposal") to approve and adopt the Asset Purchase Agreement (the "Asset Purchase Agreement"), attached as Annex II to the accompanying Proxy Statement, dated as of December 21, 1997, between Artistic Direct Incorporated, a New York corporation ("ADI"), and the Company, and to approve the sale (the "Asset Sale") of certain assets relating to the personalized product and catalog businesses of the Company (the "P&C Businesses") for the consideration set forth therein and the assumption of certain liabilities relating to the P&C Businesses, on the terms and conditions more fully described therein. Consummation of the transactions contemplated by the Asset Purchase Agreement is conditioned upon consummation of the Merger.

        3. To consider a proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and the Asset Purchase Agreement and to approve the Merger and the Asset Sale.

        4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    In the event the Stockholders of the Company (i) vote in favor of the proposal to approve and adopt the Merger Agreement and approve consummation of the Merger but vote against the proposal to approve and adopt the Asset Purchase Agreement and approve consummation of the Asset Sale or (ii) vote in favor of the proposal to approve and adopt the Asset Purchase Agreement and approve consummation of the Asset Sale but vote against the proposal to approve and adopt the Merger Agreement and approve consummation of the Merger, neither transaction will be consummated. Subject to certain conditions, holders of approximately 45% of the Shares of the Company have agreed with MDC to vote their Shares in favor of approval and adoption of the Merger Agreement, the Merger, the Asset Purchase Agreement and the Asset Sale.

    The items of business to be considered at the Special Meeting are more fully described in the proxy statement (the "Proxy Statement") and Notice of Special Meeting of Stockholders accompanying this letter. Details of the Merger Agreement, the Merger, the Asset Purchase Agreement, the Asset Sale and other important information concerning the Company appear in the accompanying Proxy Statement. Please give this material your careful attention.

    For the reasons set forth in the attached Proxy Statement, the Board of Directors of the Company, based on the unanimous recommendation of the two non-interested directors and of a special committee of the Board of Directors, has approved the Merger Agreement and the Asset Purchase Agreement and consummation of the Merger and the Asset Sale and has determined that the Merger is fair and in the best interests of the Company and its unaffiliated Stockholders and recommends a vote by the Stockholders of the Company for approval and adoption of the Merger Agreement and the Asset Purchase Agreement and approval of consummation of the Merger and the Asset Sale. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon consummation of the Asset Sale.


    Accordingly, whether or not you plan to attend the Special Meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely,
Thomas C. Wyckoff
Assistant Secretary
Elmira, New York
[           ], 1998

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        ARTISTIC GREETINGS INCORPORATED
                                ONE KOMER CENTER
                             ELMIRA, NEW YORK 14902

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD [           ], 1998

TO THE STOCKHOLDERS OF
ARTISTIC GREETINGS INCORPORATED:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Artistic Greetings Incorporated, a Delaware corporation
(the "Company"), will be held at [         ], New York, New York, on
[           ], 1998, at 10 a.m., Eastern time, for the following purposes:

        1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), attached as Annex I to the accompanying Proxy Statement, dated as of December 21, 1997, among MDC Communications Corporation, an Ontario, Canada corporation ("MDC"), AGI Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of MDC ("Newco"), and the Company, and to approve consummation of the merger of Newco with and into the Company (the "Merger"), pursuant to which (a) the Company will be the surviving corporation and will become a wholly-owned subsidiary of MDC and (b) each outstanding share of common stock, par value $0.10 per share (the "Shares"), of the Company (other than stock of the Company owned by the Company, MDC or any of their respective subsidiaries) will be converted into the right to receive $5.70 in cash (the "Merger Consideration"), without interest. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon consummation of the Asset Sale described below.

        2. To consider and vote upon a proposal (the "Asset Sale Proposal") to approve and adopt the Asset Purchase Agreement (the "Asset Purchase Agreement"), attached as Annex II to the accompanying Proxy Statement, dated as of December 21, 1997, between Artistic Direct Incorporated, a New York corporation ("ADI"), and the Company, and to approve the sale (the "Asset Sale") of certain assets relating to the personalized product and catalog businesses of the Company (the "P&C Businesses") for the consideration set forth therein and the assumption of certain liabilities relating to the P&C Businesses, on the terms and conditions more fully described therein. Consummation of the transactions contemplated by the Asset Purchase Agreement is conditioned upon consummation of the Merger.

        3. To consider a proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and the Asset Purchase Agreement and to approve the Merger and the Asset Sale.

        4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    In the event the Stockholders of the Company (i) vote in favor of the proposal to approve and adopt the Merger Agreement and approve consummation of the Merger but vote against the proposal to approve and adopt the Asset Purchase Agreement and approve consummation of the Asset Sale or (ii) vote in favor of the proposal to approve and adopt the Asset Purchase Agreement and approve consummation of the Asset Sale but vote against the proposal to approve and adopt the Merger Agreement and approve consummation of the Merger, neither transaction will be consummated. Subject to certain conditions, holders of approximately 45% of the Shares of the Company have agreed with MDC to vote their Shares in favor of approval and adoption of the Merger Agreement, the Merger, the Asset Purchase Agreement and the Asset Sale.

    Only Stockholders of record at the close of business on [           ], 1998,
will be entitled to notice of, and to vote at, the Special Meeting.

    All Stockholders are cordially invited to attend the Special Meeting in person; however, to ensure your representation at the Special Meeting you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

    Under Delaware law, Stockholders of the Company are entitled to appraisal rights in connection with the Merger.

                                          By Order of the Board of Directors
                                          Thomas C. Wyckoff
                                          Assistant Secretary

Dated: [           ], 1998

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
  Purpose of the Special Meeting...........................................................................           1
  Voting at the Special Meeting............................................................................           1
  Proxies..................................................................................................           2
  Proxy Solicitation.......................................................................................           2
  Other Matters to Be Considered...........................................................................           2
FORWARD-LOOKING STATEMENTS.................................................................................           2
SUMMARY....................................................................................................           3
SPECIAL FACTORS............................................................................................           8
  Background of the Merger.................................................................................           8
  Recommendation of the Company's Board of Directors.......................................................          11
  Perspective of ADI and Messrs. Wyckoff, Komer and Weiss..................................................          12
  Opinion of Financial Advisor.............................................................................          13
  Interests of Certain Persons.............................................................................          16
  Certain Effects of the Consummation of the Merger........................................................          16
  Certain Effects of the Asset Sale........................................................................          17
  Plans for the Company After the Merger...................................................................          17
  Projections of Future Operations.........................................................................          17
THE MERGER AGREEMENT.......................................................................................          19
THE ASSET PURCHASE AGREEMENT...............................................................................          26
THE STOCKHOLDERS AGREEMENT.................................................................................          29
SECURITY OWNERSHIP OF CERTAIN PERSONS......................................................................          31
SOURCE AND AMOUNT OF FUNDS; EXPENSES.......................................................................          33
PRICE RANGE OF SHARES AND DIVIDENDS........................................................................          34
RIGHTS OF OBJECTING STOCKHOLDERS...........................................................................          34
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................          37
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................          40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          41
BUSINESS OF THE COMPANY....................................................................................          47
CERTAIN INFORMATION CONCERNING MDC, NEWCO AND ADI..........................................................          54
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING..............................................................          54
POSTPONEMENT OR ADJOURNMENT OF SPECIAL MEETING.............................................................          54
OTHER MATTERS..............................................................................................          55
INDEMNIFICATION FOR FEDERAL SECURITIES LAW VIOLATIONS......................................................          55
AVAILABLE INFORMATION......................................................................................          55



SCHEDULE I      --Certain Information Regarding the Filing Persons
ANNEX I         --Agreement and Plan of Merger
ANNEX II        --Asset Purchase Agreement
ANNEX III       --Stockholders Agreement
ANNEX IV        --Opinion of PaineWebber Incorporated
ANNEX V         --Text of Section 262 of the General Corporation Law of the State of Delaware
ANNEX VI        --Annual Report of the Company on Form 10-K for the year ended December 31,
                1997

                                  INTRODUCTION

    This Proxy Statement is being furnished to the Stockholders of Artistic Greetings Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting of Stockholders of the Company to be held
on [          ], 1998 (the "Special Meeting").

    This Proxy Statement and accompanying Notice of Special Meeting of
Stockholders and form of proxy are being mailed on or about [          ], 1998
to holders of shares (the "Stockholders") of Common Stock of the Company entitled to notice of, and to vote at, the Special Meeting.

PURPOSE OF THE SPECIAL MEETING


    At the Special Meeting, the Stockholders of the Company are being asked to consider and vote upon the approval of the Merger Proposal and the Asset Sale Proposal (each as defined herein). The Merger Proposal involves the merger of AGI Acquisition Co., a Delaware corporation ("Newco") and a wholly owned subsidiary of MDC Communications Corporation, an Ontario, Canada corporation ("MDC"), with and into the Company (the "Merger"), in accordance with an Agreement and Plan of Merger, dated as of December 21, 1997 (the "Merger Agreement"), by and among the Company, MDC and Newco, as a result of which (i) the Company will be the surviving corporation and will become a wholly owned subsidiary of MDC, and (ii) each outstanding share of common stock, par value $0.10 per share (the "Shares") (other than stock of the Company owned by the Company, MDC or any of their respective subsidiaries), will be converted into the right to receive $5.70 in cash (the "Merger Consideration"), without interest. The Asset Sale Proposal involves the asset sale (the "Asset Sale") by the Company in accordance with the Asset Purchase Agreement, dated as of December 21, 1997 (the "Asset Purchase Agreement"), by and among the Company and Artistic Direct Incorporated, a New York corporation ("ADI"), as a result of which the Company will sell certain assets, and ADI will assume certain liabilities, relating to the personalized product and catalog businesses (the "P&C Businesses") of the Company. ADI was formed by Thomas C. Wyckoff, Chief Operating Officer of the Company, for the purpose of effecting the Asset Sale to ADI. Mr. Stuart Komer (the Chairman of the Board of Directors of the Company), Mr. Morry Weiss (a member of the Board of Directors of the Company) and Mr. Thomas C. Wyckoff (Chief Operating Officer of the Company) will be the principal equity investors in ADI, with Mr. Wyckoff contributing $250,000, for a 64% interest in ADI, and Messrs. Komer and Weiss each contributing $500,000 for an 18% interest in ADI. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon consummation of the Asset Sale and consummation of the transactions contemplated by the Asset Purchase Agreement is conditioned upon consummation of the Merger.


VOTING AT THE SPECIAL MEETING

    The Board of Directors of the Company has fixed the close of business on
         [ ], 1998 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of the Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were [ ] Shares outstanding and entitled
to vote, held by approximately [    ] Stockholders of record.

    Pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), the affirmative vote of holders of at least a majority of all of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement, the Merger, the Asset Sale Agreement and the Asset Sale. At the time of entering into the Merger Agreement, MDC entered into a Stockholders Agreement (the "Stockholders Agreement") with American Greetings Corporation ("AGC") and Stuart Komer pursuant to which, subject to certain conditions, AGC and Mr. Komer agreed with MDC to vote 2,250,000 and 371,786 Shares of the Company, respectively, for the Merger Proposal and the Asset Sale Proposal. Such Shares constitute approximately 45% of the outstanding Shares. See "THE STOCKHOLDERS AGREEMENT."

    Any Shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of votes "AGAINST" the Merger Proposal and the Asset Sale Proposal.

PROXIES

    Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares represented by properly executed proxies received by the Company and not revoked as described in the following paragraph will be voted at the Special Meeting in accordance with the instructions contained herein. If instructions are not contained therein, proxies will be voted "FOR" approval of the Merger Proposal and "FOR" approval of the Asset Proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Assistant Secretary of the Company written notice of such revocation bearing a later date than the proxy, (b) by duly executing a subsequent proxy relating to the same Shares and delivering it to the Assistant Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Thomas C. Wyckoff, Assistant Secretary, Artistic Greetings Incorporated, One Komer Center, P.O. Box 1999, Elmira, New York 14902-1999.

PROXY SOLICITATION

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation, other than this solicitation, by use of the mails will be made in connection with this solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of Shares held of record by them, and such custodians will be reimbursed for their expenses.

    All information in this Proxy Statement concerning MDC and Newco has been supplied by MDC. All information in this Proxy Statement concerning ADI has been supplied by ADI. All other information herein has been supplied by the Company.

OTHER MATTERS TO BE CONSIDERED

    It is not anticipated that any matters other than the approval of the Merger Proposal and the approval of the Asset Sale Proposal will be brought before the Special Meeting. The Bylaws of the Company provide that no business may be transacted at a special meeting of Stockholders unless it is included in the notice of the meeting. However, if any other matter should properly come before the meeting, proxies will be voted in the discretion of the persons named in the enclosed proxy.


                           FORWARD-LOOKING STATEMENTS


    The Company has made forward-looking statements in this document (including disclosure that are incorporated by reference herein) that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under "SPECIAL FACTORS--Background of the Merger," "SPECIAL FACTORS--Plans for the Company After the Merger" and "SPECIAL FACTORS--Projections of Future Operations" and those preceded or followed by or that include the words "believes," "expects," "anticipates" or similar expressions. There can be no assurance that (i) the Company and its Board have correctly identified and assessed all of the factors affecting the Company's businesses; (ii) the publicly available and other information with respect to these factors on which the Company and its Board have based their analyses is complete and correct; or (iii) the Company's strategy, and its Board's analyses are correct; or (iv) the Company's strategy, which is based in part on these analyses, will be successful.

                                    SUMMARY

    This summary has been prepared to assist Stockholders of the Company, in their review of the proposal (the "Merger Proposal"), described in detail in this proxy statement (the "Proxy Statement"), to approve the Merger Agreement and the Merger of Newco with and into the Company in accordance with the Merger Agreement, as a result of which (i) the Company will be the surviving corporation and will become a wholly owned subsidiary of MDC, and (ii) each outstanding Share of common stock (the "Common Stock") (other than stock of the Company owned by the Company, MDC or any of their respective subsidiaries) will be converted into the right to receive $5.70 in cash without interest; and to assist the Company's Stockholders in their review of the proposal (the "Asset Sale Proposal"), described in detail in the attached Proxy Statement, to approve the Asset Purchase Agreement and the Asset Sale by the Company in accordance with the Asset Purchase Agreement, as a result of which the Company will sell certain assets, and ADI will assume certain liabilities, relating to the P&C Businesses of the Company. Consummation of the transactions contemplated by the Merger Agreement is conditioned upon consummation of the Asset Sale and consummation of the transactions contemplated by the Asset Purchase Agreement is conditioned upon consummation of the Merger.

    The Proxy Statement and the accompanying Notice of Special Meeting and form
of proxy are first being mailed on or about [           ], 1998 to Stockholders
entitled to notice of and to vote at the Special Meeting of Stockholders of the
Company to be held on [           ], 1998.

    This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger or to the Asset Purchase Agreement or the proposed Asset Sale and is qualified in all respects by reference to the detailed explanation contained in this Proxy Statement and the Annexes hereto. Stockholders are urged to review carefully the entire Proxy Statement, including the Annexes. Cross references in this summary are to captions in the Proxy Statement.

PURPOSE OF SPECIAL MEETING......  To vote upon the Merger Proposal and Asset Sale Proposal.
                                  See "INTRODUCTION--Purpose of the Special Meeting."

DATE AND TIME OF SPECIAL
  MEETING.......................  [           ], 1998 at 10 a.m., Eastern time

PLACE OF MEETING................  [           ], New York, New York

RECORD DATE.....................  [           ], 1998

NUMBER OF OUTSTANDING SHARES OF
  STOCK ENTITLED TO VOTE........  5,843,406 Shares

APPROXIMATE NUMBER OF OWNERS OF
  RECORD OF SHARES OF STOCK.....  550

MERGER TERMS....................  As a result of the Merger, the Company will become a wholly owned subsidiary of MDC, and each outstanding Share will be converted into the right to receive $5.70 per
                                  Share in cash (the "Merger Consideration"). See "THE
                                  MERGER AGREEMENT." Consummation of the Merger is
                                  conditioned upon consummation of the Asset Sale described
                                  below.

ASSET SALE TERMS................  In the Asset Sale, the Company will sell certain assets and transfer certain liabilities of the Company relating
                                  to the P&C Businesses to ADI. See "THE ASSET PURCHASE
                                  AGREEMENT."

INTEREST OF CERTAIN PERSONS.....  ADI was formed by Thomas C. Wyckoff, Chief Operating
                                  Officer of the Company, for the purpose of effecting the
                                  Asset Sale to ADI. Mr. Stuart Komer (the Chairman of the
                                  Board of Directors of the Company), Mr. Morry Weiss (a
                                  member of the Board of Directors of the Company) and Mr.
                                  Thomas C. Wyckoff (Chief Operating Officer of the Company)
                                  will be the principal equity investors in ADI. See
                                  "SPECIAL FACTORS--Interests of Certain Persons." Pursuant
                                  to the Asset Purchase Agreement, the Company has agreed to pay the costs and expenses of ADI in connection with the
                                  transactions contemplated by the Asset Purchase Agreement, other than certain of the fees and expenses of financing
                                  sources. See "SOURCE AND AMOUNT OF FUNDS; EXPENSES."

VOTING RIGHTS...................  The close of business on [           ], 1998 has been
                                  fixed as the Record Date for determining holders of Common
                                  Stock entitled to notice of and to vote at the Special
                                  Meeting. Each share of Common Stock outstanding on the
                                  Record Date is entitled to one vote at the Special
                                  Meeting. As of the Record Date, 5,843,406 shares of Common
                                  Stock were outstanding and held of record by approximately
                                  550 holders. The presence, in person or by proxy, of the
                                  holders of a majority of the shares of Common Stock
                                  entitled to vote at the Special Meeting is necessary to
                                  constitute a quorum for the transaction of business of the meeting.

                                  Any proxy given by a stockholder may be revoked by the
                                  stockholder at any time, prior to the voting of the proxy, by delivering a written notice to the Assistant Secretary
                                  of the Company, by executing and delivering a later-dated
                                  proxy or by attending the meeting and voting in person.
                                  Unless contrary instructions are indicated on the proxy
                                  card, all Shares represented by valid proxies will be
                                  voted "FOR" the Merger Proposal and "FOR" the Asset Sale
                                  Proposal. See "INTRODUCTION--Voting at the Special Meet-
                                  ing."

REQUIRED VOTE...................  The affirmative vote of the holders of a majority of the outstanding Shares is required for approval of the Merger
                                  Proposal and for approval of the Asset Sale Proposal. See
                                  "INTRODUCTION-- Voting at the Special Meeting."

VOTING AGREEMENT OF CERTAIN
  PRINCIPAL STOCKHOLDERS........  AT THE TIME OF ENTERING INTO THE MERGER AGREEMENT, MDC
                                  ENTERED INTO A STOCKHOLDERS AGREEMENT WITH AGC AND MR.
                                  KOMER PURSUANT TO WHICH, SUBJECT TO CERTAIN CONDITIONS,
                                  AGC AND MR. KOMER AGREED TO VOTE 2,250,000 AND 371,786
                                  SHARES OF COMMON STOCK, RESPECTIVELY, FOR APPROVAL OF THE
                                  MERGER PROPOSAL AND THE ASSET SALE PROPOSAL. SEE "THE
                                  STOCKHOLDERS AGREEMENT." SUCH SHARES CONSTITUTE
                                  APPROXIMATELY 45% OF THE OUTSTANDING SHARES.

EFFECTIVE TIME OF THE MERGER....  The Merger is expected to become effective as of the date and time (the "Effective Time") of the filing of an
                                  appropriate Certificate of Merger with the Secretary of
                                  State of the State of Delaware, which is anticipated to
                                  occur as soon as practicable after the approval and
                                  adoption of the Merger Agreement by the Company's
                                  Stockholders and the satisfaction or waiver of the other
                                  conditions to the Merger stated in the Merger Agreement,
                                  including consummation of the Asset Sale. See "THE MERGER
                                  AGREEMENT."

BACKGROUND OF THE MERGER........  For a description of the events leading to the approval and adoption of the Merger Agreement and the Asset
                                  Purchase Agreement by the Board, see "SPECIAL
                                  FACTORS--Background of the Merger."

RECOMMENDATION OF THE COMPANY'S
  BOARD OF DIRECTORS............  The Company's Board of Directors (the "Board"), based on the unanimous recommendation of the two non-interested
                                  directors of the Company and of a special committee (the
                                  "Special Committee") of the Board consisting of Messrs.
                                  Komer, Edelcup, Goodridge and Weiss (of which Messrs.
                                  Komer and Weiss are both equityholders of ADI), has
                                  approved the Merger, the Merger Agreement, the Asset
                                  Purchase Agreement and the Asset Sale, has determined that the Merger and the Asset Sale, taken together are fair to
                                  and in the best interests of the Company's unaffiliated
                                  Stockholders and recommends that the Stockholders vote
                                  "FOR" the Merger Proposal and the Asset Sale Proposal. See
                                  "SPECIAL FACTORS--Recommendation of the Company's Board of
                                  Directors."

PERSPECTIVE OF ADI AND MESSRS.
  WYCKOFF, KOMER AND WEISS......  Each of ADI and Messrs. Wyckoff, Komer and Weiss adopts the analyses of the Company's Board of Directors under
                                  "--Recommendation of the Company's Board of Directors."
                                  Based on the foregoing, each of ADI and Messrs. Wyckoff,
                                  Komer and Weiss are of the opinion that the Merger and the
                                  Asset Sale, taken together, is fair to unaffiliated
                                  Stockholders.

                                  Each of Messrs. Wyckoff, Komer and Weiss intend to vote
                                  all of the shares of the Company's Stock that they own for approval of the Merger Proposal and the Asset Sale
                                  Proposal.

                                  However, each of ADI and Messrs. Wyckoff, Komer and Weiss
                                  did not perform any independent investigation or analysis
                                  with respect thereto, and, accordingly, do not make any
                                  recommendation to any Stockholder with respect to the
                                  Merger and the Asset Sale. In addition, Stockholders
                                  should be aware that the objective of ADI during the
                                  negotiation of the Asset Sale was to obtain the best
                                  possible terms for itself and its stockholders rather than for the Company and its Stockholders. Accordingly,
                                  Stockholders are cautioned not to rely upon the views of
                                  ADI or Messrs. Wyckoff, Komer and Weiss with respect to
                                  the Merger and Asset Sale.

OPINION OF FINANCIAL ADVISOR....  PaineWebber Incorporated, the Company's financial advisor
                                  ("PaineWebber"), has delivered to the Board its written
                                  opinion dated [        ], 1998, a copy of which is
                                  attached hereto as Annex IV, that, as of such date and on
                                  the basis of and subject to the matters set forth therein, the Merger Consideration to be received by the
                                  unaffiliated Stockholders of the Company is fair to the
                                  unaffiliated Stockholders of the Company from a financial
                                  point of view. See "SPECIAL FACTORS--Opinion of Financial
                                  Advisor."

RIGHTS OF OBJECTING
  STOCKHOLDERS..................  Under the DGCL, Stockholders who do not vote in favor of the Merger and file demands for appraisal prior to the
                                  stockholder vote on the Merger Agreement, upon the
                                  consummation of the Merger, have the right to obtain a
                                  cash payment for the "fair value" of their shares of
                                  Common Stock. In order to exercise such rights, a
                                  stockholder must comply with all of the procedural
                                  requirements of Section 262 ("Section 262") of the DGCL, a description of which is provided in "Rights of Objecting
                                  Stockholders" herein and the full text of which is
                                  attached to this Proxy Statement as Annex V. Such "fair
                                  value" will be determined in judicial proceedings, the
                                  result of which cannot be predicted. Failure to take any
                                  of the steps required under Section 262 may result in a
                                  loss of such dissenter's rights. See "RIGHTS OF OBJECTING
                                  STOCKHOLDERS."

CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER....  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction to the Stockholders for U.S.
                                  Federal income tax purposes under the Internal Revenue
                                  Code of 1986, as amended (the "Code"), and may be a
                                  taxable transaction for foreign, state and local income
                                  tax purposes as well. Stockholders should consult their
                                  own tax advisors regarding the U.S. Federal income tax
                                  consequences of the Merger, as well as any tax
                                  consequences under state, local or foreign laws. See
                                  "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."


    A STOCKHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED TO APPROVE THE MERGER AGREEMENT AND THE MERGER AND THEREFORE TO HAVE WAIVED HIS DISSENTERS' RIGHTS. NEITHER A VOTE AGAINST, NOR AN ABSTENTION, NOR A FAILURE TO VOTE WITH REGARD TO THE MERGER AGREEMENT AND THE MERGER WILL CONSTITUTE A TIMELY WRITTEN OBJECTION TO THE MERGER. SEE "RIGHTS OF OBJECTING STOCKHOLDERS" IN THIS PROXY STATEMENT FOR A MORE COMPLETE DISCUSSION OF STOCKHOLDERS' APPRAISAL RIGHTS.

    THE BOARD, BASED ON THE UNANIMOUS RECOMMENDATION OF THE TWO NON-INTERESTED DIRECTORS AND THE SPECIAL COMMITTEE, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL AND "FOR" THE ASSET SALE PROPOSAL.

    STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND TO CONSULT WITH THEIR PERSONAL FINANCIAL AND TAX ADVISORS.

    THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT [           ], 1998.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

    NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY, MDC, NEWCO OR ADI SINCE THE DATE HEREOF.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    The Company has considered continued growth in its revenues and earnings as a key objective of its strategic planning, while recognizing the relatively high-cost, low-margin nature of its principal businesses and the competitive nature of their markets. In that context, and also taking into account the shifting mix of the Company's business and other market factors, the Board has from time to time reviewed the Company's strategic planning, including the possibility of making acquisitions or divestitures of certain of its businesses. Since the acquisition of Valcheck in May of 1995, the Company has explored potential strategic combinations with other industry participants in its business lines including, in the summer of 1996, approaching MDC to inquire whether MDC was interested in disposing of certain of its businesses.

    In September 1996, a representative of MDC contacted members of the Board and made them aware of the interest of MDC in effecting a possible business combination with the Company. In response to this contact, and in the context of a general review of strategic alternatives, certain members of the Board met with several financial advisors and selected PaineWebber to serve the Company in such capacity. The Company also executed a confidentiality agreement with MDC on October 21, 1996. On October 24, 1996, a meeting of the Board convened to review the contacts with MDC and discuss with legal counsel and PaineWebber the options available to the Company. At that meeting representatives of PaineWebber advised the Board that the Company was engaged in highly competitive businesses in relatively slow growth markets, that there was a good fit between the businesses of the Company and the businesses of MDC, and that a privately negotiated purchase was more likely to yield higher value to the Stockholders of the Company than a public auction process. At that time the Board authorized PaineWebber and management of the Company to prepare certain preliminary financial information to deliver to MDC and to communicate to MDC that the Company was interested in further discussions concerning a possible business combination between MDC and the Company. In early December 1996, PaineWebber delivered to MDC certain financial information concerning the Company and meetings between management of the Company and management of MDC took place in January 1997. In late January 1997, MDC communicated to the Company that it had determined not to pursue further discussions regarding a business combination with the Company at that time.

    At a Board meeting on February 27, 1997, the Board further discussed strategic alternatives available to the Company. At the meeting the Board authorized management of the Company to investigate various means of creating value for the Stockholders of the Company, including the possibility of a management buyout or a sale of the Company. Throughout March and April 1997, management of the Company contacted several possible financial and strategic buyers of the Company. At the request of one potential strategic buyer, management of the Company prepared a management buyout proposal. In late April 1997, the strategic buyer indicated to management of the Company that it had determined not to pursue the management buyout alternative, and the other parties approached had previously indicated that they did not wish to engage in further discussions.


    On April 30, 1997, the Board reviewed with management recent events and discussed strategic alternatives available to the Company. On May 1, 1997, the Board authorized the creation of the Special Committee, consisting of Messrs. Komer, Edelcup, Goodridge and Weiss, to continue discussions with the potential strategic buyer regarding transaction structures other than a management buyout and also to seek out other parties who might be interested in effecting a business combination with the Company. On May 1, 1997, the Special Committee held its first meeting, together with PaineWebber as its financial advisor and outside legal counsel, Cahill Gordon & Reindel. The Special Committee authorized PaineWebber, in conjunction with management of the Company, to prepare a memorandum describing the Company's businesses and containing financial information concerning the Company and to approach, on a confidential basis, strategic and financial parties who might be interested in discussions with the Company regarding a possible business combination.

    During May and June of 1997, an offering memorandum was prepared and approximately eleven entities were approached regarding potential interest in the Company, including both entities which had previously discussed a possible business combination with the Company. Three of the entities contacted, including MDC, indicated interest in pursuing a possible transaction; the remaining entities indicated that, for various reasons, they were not interested in further discussions with the Company. Throughout June and July, MDC and one other potential strategic buyer conducted extensive due diligence of the Company and held numerous meetings to discuss the prospects of the Company's business with members of management. The other third party who had indicated possible interest did not participate in due diligence.

    In late July 1997, the two strategic buyers were each provided the form of a proposed two-step tender offer and merger agreement and were instructed by PaineWebber to submit their highest and best offers on or before August 6, 1997. On August 6, 1997, the Company received a letter of interest from MDC which indicated a preliminary valuation of the Company of $25,000,000 to $35,000,000 or, on a fully diluted basis, a range of approximately $4.80 to $5.95 per Share. The letter of interest contained certain conditions, especially with regard to the P&C Businesses, as to which MDC requested an additional due diligence period prior to furnishing a firm valuation of the Company. The second strategic buyer declined to submit a proposal.

    When requested by PaineWebber to clarify its letter, MDC delivered to the Company a replacement letter of interest, dated August 7, 1997, which indicated a valuation of the Company at $5.00 per Share, conditional upon MDC's satisfaction that the P&C Businesses would generate fiscal 1998 operating earnings of $2,000,000 and certain other conditions. The letter also provided that in lieu of meeting such condition, MDC's valuation of the Company would be $4.25 per Share. The August 7 letter was subject to the same conditions as the August 6 letter, as well as a complete due diligence condition and a requirement that AGC enter into a lock-up agreement.

    The Special Committee met on August 8, 1997 to review the status of discussions. At the meeting PaineWebber discussed with the Special Committee the marketing process conducted for the Company as well as the contents of the letters from MDC. The Special Committee requested management of the Company to prepare a summary of the Company's updated, stand-alone strategic business plan for the next three years. The Special Committee did not then elect to pursue any specific course of action.


    Following the August 8 meeting, members of the Special Committee had numerous discussions with MDC regarding the letters from MDC. MDC communicated to the Special Committee that it did not want to assume the unknown risks of owning the P&C Businesses and of disposing of the P&C Business in a separate transaction following the Merger. The Board also discussed among themselves and with management the Company's updated stand-alone business plan, which focused on increasing the sales of the Company by a combination of cost reductions and the reinvestment of substantially all of the earnings of the Company in advertising for its principal product lines. In order to accommodate MDC, the Special Committee considered other alternatives for the disposal of the P&C Businesses. One such alternative considered was a separate auction of the P&C Businesses. The Special Committee rejected this idea because, in the Special Committee's opinion, the additional length of time such an auction would entail (including customary due diligence analysis by prospective purchasers and contractual negotiations) would have jeopardized the negotiations with MDC. Another alternative considered by the Special Committee was to have representatives of management approach MDC regarding a separate acquisition of the P&C Businesses by management at the time of the Merger, which acquisition would be pursuant to documentation that would allow the Company to receive and accept higher and better offers, subject to a customary break-up fee with expense reimbursement provisions. Mr. Wyckoff informed the Special Committee that he was willing to investigate the possibility of acquiring the P&C Businesses on such a basis. During this time, the Company indirectly heard that a third party might be interested in acquiring the P&C Businesses. For the reasons described above, the Company did not contact this third party, nor did the third party ever directly contact the Company with any proposal.

    In late August and early September, Mr. Wyckoff approached several lending institutions and state agencies seeking financing for such a transaction. Mr. Wyckoff also had discussions with members of the Special Committee as to the value of the P&C Businesses.



    On September 10, 1997, based on preliminary indications of interest from potential financing sources and on prior discussions with members of the Special Committee, Mr. Wyckoff informed MDC that he would be willing to form an entity to purchase the P&C Businesses for $9 million in cash, subject to negotiation regarding the allocation between MDC and such entity of certain liabilities relating to the P&C Businesses. Representatives of MDC then informed PaineWebber that MDC would consider a transaction involving consideration of $5.60 per Share, subject to contemporaneous disposition of the P&C Businesses to Mr. Wyckoff, if the terms included the payment of cash consideration of $9 million and the satisfactory resolution of issues regarding assumption of liabilities and separation of the Company's businesses.



    The Special Committee believed that the $9 million cash consideration was appropriate, based on its own understanding of comparable transactions and the financing available for such transactions, as well as MDC's apparent valuation of the P&C Businesses, in the context of the acquisition of the entire Company, at a maximum of approximately $4.5 million. In addition, the Special Committee also deemed relevant the ability of other possible purchasers, after announcement of any transaction, to request and receive information and make higher and better offers for the P&C Businesses.



    On September 10, 1997, the Special Committee convened to review these discussions. At the conclusion of the meeting, the Board authorized management and its representatives to continue discussions with MDC and Mr. Wyckoff consistent with the proposal described to the Special Committee. Mr. Wyckoff then continued his discussions and negotiations with sources of debt financing and potential equity investors including Messrs. Komer and Weiss. Mr. Wyckoff formed ADI on September 25, 1997.


    On September 30, 1997, in response to recent trading activity in the Company's common stock, the Company issued a press release stating that it was engaged in discussions regarding a possible sale of the Company.


    During the next month, representatives of the Company, MDC and ADI had several discussions regarding the proposed transaction and MDC conducted due diligence of the Company. On October 8, 1997, the Special Committee met to review the status of discussions, including the separate sale of the Company's check and P&C Businesses in a tax-efficient manner. At this meeting, PaineWebber reviewed with the Special Committee analytic methods and preliminary conclusions regarding ranges of value for the Company. Discussions among representatives of the Company, MDC and ADI continued over the next month regarding the proposed transaction. Representatives of ADI and MDC conducted preliminary negotiations regarding the assets and liabilities to be acquired and assumed pursuant to an asset sale, as well as the amount of cash consideration to be paid for the assets, the amount and nature of the liabilities to be assumed by ADI, and the nature of any continuing services to be provided by ADI to the Company. On October 15, 1997 and November 7, 1997, the Company advanced $50,000, or a total of $100,000, to ADI for the payment of expenses other than legal and accounting fees, which advance was evidenced by two promissory notes (the "Notes"), each with an interest rate of 6% from ADI to the Company. ADI also contacted and negotiated with financing sources regarding possible financing for the Asset Sale.


    In November and December, representatives of MDC discussed with representatives of the Company changing the structure of the transaction to a one-step cash merger from a two-step transaction involving a tender offer followed by a merger. Recognizing that such a change would result in the Company's Stockholders receiving payment for their Shares at a later date, representatives of the Company requested that the proposed consideration to be paid in the transaction be increased from $5.60 per Share to $5.70 per Share. MDC agreed to the suggested increase in the per Share consideration. In addition, the representatives of the Company and MDC negotiated regarding the terms of the proposed Stockholders Agreement between MDC, AGC and Mr. Komer, as well as the circumstances under which a break-up fee would become payable to MDC by the Company. During this period, representatives of MDC completed their due diligence analysis of the Company, MDC and ADI negotiated the economic terms of the Asset Purchase Agreement (including the payment of legal and accounting expenses of ADI by the Company and the forgiveness of the Notes by the Company prior to closing), the Company and ADI negotiated the termination and break-up fee provisions of the Asset Purchase Agreement and ADI continued its efforts to obtain definitive debt financing commitments and equity capital for the acquisition of the P&C Businesses, including discussions with Messrs. Komer and Weiss. In addition, during this period, the Company received an indication of interest regarding the purchase of the Company from a third party. Although the Company delivered such third party a copy of the information memorandum concerning the Company, the Company did not receive any proposal from such third party regarding a business combination.



    On December 19, 1997, the Special Committee met to review with ADI commitment letters for the ADI debt financing. Management of ADI discussed with the Special Committee the commitment letter from NationsCredit Commercial Corporation ("NationsCredit") as well as commitments from the State of New York and other public sector entities, and also discussed the equity structure of ADI. Management of ADI informed the Special Committee that it needed to obtain additional commitments for equity capital for NationsCredit to issue its commitment letter. At this time, Messrs. Komer and Weiss each agreed to make an equity investment in ADI of $500,000 for 18% of the fully diluted equity interest of ADI, respectively. Since the equity investments of Messrs. Komer and Weiss potentially placed their interests in conflict with those of the unaffiliated Stockholders, the two remaining non-interested members of the Special Committee acted independently in connection with the approval of the Merger and the Asset Sale.



    Following the Special Committee meeting on December 19, negotiations continued among the Company, MDC and ADI resulting in resolution of the remaining outstanding issues. On December 21, 1997, the Special Committee and the Board met to review the final terms of the proposed Merger Agreement and Asset Purchase Agreement. At this meeting, PaineWebber delivered to the Special Committee its verbal opinion (later confirmed in writing as of the date hereof) that the Merger Consideration to be received by the Stockholders of the Company, other than AGC, pursuant to the Merger was fair to the Stockholders, other than AGC, of the Company from a financial point of view. Messrs. Edelcup and Goodridge, the two non-interested directors on the Special Committee, after reviewing the Merger Agreement, the Merger, the Asset Purchase Agreement and the Asset Sale, unanimously recommended to the Board and the Special Committee the approval each of these agreements. At this meeting, the Board of Directors, based on the unanimous recommendation of the two remaining non-interested directors and of the Special Committee, voted to approve the Merger Agreement, the Merger, the Asset Purchase Agreement and the Asset Sale for the reasons set forth below under "--Recommendation of the Company's Board of Directors" and to recommend that Stockholders vote to approve and adopt the Merger Agreement, the Merger, the Asset Purchase Agreement and the Asset Sale.


    On December 21, 1997, the Company and MDC executed the Merger Agreement and the Company and ADI executed the Asset Purchase Agreement.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS


    In determining to approve the Merger Agreement and to recommend the Merger, the Board considered the following material factors:


        (i) the Board's uncertainty regarding the prospects of the Company for high-level growth in future revenues and earnings, based upon each of the Company's principal businesses operating in relatively low-margin, high cost markets which are characterized by increasing competition for market share;

        (ii) the Board's review of the historical market price of the Shares compared to the price of $5.70 per Share (including such price being a premium of approximately 20.0% to the December 19,

    1997 Share price and approximately 38.0% to the Share price one day prior to the Company's press release on September 30, 1997).


       (iii) the fact that during the last half of 1996 and throughout 1997, the Company's stock had only traded briefly at prices above the per-share Merger Consideration;



        (iv) the private marketing process for the Company conducted by PaineWebber and management of the Company which had failed to elicit other parties interested in acquiring the Company at an acceptable price;


        (v) the lack of third party interest in a business combination with the Company following the September 30 press release of the Company, which stated that the Company was in negotiations regarding a possible sale of the Company;

        (vi) the terms of the Merger Agreement, including provisions which permit the Company to receive unsolicited offers for the Company and the Company's ability to terminate the Merger Agreement to accept an offer that the Board determines to be more favorable to the Stockholders of the Company; and


       (vii) the Special Committee's receipt of an oral presentation by representatives of PaineWebber, which included, among other things, the oral opinion of PaineWebber that the $5.70 per Share Merger Consideration to be received by the Stockholders of the Company, other than AGC, pursuant to the Merger is fair to the Stockholders, other than AGC, of the Company from a financial point of view.



    In determining to approve the Asset Purchase Agreement and to recommend the Asset Sale, the Board considered the following material factors:



        (i) the Board's understanding that MDC would only enter into a transaction providing Stockholders of the Company consideration of $5.70 per Share if the P&C Businesses were separately acquired pursuant to the Asset Purchase Agreement and as contemplated in the Merger Agreement;



        (ii) the terms of the Asset Purchase Agreement, including provisions which permit the Company to receive unsolicited offers on substantially the same basis as the Asset Purchase Agreement, for the P&C Businesses and to terminate the Asset Purchase Agreement to accept an offer that the Board determines to be more favorable to the Stockholders of the Company; and



       (iii) the terms of the Merger Agreement which permit any increase in net cash consideration (pursuant to any other transaction approved by the Board) received by the Company for the P&C Businesses to be distributed to Stockholders as an increase in the per-share consideration to be paid to Stockholders in connection with the Merger.


    The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.


    The Board believes that the Merger and the Asset Sale are procedurally fair because: (1) at every stage of the negotiations, all material documents and all material decisions were reviewed and approved by non-interested directors of the Special Committee; (2) the Special Committee retained and was advised by Cahill Gordon & Reindel, as outside counsel; and (3) the Special Committee retained the Financial Advisor to render a fairness opinion indicating that the Merger Consideration to be received by the unaffiliated Stockholders pursuant to the Merger is fair to the unaffiliated Stockholders from a financial point of view.



    Based upon the foregoing, it is the Board's opinion that the Merger and Asset Sale, taken together, are fair to unaffiliated Stockholders.

    Stockholders should be aware that certain members of the Board and of management have interests which may present them with potential conflicts of interest, and that the Board was aware of these potential conflicts and considered them in making its recommendation and approving the Merger and the Asset Sale. ADI was formed by Thomas C. Wyckoff, Chief Operating Officer of the Company for the purpose of effecting the Asset Sale to ADI. Mr. Stuart Komer (the Chairman of the Board of Directors of the Company), Mr. Morry Weiss (a member of the Board of Directors of the Company) and Mr. Thomas C. Wyckoff (Chief Operating Officer of the Company) will be the principal equity investors in ADI.



PERSPECTIVE OF ADI AND MESSRS. WYCKOFF, KOMER AND WEISS



    Each of ADI and Messrs. Wyckoff, Komer and Weiss adopts the analyses of the Company's Board of Directors above under "--Recommendation of the Company's Board of Directors." Based on the foregoing, each of ADI and Messrs. Wyckoff, Komer and Weiss are of the opinion that the Merger and the Asset Sale, taken together, is fair to unaffiliated Stockholders.



    However, each of ADI and Messrs. Wyckoff, Komer and Weiss did not perform any independent investigation or analysis with respect thereto and, accordingly, do not make any recommendation to any Stockholder with respect to the Merger and the Asset Sale. In addition, Stockholders should be aware that the objective of ADI during the negotiation of the Asset Sale was to obtain the best possible terms for itself and its stockholders rather than for the Company and its Stockholders. Accordingly, Stockholders are cautioned not to rely upon the views of ADI or Messrs. Wyckoff, Komer and Weiss with respect to the Merger and the Asset Sale.


OPINION OF FINANCIAL ADVISOR

    As described under "--Background of the Merger," the Company engaged PaineWebber to act as its exclusive financial advisor in connection with any business combination involving the Company. PaineWebber has delivered to the Special Committee its written opinion dated January 26, 1998, that, as of such date and on the basis of and subject to the matters set forth therein, the Merger Consideration to be received by the Stockholders pursuant to the Merger is fair to the unaffiliated Stockholders from a financial point of view. PaineWebber's opinion is directed to the Special Committee and does not constitute a recommendation to any Stockholder of the Company as to how any such Stockholder should vote on the Merger.

    The full text of the opinion of PaineWebber, dated January 26, 1998, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex IV to this Proxy Statement. Stockholders are urged to read such opinion carefully and in its entirety. The summary of the PaineWebber opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    The Company retained PaineWebber as its financial advisor in connection with the Merger. In connection with such engagement, the Special Committee requested PaineWebber to render an opinion as to whether or not the proposed Merger Consideration (as defined under "INTRODUCTION--Purpose of the Special Meeting") to be received by the Stockholders is fair to the unaffiliated Stockholders from a financial point of view.


    In connection with the Board's consideration of the Merger Agreement, PaineWebber delivered an oral opinion on December 21, 1997 to the effect that, as of such date, and based upon its review and assumptions and subject to the limitations summarized below, the Merger Consideration to be received by the Stockholders, other than AGC, pursuant to the Merger is fair to the Stockholders, other than AGC, from a financial point of view. Subsequently, PaineWebber has reaffirmed and altered its opinion (the "Opinion") on the date hereof, and it now provides as follows: the proposed Merger Consideration to be received by the unaffiliated shareholders of the Company is fair to the unaffiliated shareholders of the Company from a financial point of view. For the purposes of the Opinion, "unaffiliated shareholders" means all of the shareholders of the Company other than AGC and Messrs. Komer, Weiss and Wyckoff. The Opinion was directed to, and prepared at the request of and for the information of, the Special Committee and does not constitute a recommendation to any Stockholder as to how any such Stockholder should vote with respect to the Merger Proposal. It should be understood that subsequent developments may affect the conclusions reached in the Opinion.



    In arriving at its Opinion, PaineWebber, among other things: (i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, Forms 10-Q and the related unaudited financial information for the nine months ended September 30, 1996 and 1997; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company (the "Projections") which were furnished to PaineWebber by the Company; (iii) conducted discussions with members of senior management of the Company concerning its businesses and prospects; (iv) reviewed the historical market prices and trading activity for the Company's stock and compared them with that of certain other publicly traded companies which PaineWebber deemed to be relevant; (v) compared the results of operations of the Company with those of certain other companies which PaineWebber deemed to be relevant; (vi) reviewed the Merger Consideration premium to the historical market prices of the Company's stock and compared them to historical transaction stock premiums paid by acquirors in transactions of similar value; (vii) reviewed the Merger Agreement; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions. PaineWebber summarily reviewed an initial draft copy of the Asset Purchase Agreement focusing solely on its structure and proceeds, however, PaineWebber did not consider, and was not asked to consider, such Asset Purchase Agreement in rendering its Opinion.


    In preparing the Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of the Company and PaineWebber did not assume any responsibility to independently verify such information. With respect to the Projections, PaineWebber assumed, with the Company's consent, that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's management as to the future performance of the Company at the time of such preparation. PaineWebber noted that the Projections provided by the Company's management (i) for the fiscal year ended December 31, 1997 were significantly greater than the actual results for the twelve month period ended September 30, 1997; (ii) had been prepared approximately eight months prior to the delivery of the Opinion; and (iii) had not been updated since that time. PaineWebber did not undertake an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed that (i) the purchase method of accounting will be used; and (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements. The Opinion is based upon economic, monetary and market conditions existing on the date thereof. The Opinion does not address the relative merits of the Merger Proposal and any other transactions or business strategies that may have been discussed by the Special Committee as alternatives to the Merger, or the decision of the Special Committee to proceed with the Merger. In addition, PaineWebber was not requested to, and did not, express any opinion as to the fairness, from a financial point of view, of the Asset Purchase Agreement. The Company did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the Opinion.

    The following paragraphs summarized the significant analyses performed by PaineWebber in arriving at the Opinion.

    MARKETING PROCESS. As part of its analysis in arriving at its Opinion, PaineWebber reviewed and analyzed the results of its marketing process for the Company to potential purchasers. Of the eleven parties contacted, only three indicated interest in the Company in the form of a non-binding bid. Of the bids received, MDC's cash offer was the highest and received the approval of the Company's Board.

    HISTORICAL STOCK PERFORMANCE. PaineWebber reviewed the history of the trading prices and volume for the Shares of the Company's stock. This stock performance review indicated that for the latest twelve months ("LTM") ended December 15, 1997, the low and high trading prices were $3.38 and $5.13, respectively. PaineWebber also reviewed the following stock price averages prior to the Company's public announcement on September 30, 1997 that it was in discussions regarding a possible merger: (i) latest 10 trading day average--$3.63, (ii) latest 30 trading day average--$3.75, (iii) latest 60 trading day average-- $4.28, and (iv) latest 120 day trading day average--$4.63.

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of the Company to the corresponding data of the Comparable Companies (as defined below). The Comparable Companies consisted of Concepts Direct, Inc., Damark International, Inc., Geographics, Inc., Hanover Direct, Inc., Lillian Vernon Corporation and Norwood Promotional Products, Inc. (collectively, the "Comparable Companies").

    PaineWebber reviewed, among other information, the Comparable Companies' multiples of total enterprise value (market value plus total debt and total preferred stock less cash and cash equivalents) to (i) LTM net revenue, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and
(iii) LTM earnings before interest and taxes ("EBIT"). As of December 15, 1997, the Comparable Companies' (i) LTM net revenue multiples ranged from 0.22x to 1.65x; (ii) LTM EBITDA multiples ranged from 5.8x to 34.2x; and, (iii) LTM EBIT multiples ranged from 9.0x to 39.7x. PaineWebber computed the multiples of total enterprise value to (i) LTM net revenue, (ii) LTM EBITDA and (iii) LTM EBIT based on the offer price of $5.70 per share to be 0.38x, 9.0x and 18.0x, respectively.

    PREMIUMS PAID ANALYSIS. PaineWebber analyzed purchase price per share premiums paid by domestic companies in 271 publicly-disclosed cash and stock merger transactions involving the purchase of a majority interest announced and completed between January 1, 1995 and December 1, 1997 with market values between $25.0 million and $100.0 million. This analysis indicated median premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 20.0%, 24.2% and 30.2%, respectively. The implied premiums paid to the Company based on the Merger Consideration of $5.70 per share in cash and the Company's share price one day, one week and four weeks prior to the Company's public announcement on September 30, 1997 was 38.0%, 38.0% and 52.0%, respectively.


    DISCOUNTED CASH FLOW & PERPETUAL GROWTH ANALYSES. PaineWebber analyzed the Company based on discounted cash flow and perpetual growth analyses of the projected financial performance of the Company. Such projected financial performance was based upon the historical financial results of the Company and the Projections provided by the Company's management. As a result of the issues related to the Projections as described above, PaineWebber used a range of discount rates from 20% to 23% in conducting its discounted cash flow analysis. These discount rates were determined through the use of the capital asset pricing model and in conducting its analysis, PaineWebber reviewed with the Company's management, the Company's projected financial performance and the risks associated with the Company's business to derive what it believes are appropriate discount rates and EBITDA perpetuity growth rates. These analyses resulted in a valuation range of $3.70 to $6.93 per share.


    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


    The Company selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.


    Pursuant to an engagement letter between the Company and PaineWebber dated October 4, 1996, PaineWebber will earn a success fee of $500,000 for rendering financial advisory services in connection with the Merger at closing. PaineWebber will earn an opinion fee of $200,000 upon rendering an Opinion which will be credited towards the success fee. In addition, PaineWebber will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger is not approved or otherwise consummated. The Company also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.


    In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of the Company and MDC for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF CERTAIN PERSONS


    Certain members of the Company's management and of the Board may be deemed to have certain interests in the Merger and in the Asset Sale that are in addition to their interests as Stockholders of the Company and which may present them with interests that are in conflict with the unaffiliated Stockholders. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, the Asset Purchase Agreement and the transactions contemplated thereby. ADI was formed by Mr. Thomas C. Wyckoff the Chief Operating Officer of the Company, for the purpose of effecting the Asset Sale to ADI. Mr. Stuart Komer the (Chairman of the Board of Directors of the Company), Mr. Morry Weiss (a member of the Board of Directors of the Company) and Mr. Wyckoff will be the principal equity investors in ADI.



    As a result of the Merger, Messrs. Komer and Joseph A. Calabro (the President of the Company) will be entitled to receive, among other things, severance payments of approximately $1,200,000 and $340,000, respectively, under their existing employment agreements and based upon preliminary estimates of the Company's performance in 1997. Messrs. Wyckoff, Komer and Weiss will be the principal equity investors in ADI, owning 64%, 18% and 18%, respectively, of the outstanding common stock of ADI. Mr. Komer will also have a consulting arrangement with ADI and Mr. Wyckoff will be employed by ADI. Further, Mr. Wyckoff intends to enter into a loan agreement with ADI in the amount of $600,000 on terms to be negotiated with the Board of Directors of ADI. Mr. Wyckoff will also be entitled to other executive compensation benefits as determined by the Board of Directors of ADI. The Company has agreed to pay certain expenses of ADI incurred in connection with the transactions contemplated by the Asset Purchase Agreement, as described under "SOURCE AND AMOUNT OF FUNDS; EXPENSES." Such expenses include the legal and accounting fees of ADI, as well as the reimbursement to ADI of up to $100,000 in other expenses, and such payment would represent assets of the Company utilized by ADI.



    Mr. Thomas C. Wyckoff, along with other executive officers of the Company, has been expending efforts in a circumscribed manner in order to further the effectiveness of the operations of the Company during and subsequent to the transition from the Company to ADI in connection with the Merger Proposal and the Asset Sale Proposal. Tasks such as review of the Proxy Statement, review of financial projections and operating procedures for ADI and other related items would be included as expected to arise in connection with the transaction.


    No persons have been employed, retained or are to be compensated to make solicitations or recommendations in connection with the Merger and the Asset Sale other than the Financial Advisor, who will be rendering a fairness opinion, and legal advisors, who are rendering legal advice.

CERTAIN EFFECTS OF THE CONSUMMATION OF THE MERGER

    As described under "INTRODUCTION--Purpose of the Special Meeting," at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as Stockholders of, the Company. The Shares have continued to be listed on The Nasdaq Stock Market (the "Nasdaq"). Upon consummation of the Merger, the Company intends to delist the Shares, to terminate the registration of Shares under the Exchange Act, thus eliminating the duty of the Company to file reports under the Exchange Act.

CERTAIN EFFECTS OF THE ASSET SALE

    As a result of the Merger, the entire interest of the Company in the P&C Businesses will be owned by ADI, and the current Stockholders will have no continuing interest in such businesses. Therefore, following the Asset Sale, the Stockholders other than those who have an interest in ADI will no longer benefit from any increases in the value of the P&C Businesses and will no longer bear the risk of any decreases in the value of such businesses. Following the Asset Sale, ADI will own 100% of the P&C Businesses and will have complete control over the management and conduct of such businesses, all income generated by the P&C Businesses and any future increase in the value thereof. Similarly, ADI will also bear the risk of any losses incurred in the operation of the P&C Businesses and any decrease in the value of the P&C Businesses.

PLANS FOR THE COMPANY AFTER THE MERGER

    Upon consummation of the Merger, the Company will become a wholly owned subsidiary of MDC. MDC will continue to evaluate the business and operations of the Company, other than the assets and liabilities transferred to ADI under the Asset Purchase Agreement, with a view to enhancing the Company's performance in conjunction with MDC's other businesses.

    Upon consummation of the Asset Sale, the assets and certain liabilities of the Company relating to the P&C Businesses will be transferred to ADI, which will continue to operate the P&C Businesses in Elmira, New York.

    After the Merger, ADI anticipates that it will continue its review of the P&C Businesses and its assets, businesses, operations, properties, policies, corporate structure, dividend policy, capitalization and management. In connection therewith, ADI intends to consider whether any changes would be desirable in light of the circumstances then existing. At this time, ADI intends to continue the operations of the P&C businesses in its current location in Elmira, New York. Effective upon consummation of the Asset Sale and the Merger, it is expected that most of the current management of the Company will be the initial management of ADI and Messrs. Wyckoff, Weiss and Komer will be directors of ADI. Except as otherwise indicated in this Proxy Statement, ADI does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the P&C Businesses, or a sale or transfer of a material amount of assets of the P&C Businesses.



    After consummation of the Merger and the Asset Sale, the Company will no longer be subject to: (i) the periodic reporting obligations of the Exchange Act, (ii) the short swing profit provisions of Section 16 of the Exchange Act, and (iii) the going-private disclosure obligations of Rule 13e-3.


PROJECTIONS OF FUTURE OPERATIONS

    In June 1997, management of the Company prepared projections of the Company's future performance for inclusion in the financial information to be distributed to persons interested in a possible business combination with the Company, including MDC. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither the Company nor its financial advisor assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company, which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections would have been realized, and actual results may vary materially from those shown.

    Set forth below is a summary of the projections. The projections should be read together with the financial statements of the Company referred to or incorporated herein by reference.

                       ARTISTIC GREETINGS INCORPORATED(1)
                        PROJECTED FINANCIAL INFORMATION
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)


                                                                                      YEARS ENDED DECEMBER 31,
                                                                             ------------------------------------------
                                                                               1997       1998       1999       2000
                                                                             ---------  ---------  ---------  ---------
Revenue....................................................................  $   104.1  $   111.2  $   118.7  $   126.2
Gross Profit(2)............................................................  $    63.1  $    67.2  $    71.6  $    76.2
Operating Income...........................................................  $     5.3  $     5.7  $     7.5  $     9.9
Net Income.................................................................  $     2.7  $     3.6  $     4.9  $     6.6
Depreciation & Amortization................................................  $     3.3  $     2.6  $     2.8  $     3.1
EBITDA.....................................................................  $     8.7  $     8.3  $    10.3  $    13.0


------------------------


(1) The Company assumed a 6.5% annual growth rate in revenue and that cost of goods would remain constant at 40% of revenue. Each assumption is premised upon moderate improvement over historical levels. In addition, the Company assumed that advertising costs would remain constant as a percentage of sales.



(2) Excludes depreciation.

                              THE MERGER AGREEMENT


    The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I.


    GENERAL. The Merger Agreement provides for the submission of the Merger Proposal to the Company's Stockholders as promptly as practicable after the consummation of the Merger. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by MDC or Newco. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, are accepted for record by the Secretary of State of the State of Delaware (the time of such filing being referred to as the "Effective Time").

    THE MERGER. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger" and in accordance with the DGCL, at the Effective Time Newco will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by MDC, Newco or their affiliates or held by Stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the DGCL) will be converted into the right to receive an amount in cash equal to the merger consideration per Share paid pursuant to the Merger, without interest.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions by the Company, MDC and Newco: (1) the expiration or termination of any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (2) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the Company, Newco and MDC shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

    CONDITIONS OF THE COMPANY. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions by the
Company: (1) the approval of the Merger Agreement and the adoption of the Merger by the affirmative vote or consent of the holders of a majority of the outstanding Shares in accordance with applicable law and the Company's Certificate of Incorporation; (2) there shall not have occurred any event or circumstances that has had or is reasonably likely to have a Material Adverse Effect, which is defined as any change or effect that is or is reasonably likely to be materially adverse to the business, operations, assets, financial condition or results of operations of the Company, on the Company; (3) all representations and warranties of the Company under the Merger Agreement which are qualified as to materiality shall be true and correct in all respects and all representations and warranties of the Company under the Merger Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Effective Time; (4) the Company shall have performed in all material respects all covenants and agreements required to be performed by it prior to the Effective Time, and (5) MDC shall have received a certificate signed on behalf of the Company by its chief executive officer to the effect set forth in clauses (3) and (4) above.

    CONDITIONS OF MDC AND NEWCO. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions by MDC and
Newco: (1) all conditions under the Asset Purchase Agreement shall have been satisfied or waived and the transactions contemplated thereby shall have been consummated; (2) all representations and warranties of MDC and Newco under the Merger Agreement which are qualified as to materiality shall be true and correct in all respects and all representations and warranties of MDC and Newco under the Merger Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Effective Time; and

(3) MDC and Newco shall have performed in all material respects all covenants and agreements required to be performed by each of them prior to the Effective Time.

    There can be no assurance that all conditions to the Merger will be satisfied.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Stockholders of the
Company:

    (1) by mutual written consent of the Company, Newco and MDC;

    (2) by either the Company, Newco or MDC if any court of competent jurisdiction in the United States or Canada or other United States or Canadian governmental body shall have issued a final order, injunction, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action is or shall have become nonappealable; PROVIDED that this right to terminate the Merger Agreement shall not be available to any party which has not used its reasonable best efforts to cause any such order, injunction, decree, ruling or other action to be lifted;

    (3) by either MDC and Newco or the Company if the Stockholders of the Company fail to adopt and approve the Merger Agreement, the Asset Purchase Agreement, the Merger and the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement at the Special Meeting and any adjournment thereof, by the requisite vote, which is the approval of a majority of the outstanding shares of Common Stock (the "Requisite Vote");

    (4) by the Company if a corporation, partnership, person or other entity or group shall have made a bona fide offer not solicited in violation of the Merger Agreement that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties (i), based upon the advice of the Financial Advisor, is more favorable to the Company's Stockholders than the Merger and (ii), based upon the written advice of outside counsel, must not make or must withdraw or modify its recommendation of the Merger in order to avoid breaching its fiduciary duties under applicable law; PROVIDED, HOWEVER,that such termination under this clause shall not be effective (i) unless MDC or Newco does not, within five business days of receipt of the Company's notification of its intention to enter into a definitive agreement with respect to a superior proposal, make an offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based upon the advice of PaineWebber, is at least as favorable to the Company's Stockholders as the superior proposal and (ii) until the Company has made payment of the full fee and expense reimbursement required by the Merger Agreement;

    (5) by MDC and Newco, if (i) there shall have been a breach of any representation or warranty on the part of the Company that is or will have a Material Adverse Effect on the Company or which materially adversely affects the ability of the Company to consummate the Merger, (ii) there shall have been a breach of any covenant or agreement on the part of the Company which is or will result in a Material Adverse Effect on the Company or materially adversely affects the ability of the Company to consummate the Merger, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the Closing Date, (iii) the Company shall engage in negotiations with any entity or group (other than MDC or Newco) that has proposed a Third Party Acquisition (as defined below), (iv) the Board
(A) shall have withdrawn or modified in a manner adverse to Newco its approval or recommendation of the Merger Agreement or the Merger or shall have recommended another offer or transaction or shall have adopted any resolution to effect any of the foregoing or (B), in response to any tender or exchange offer for more than 20% of the outstanding Common Stock, shall not have recommended rejection of such tender offer or exchange offer within the time periods specified by applicable law, or shall have adopted any resolution to effect any of the foregoing; (v) the existing Asset Purchase Agreement shall have become terminable by the Company and the Company shall not have entered into a substitute Asset Purchase Agreement with another party within two Business Days; or (vi) the Company shall have failed to mail this Proxy Statement as promptly as practicable after the clearance thereof by the SEC or the Company has failed to include in this Proxy Statement the Board's recommendation of the Merger;

    (6) by the Company if (i) there shall have been a breach of any representation or warranty on the part of MDC or Newco which materially adversely affects (or materially delays) the consummation of the Merger or (ii) there shall have been a material breach of any covenant or agreement on the part of MDC or Newco and which materially adversely affects (or materially delays) the consummation of the Merger which shall not have been cured prior to the earliest of (A) ten days following notice of such breach and (B) two business days prior to the Closing Date; or

    (7) by MDC and Newco or the Company if the Merger shall not have been consummated on or before the date that is five months from the date of the Merger Agreement; PROVIDED that this right to terminate the Merger Agreement shall not be available to any party which has not used its reasonable best efforts to cause the Merger to be consummated.


    FEES AND EXPENSES. The Merger Agreement provides that the Company shall pay to MDC upon demand an amount of $600,000 (the "Liquidated Damages") if:



    (1) MDC and Newco terminate the Merger Agreement pursuant to clause (5) of "Termination of the Merger Agreement" and within 18 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof)
(x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination;


    (2) MDC and Newco terminate the Merger Agreement pursuant to clause (5) of "Termination of the Merger Agreement," and within 18 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the Merger Consideration; or


    (3) (A) the Company terminates the Merger Agreement pursuant to clause (4) of "Termination of the Merger Agreement", (B) MDC and Newco or the Company terminate the Merger Agreement pursuant to clause (3) of "Termination of the Merger Agreement" or (C) MDC and Newco terminate this Agreement pursuant to clause (5) of "Termination of the Merger Agreement," the Company shall pay to MDC and Newco either prior to termination in the case of the event described in this section or within one business day following the execution and delivery of such agreement or such occurrence or termination, as the case may be, in the case of the event described in this paragraph, a fee, in cash, of $1,300,000, plus reasonable, documented out-of-pocket third party expenses of MDC and Newco incurred in connection with the transactions contemplated hereby, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such $1,300,000 fee with respect to all such agreements and occurrences and such termination.


    "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than MDC, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company (other than pursuant to the Asset Purchase Agreement);
(iii) the acquisition by a Third Party of 30% of more of the outstanding Shares;
(iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of the Merger Agreement and which is not part of a series of transactions resulting in a change of control.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of Newco's designees to the Board of Directors of the Company pursuant to the terms of the Merger Agreement (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement or the Asset Purchase Agreement, prior to the Effective Time, the Company will not, without the prior written consent of MDC and except as disclosed in a letter to MDC delivered at the time of execution of the Merger Agreement:

    (a) amend its Restated Certificate of Incorporation (or other applicable charter document) or By-Laws;

    (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock) of the Company, other than pursuant to and in accordance with the terms of the Common Stock Equivalents outstanding on the date of the Merger Agreement and listed on Schedule 3.13 of the Merger Agreement;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock;

    (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit and except for short-term debt incurred in the ordinary course of business and consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person in excess of $50,000 in the aggregate (other than investments in marketable securities made in the ordinary course of business of the Company and consistent with past practice);

    (e) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee in any manner, or (except for normal increases in salary or wages of employees who are not officers of the Company in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any current or former director, officer or employee or grant any severance or termination pay or pay any benefit not required by any plan, agreement, trust, fund, policy and arrangement as in effect as of the date of the Merger Agreement;

    (f) except for sales of inventory in the ordinary course of business and consistent with past practice, sell, transfer, lease or otherwise dispose of, or encumber, or agree to sell, transfer, lease, or otherwise dispose of or encumber, any assets, properties, real, personal or mixed not in excess of $50,000 individually;

    (g) enter into any agreements, commitments or contracts, except agreements, commitments or contracts either (i) for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice or (ii) which do not, individually, relate to the making of payments or the provision of services for consideration in excess of $50,000 over the term of any such agreement, commitment or contract;

    (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition (by merger, consolidation or acquisition of assets or securities or any disposition of any assets or securities) of any corporation, partnership or other business organization or division thereof or any change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice or modify or amend the contracts between the parties referred to in the letter referred to above;

    (i) except as previously approved by the Board of Directors of the Company prior to the date of the Merger Agreement and as identified to MDC prior to the date of the Merger Agreement, authorize or commit to make capital expenditures in any calendar month in excess of $100,000; PROVIDED, HOWEVER, that amounts not authorized or committed in any calendar month may be carried forward to future calendar months;

    (j) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be canceled, terminated or materially altered;

    (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice; (l) enter into any hedging, option, derivative or other similar transaction;

    (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

    (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice;

    (o) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

    (p) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

    (q) settle or compromise any pending or threatened suit, action or claim which is material;

    (r) collect receivables or pay payables or purchase inventory or make shipments to customers, other than in the ordinary course of business consistent with past practice;

    (s) modify the amount spent on advertising for the Company as a whole and the allocation between each of the check business and the P&C Businesses from the schedule related thereto previously delivered by the Company to MDC; or

    (t) agree to do any of the foregoing or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect as of the date when made if such action had then been taken.

    BOARD OF DIRECTORS. The Merger Agreement provides that prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to MDC the resignation of such directors of the Company as MDC shall specify, effective at the Effective Time.

    STOCK OPTIONS. The Merger Agreement provides that prior to the consummation of the Merger, the Board shall use its best efforts to cause the terms of all outstanding stock options heretofore granted under any stock option plan of the Company (collectively, the "Stock Plans") to be adjusted to provide that, at the Effective Time, each stock option outstanding immediately prior to the consummation of the Merger shall be canceled and the holder thereof shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation a cash payment of an amount equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Common Stock subject to such stock option, multiplied by (ii) the number of shares of Common Stock for which such stock option shall not theretofore have been exercised.

    Prior to the consummation of the Merger, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are commercially reasonable, subject, if necessary, to obtaining consents of the holders thereof, to carry out the terms of the Merger Agreement and to provide that, on and after the Effective Time, no officer, director or employee of the Company shall have any right to acquire any interest in, any equity security of the Company or any of its subsidiaries.

    INDEMNIFICATION. For six years after the Effective Time, MDC shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company, determined as of the Effective Time, against all losses, claims, damages, expenses or liabilities (collectively, "Costs") (but only to the extent such costs are not otherwise covered by insurance or are not promptly paid by insurance) arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

    For a period of three years after the Effective Time, the Surviving Corporation shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available; PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (which the Company represents and warrants to be not more than $60,000).

    Pursuant to the Merger Agreement, MDC agreed to guarantee each and every one of the obligations of the Surviving Corporation set forth in the foregoing two paragraphs.

    REASONABLE NOTIFICATION. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, the Company shall give prompt notice to MDC of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of the Merger Agreement and prior to the Effective Time, under any contract material to the business, operations, assets or financial condition of the Company to which the Company is a party or is subject. Each of the Company and MDC shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty made by such party contained in the Merger Agreement untrue or (c) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it of the Merger Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to the Merger Agreement shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    PROCEDURE FOR AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that it may be amended by action taken by the Company, MDC and Newco at any time before or after approval of the

Merger by the Stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such Stockholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto. At any time prior to the Effective Time, each party thereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant thereto or (iii) waive compliance by the other party with any of the agreements or conditions contained therein. Any agreement on the part of either party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party to the Merger Agreement to assert any of its rights thereunder shall not constitute a waiver of such rights.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to MDC and Newco with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, labor relations and employment matters, compliance with laws, real property, commission filings, insurance, related party matters, subsidiaries, tax matters, litigation, vote required to approve the Merger Agreement, undisclosed liabilities, information supplied, the absence of any material adverse changes in the Company since December 31, 1996, inapplicability of state takeover statutes, the opinion of the Company's financial advisor and brokers, fees and expenses, intellectual property, environmental matters and contracts. The representations and warranties in the Merger Agreement expire on the day of the closing (the "Closing") of the Merger Agreement.

                          THE ASSET PURCHASE AGREEMENT

    The following is a summary of the material terms of the Asset Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached hereto as Annex II.

    THE ASSET PURCHASE. Upon the terms and subject to the conditions of the Asset Purchase Agreement, at the Closing, ADI will purchase from the Company certain assets and assume certain liabilities of the Company relating to its P&C Businesses, including, without limitation, all related intangible assets, going-concern value and goodwill, as well as the real property (the "Real Property") and leased property (the "Leased Property") of the Company (collectively, the "Assets") (such transactions being referred to herein as the "Asset Sale").


    PURCHASE PRICE. In consideration of the transfer to ADI of the Assets, ADI shall on the Closing Date (a) deliver to the Company $9,000,000 (the "Purchase Price") by wire transfer of immediately available funds, into an account of the Company designated to ADI at least two Business Days prior to the Closing Date (PROVIDED that at the election of the ADI, up to $250,000 of the Purchase Price may be satisfied by delivery to the Company of a junior subordinated promissory note) and (b) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment for: (i) capital expenditures on property, plant and equipment (other than routine maintenance and servicing) in excess of $100,000 per calendar month during the period from the date of the Asset Purchase Agreement through the Closing Date, provided that to the extent that in any calendar month less than $100,000 is so expended, such difference may be carried forward to future calendar months; (ii) the positive difference of approximately $435,333 between (A) Mr. Komer's Severance Payment (as defined in the Asset Purchase Agreement) of $948,000 that would have been due Mr. Komer if the transactions contemplated by the Merger Agreement had occurred prior to December 31, 1997, and (B) Mr. Komer's Severance Payment of approximately $1,050,000 payable at the time of the Merger and (C) $333,333; and (iii) any indemnification payments made by the parties pursuant to the Asset Purchase Agreement.


    ASSUMED LIABILITIES. In addition to payment of the Purchase Price, ADI shall assume at the Closing, and subsequently in due course pay, honor and discharge, (i) all the obligations, debts and liabilities of the Company arising out of or relating to the P&C Businesses or the Assets, (ii) the employment related liabilities as set forth in the Asset Purchase Agreement, (iii) all environmental liabilities of the Company, (iv) the obligations, debts and liabilities set forth in the Asset Purchase Agreement, (v) contingent and unknown liabilities arising out of or relating primarily to the P&C Businesses, the Real Property or the Leased Property, accruing before, on or after the Closing Date, (vi) the liabilities listed on the balance sheet of the Company to the extent set forth in the Asset Purchase Agreement, (vii) liabilities which related to both the P&C Businesses and the businesses of the Company other than the P&C Businesses (the "Joint Liabilities") to the extent provided in the Asset Purchase Agreement and as shall be set forth in the Asset Purchase Agreement, and (viii) the allocable share of Joint Employee Liabilities set forth in the Asset Purchase Agreement, determined on the basis of FTE (full time employee) equivalents (collectively, the "Assumed Liabilities"). The Company shall retain and ADI shall not assume any of the Company's obligations, debts and liabilities set forth in the Asset Purchase Agreement and any other obligations, debts and liabilities other than the Assumed Liabilities (the "Excluded Liabilities").

    INDEMNIFICATION. On and after the Closing Date, the Company shall indemnify and hold ADI and its affiliates harmless against and in respect of all actions, claims, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees of ADI) (collectively, "Damages") relating to (i) the Excluded Liabilities, (ii) the ownership or operation of the Excluded Assets by the Company or any other person following the Closing Date, (iii) the Merger (whether arising from a claim made by a stockholder of the Company or otherwise)
(iv) the representation by the Company regarding broker fees set forth in the Asset Purchase Agreement or (v) the obligations of the Company regarding AGI employees, including, without limitation, employee benefit plans and employment liabilities, as set forth in the Asset Purchase

Agreement. The indemnification provided for in the Asset Purchase Agreement shall terminate and be of no further force and effect two years from the Closing Date. The Company shall not be liable pursuant to the Asset Purchase Agreement for any amounts which in the aggregate exceed $9,000,000.


    On and after the Closing Date, ADI shall indemnify and hold the Company and its affiliates harmless against and in respect of all Damages relating to (i) the Assumed Liabilities, (ii) the ownership or operation of the P&C Businesses or the Assets by ADI or any other person following the Closing Date, (iii) the representation by ADI regarding broker's fees set forth in the Asset Purchase Agreement, (iv) the Deferred Contracts to the extent provided in the Asset Purchase Agreement, or (v) the obligations of ADI regarding the Company employees, including, without limitation, employee benefit plans and employment liabilities, as set forth in the Asset Purchase Agreement. ADI shall not be liable pursuant to the above provisions for any amounts, which in the aggregate exceed $9,000,000.


    CONDITIONS TO THE ASSET PURCHASE AGREEMENT. The respective obligations of each party to effect the Asset Sale are subject to the fulfillment or written waiver at or prior to the Closing Date of the condition that no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Asset Sale, PROVIDED that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

    The obligation of the Company to effect the Asset Sale is subject to the fulfillment at or prior to the Closing of the following additional conditions; PROVIDED that the Company may waive in writing any of such conditions in its sole discretion: (1) ADI shall have performed in all material respects each of its agreements contained in the Asset Purchase Agreement required to be performed on or prior to the Closing, and each of the representations and warranties of ADI contained in the Asset Purchase Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date; (2) ADI shall have furnished to the Company a certificate, dated the Closing, signed by the appropriate officers of ADI, certifying to the effect that to their best knowledge, the conditions set forth in (1) above; (3) ADI shall have made delivery of the Purchase Price; (4) ADI shall have executed and delivered the Assumption Agreement covering the Assumed Liabilities; (5) all conditions precedent to the consummation of the Merger (or any merger pursuant to any successor merger agreement) shall have been satisfied or waived and the parties thereto are ready, willing and able to consummate such transaction immediately after the consummation of the transactions contemplated hereby.

    The obligation of ADI to effect the Asset Sale is subject to the fulfillment at or prior to the Closing of the following additional conditions, PROVIDED that ADI may waive in writing any such conditions in its sole discretion: (1) the Company shall have performed in all material respects each of its agreements contained in the Asset Purchase Agreement required to be performed on or prior to the Closing and each of the representations and warranties of the Company contained in the Asset Purchase Agreement shall be true and correct on and as of the Closing as if made on and as of such date; (2) the Company shall have furnished to ADI a certificate, dated the Closing, signed by the appropriate officers of the Company, certifying to the best of their knowledge, the conditions set forth in (1) above have been satisfied; (3) there shall not have occurred any Material Adverse Change with respect to the P&C Businesses between the date hereof and the Closing Date; (4) the Company shall have executed and delivered the Bill of Sale and Assignment covering the Assets set forth in the Annexes to the Asset Purchase Agreement and the Assumed Contracts and Leased Property Lease Agreements in the Annexes to the Asset Purchase Agreement; (5) the Company shall have executed and delivered the Warranty Deed covering the Real Property relating to the Real Property; (6) the Company shall have executed and delivered the Limited Liability Company Agreement conveying the trademarks and other intellectual property rights to be conveyed; (7) ADI shall have obtained title commitments for title insurance on the Real Property; (8) the Company shall have endorsed and delivered the title certificates to the Assets described in the Annexes to the Asset Purchase Agreement; and (9) the Company shall have executed and delivered the Trademark Assignment Agreement conveying the trademarks to be conveyed as described on the Annexes to the Asset Purchase Agreement.

    TERMINATION. The Asset Purchase Agreement may be terminated at any time prior to the Closing Date as follows: (a) by the mutual written consent of the Company and ADI; (b) by the Company or ADI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, injunction, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated thereby, and such order, injunction, decree, ruling or other action is or shall have become nonappealable, PROVIDED that the right to terminate the Asset Purchase Agreement shall not be available to any party which has not used its reasonable best efforts to cause any such order, injunction, decree, ruling or other action to be lifted; (c) by either the Company or ADI if the Stockholders of the Company fail to adopt and approve the Asset Purchase Agreement and the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement and the Merger Agreement at the special meeting contemplated by the Merger Agreement by the Requisite Vote; (d) by the Company if a corporation, partnership, person or other entity or group shall have made a bona fide offer not solicited in violation of the Asset Purchase Agreement that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties is more favorable to the Company's Stockholders than the transactions contemplated hereby; PROVIDED, HOWEVER, that such termination shall not be effective until the Company has made payment to ADI of the full fee and expense reimbursement required by the Asset Purchase Agreement;
(e) by ADI, if (i) there shall have been a breach of any representation or warranty on the part of the Company that is or will have a Material Adverse Effect on the P&C Businesses or which materially adversely affects the ability of the Company to consummate the transactions contemplated hereby or (ii) there shall have been a breach of any covenant or agreement on the part of the Company which is or will result in a Material Adverse Effect on the Company or the P&C Businesses or materially adversely affects the ability of the Company to consummate the transactions contemplated thereby, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and
(B) two Business Days prior to the Closing Date or (iii) the Board shall have withdrawn or modified in a manner adverse to ADI its approval or recommendation of the Asset Purchase Agreement or shall have adopted any resolution to effect the foregoing; (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of ADI which materially adversely affects (or materially delays) the consummation of the transaction contemplated thereby or (ii) there shall have been a material breach of any covenant or agreement on the part of ADI and which materially adversely affects (or materially delays) the consummation of the transaction contemplated hereby which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two Business Days prior to the Closing Date; or (g) by the Company or ADI if the Merger Agreement shall have been terminated unless the Company shall have entered into another merger agreement substantially in the form of the Merger Agreement and approved by the Board of Directors of the Company.

    CERTAIN PAYMENTS. (i) If ADI terminates the Asset Purchase Agreement as described above in clause (e) of "Termination" and within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or (ii) ADI terminates the Asset Purchase Agreement as described above in clause (e) of "Termination," and within 18 months thereafter a Third Party Acquisition shall occur involving a consideration in excess of the Purchase Price; or (iii) the Company terminates the Asset Purchase Agreement as described above in clause (d) of "Termination," the Company shall pay to ADI either prior to termination in the case of the event described in clause (iii) above or within one Business Day following the execution and delivery of such agreement or such occurrence or termination, as the case may be, in the case of an event described in the Asset Purchase Agreement $360,000 plus the unreimbursed, reasonable documented out-of-pocket third party expenses of ADI incurred in connection with the transactions contemplated by the Asset Purchase Agreement as liquidated damages immediately upon such termination (the "Termination Fee"), in cash; PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences.

    THIRD PARTY ACQUISITION means the acquisition by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or entity other than ADI of all or a material portion of the Assets or the P&C Businesses.

                           THE STOCKHOLDERS AGREEMENT

    MDC, AGC and Mr. Komer entered into the Stockholders Agreement.

    The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached hereto as Annex III.

    COVENANTS OF EACH STOCKHOLDER. Each Stockholder has agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the termination of the Stockholders Agreement, each Stockholder, severally and not jointly, agrees as follows: (a) at any meeting of Stockholders of the Company called to vote upon the Merger, the Merger Agreement, the Asset Purchase or the Asset Purchase Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement, the Asset Purchase or the Asset Purchase Agreement is sought, such Stockholder shall vote (or cause to be voted) the subject Shares in favor of the Merger and the Asset Purchase, the adoption by the Company of the Merger Agreement and the Asset Purchase Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and the Asset Purchase Agreement; (b) at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of a material amount of assets (other than the Asset Purchase Agreement and the Asset Purchase), reorganization, recapitalization, dissolution, liquidation or winding-up of or by the Company or any other takeover proposal (collectively, "Takeover Proposal"), (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Asset Purchase Agreement or the Stockholders Agreement or (iii)
(x) any material amendment of the Company's certificate of incorporation or by-laws, (y) any change in a majority of the persons who constitute the Board of Directors of the Company or (z) any other proposal or transaction involving the Company, which is intended or could reasonably be expected to impede, frustrate, prevent, delay or nullify (A) the ability of the Company to consummate the Merger or the Asset Purchase or (B) any of the transactions contemplated by the Stockholders Agreement, the Asset Purchase Agreement or the Merger Agreement. Each Stockholder further agreed not to commit or agree to take any action inconsistent with the foregoing; (c) each Stockholder, severally and not jointly, agreed not to (i) offer to sell, sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement with respect to or consent to the Transfer of, the Subject Shares or any interest therein to any person other than pursuant to the terms of the Merger, (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust or enter into any voting arrangement with respect to the Subject Shares, or any interest in the foregoing, except with MDC or Newco, (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing such Stockholder's obligations under the

Stockholders Agreement or (iv) commit or agree to take any of the foregoing actions; (d) each Stockholder irrevocably waived any rights of appraisal or rights to dissent from the Merger that the Stockholder may have; (e) each Stockholder agreed with, and covenants to, MDC that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with the Stockholders Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged and the Purchase Price shall be accordingly adjusted. Each Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of the Stockholders Agreement until the Subject Shares are canceled in the Merger or purchased under the Stockholders Agreement;
(f) each Stockholder, severally and not jointly, shall not, nor shall it authorize or permit any partner, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that the foregoing shall not restrict a Stockholder who is also a director of the Company from taking actions in such Stockholder's capacity as a director to the extent and in the circumstances permitted by
Section 4.02 of the Merger Agreement. Each Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    TERMINATION. Other than as provided therein, the covenants and agreements contained in the Stockholders Agreement will terminate and no party shall have any rights or obligations under the Stockholders Agreement and the Stockholders Agreement shall become null and void and have no further effect upon the earliest of (a) the Effective Time, and (b) the date on which the Merger Agreement is terminated pursuant to Section 6.01 thereof.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of January 21, 1998, by (1) each beneficial owner of more than 5% of the outstanding Common Stock of the Company,
(2) each Director of the Company, (3) the Executive Officers of the Company, and
(4) all Directors and Executive Officers of the Company as a group. The Company believes that each of the following persons has sole investment and voting power in respect of his/her/its shares owned except as otherwise noted.

                                                             NUMBER OF SHARES    PERCENTAGE OWNERSHIP
NAME                                                          OF COMMON STOCK     OF COMMON STOCK(1)
-----------------------------------------------------------  -----------------  -----------------------
                                                                  2,250,000(2)              35.5%
American Greetings Corporation.............................
  One American Road
  Cleveland, OH 44144
                                                                    509,746(3)               8.4%
Stuart Komer...............................................
  One Komer Center
  Elmira, NY 14902
Joseph A. Calabro..........................................          35,000(4)             *
Norman S. Edelcup..........................................           8,000                *
Lyndon E. Goodridge........................................           7,000                *
Irving I. Stone............................................           1,500(5,6)            *
Morry Weiss................................................           3,364(6)             *
Thomas C. Wyckoff..........................................          40,540(7)             *
Robert T. McDonough........................................          10,650(8)             *
All Directors and Executive Officers of the Company as a            664,950(3,         ,9)             10.4%
  group (10 persons).......................................

------------------------

*   Indicates less than 1% of the Company's issued and outstanding shares.

(1) Percentages have been calculated assuming, in the case of each person, the exercise of all options that are currently or will become exercisable within the next 60 days by each such person, but not the exercise of any options owned by any other person listed. The calculation of percentage ownership for all Directors and Executive Officers as a group assumes the exercise of all options that are currently or will become exercisable within the next 60 days by each such person.


(2) For a description of certain arrangements between the Company and AGC, see the discussion immediately following these footnotes.


(3) Includes options to purchase 133,960 shares that are currently or will become exercisable by Mr. Komer within the next 60 days and 4,000 shares owned by Mr. Komer's wife.

(4) Includes options to purchase 25,000 shares that are currently or will become exercisable by Mr. Calabro within the next 60 days.

(5) These shares are held in the Judith Stone Weiss Trust for the benefit of Mr. Stone, who has sole voting and investment power with respect to these shares.

(6) Does not include the 2,250,000 shares of Common Stock owned by AGC.

(7) Includes options to purchase 11,200 shares that are currently or will become exercisable by Mr. Wyckoff within the next 60 days and 640 shares owned by Mr. Wyckoff's wife.


(8) Includes options to purchase 9,600 shares that are currently or will become exercisable by Mr. McDonough within the next 60 days.


(9) Includes all shares referred to above and an aggregate of 10,800 shares that are currently or will become exercisable by two other Executive Officers of the Company, in addition to those named above, within the next 60 days.

    Pursuant to a standstill agreement (the "Original Standstill Agreement"), AGC purchased 2,250,000 shares (as adjusted for a stock split) of the Company's Common Stock (the "AGC Shares"), for an aggregate net purchase price of $6,450,000. AGC acquired its interest in the Company primarily as an investment. However, in addition, the Company has agreed to promote certain of AGC's greeting card products through its catalogs and AGC may promote certain of the Company's personalized products through AGC's retail outlets.

    On June 16, 1992, the Company and AGC amended the Original Standstill Agreement (the "Amended Standstill Agreement") governing the control over the AGC Shares.

    The Amended Standstill Agreement superceded and terminated in their entirety both the Original Standstill Agreement, which was among the Company, AGC and Mr. Komer, and the Voting Trust Agreement of the same date and among the same parties, under which the AGC Shares had been held until that date.

    Under the Amended Standstill Agreement, AGC is generally prohibited from purchasing any additional shares of Common Stock and has agreed to vote the AGC Shares only in accordance with the recommendations made to the Company's Stockholders by the Board. AGC retains the right to nominate a maximum of two Directors to the Board, so long as it owns more than 20% of the outstanding shares of Common Stock. It can nominate only one Director if its percentage ownership drops to between 10% and 20% of the outstanding shares of Common Stock and loses these nomination rights entirely if its percentage ownership drops below 10%. AGC also has certain anti-dilution rights to enable it to maintain its present proportionate ownership of approximately 36% of the outstanding shares of Common Stock.

    Additionally, during the term of the Amended Standstill Agreement AGC is permitted to sell any of the AGC Shares only to the public, either in a registered offering or under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Act"), subject, however, to the Company's prior right of first refusal to purchase any or all of such shares at their then-current market price. AGC also has certain "demand" and "piggyback" registration rights to enable it to have the AGC Shares registered for public sale. Under the Amended Standstill Agreement, AGC can acquire the balance of the outstanding shares of Common Stock or the Company's assets only in a transaction approved by the Board (excluding any Directors nominated by AGC).

    Unless earlier terminated, the Amended Standstill Agreement will expire on December 31, 2000. However, it can be terminated at any time by AGC upon 90 days notice to the Company. As of April 30, 1996, the Company could have terminated the Amended Standstill Agreement at any time upon giving one year's notice to AGC and under certain other circumstances. The Amended Standstill Agreement also can be terminated by either party upon notice given within 90 days following any termination of a Marketing Agreement (defined below), and automatically terminates at such time as AGC's holdings constitute less than 5% of the outstanding shares of Common Stock. Within 60 days prior to the effective date of any termination of the Amended Standstill Agreement, however, the Company has the right to purchase all or any part of the AGC Shares at their then-current market price, and/or to require AGC to sell all or part of the AGC Shares in a registered public offering.

    Mr. Komer is not a party to the Amended Standstill Agreement. However, in a letter to AGC dated June 16, 1992, he has agreed that, during the term of the Amended Standstill Agreement, any sales of his Company shareholdings will only be made through an underwritten public offering or under Rule 144.

    Simultaneously with the signing of the Amended Standstill Agreement, the Company and AGC also executed a direct mail agreement (the "Marketing Agreement") that gives the Company exclusive rights to market and sell by mail certain paper products based on AGC's designs through the Company's catalogs, order fulfillment and other direct mail marketing programs. This Agreement likewise expires on December 31, 2000, unless earlier terminated upon nine months advance notice given by either party.

    At the Effective Time of the Merger, the foregoing arrangements shall terminate except that ADI will continue to license certain intellectual property from AGC.

                      SOURCE AND AMOUNT OF FUNDS; EXPENSES

    The total amount of funds required by Newco to purchase all of the Shares pursuant to the Merger and to pay related fees and expenses is approximately $35 million. Newco will obtain all funds needed for the Merger through a combination of cash of the Company as a result of the Asset Sale and loans from MDC which MDC will initially fund from existing cash reserves and available lines of credit.


    The total amount of funds required by ADI to consummate the Asset Sale is approximately $9.55 million and to provide for working capital of ADI is approximately $3.0 million. ADI will obtain such funds from: (i) $5.0 million from NationsCredit pursuant to the terms of a commitment letter and $3.0 million under a revolving credit facility from NationsCredit for working capital purposes; (ii) additional debt financing in the aggregate of $3.3 million from the Empire State Economic Development Fund of the State of New York, the Chemung County Industrial Development Agency and the City of Elmira Loan Fund; and (iii) $1.25 million of cash equity contributions from Messrs. Komer, Weiss and Wyckoff in the amounts of $500,000, $500,000 and $250,000, respectively. In addition, at the election of ADI, up to $250,000 of the Purchase Price may be satisfied by delivery to the Company of a junior subordinate promissory note. The Empire State Economic Development Fund of the State of New York has agreed to make a loan in an amount not to exceed $3.0 million to ADI. ADI has also entered into an agreement with the Chemung County Industrial Development Agency whereby ADI will receive a loan in the amount of $100,000 for a term of five years with an interest rate of 0%. Finally, ADI has entered into an agreement with Southern Tier Economic Growth, as administrator of the City of Elmira Loan Fund in the amount of $200,000 for a term of five years with a fixed rate at prime minus 2% points based in the Prime Lending Rate at the time of closing.



    In connection with the transaction, the Company anticipates incurring expenses of approximately $225,000, principally consisting of legal and accounting fees. In addition, pursuant to the Asset Purchase Agreement, the Company has agreed to pay the costs and expenses of ADI in connection with the transactions contemplated by the Asset Purchase Agreement, other than the fees and expenses of financing sources. ADI has informed the Company that the fees and expenses to be so paid by the Company are currently anticipated to be approximately $650,000, consisting of $333,938 in legal fees incurred to date and approximately $200,000 in additional legal fees expected to be incurred, $10,400 of accounting expenses and $100,000 of other expenses. Prior to the effectiveness of the Merger, two promissory notes from ADI in favor of the Company in the aggregate principal amount of $100,000 will be recharacterized as an expense of the Company.



    Each non-interested member of the Special Committee will be paid a special bonus of $20,000 if a transaction is consummated as compensation for their extraordinary efforts and time dedicated to the Company over their tenure. Each non-employee director has also received his regular fees (an aggregate of $8,400 per person) in connection with the Special Committee and Board meetings attended in 1997 as well as the payment of his $12,500 annual retainer fee for the previous twelve months for his services historically paid on the date of the Company's annual meeting.

                      PRICE RANGE OF SHARES AND DIVIDENDS


    The Shares trade on the Nasdaq under the symbol "ARTG". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on Nasdaq. All prices set forth are as reported in published financial sources:

                                                                                     MARKET PRICE
                                                                               ------------------------
                                                                                  HIGH          LOW
                                                                                  -----         ---
1996:
  First Quarter..............................................................           3            23/8
  Second Quarter.............................................................           4 1/1          23/4
  Third Quarter..............................................................           5 7/          33/8
  Fourth Quarter.............................................................           5  5/1          41/4

1997:
  First Quarter..............................................................           5            41/4
  Second Quarter.............................................................           5 3/1          313/16
  Third Quarter..............................................................           4 5/          33/8
  Fourth Quarter.............................................................           5 3/          41/4

1998:
  First Quarter (through January 23, 1998)...................................           5 7/1          51/32


    On December 19, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement and the Asset Purchase Agreement, the reported closing sales price per Share on Nasdaq was $4.75. On January 23, 1998 the last full trading day prior to the filing of this proxy statement, the reported closing sales price per share on Nasdaq was $5 7/16. There are no material restrictions upon the Company's ability to pay dividends to its Stockholders and the Company has not paid dividends to its Stockholders in fiscal year-end 1994 through 1997. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.


                        RIGHTS OF OBJECTING STOCKHOLDERS

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS


    The following summary of the material provisions of Delaware law relating to the appraisal rights of Stockholders is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Annex V to this Proxy Statement.


    Holders of record of shares of Common Stock (each, a "Share") who comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

    ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

    Stockholders who follow the procedures set forth in Section 262 may receive, in lieu of the $5.70 cash per share of Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Court of Chancery. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Merger

Consideration. The statutory right of appraisal granted by Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

    To be entitled to receive payment of the fair value of the shares of Common Stock, a stockholder (i) must file a written demand for appraisal of his or her shares of Common Stock with the company prior to the voting by Stockholders on the Merger Agreement at the Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares of Common Stock); (ii) must not vote his or her shares of Common Stock in favor of approval and adoption of the Merger Agreement; and (iii) must have his or her shares of Common Stock valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting.

    A holder of shares of Common Stock wishing to exercise such holder's appraisal rights must be the record holder of such shares of Common Stock on the date the written demand for appraisal is made and must continue to hold such Shares of record until the Effective Time of the Merger. Accordingly, a holder of shares of Common Stock who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such shares of Common Stock.

    Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully correctly, as such holder's name appears on such holder's stock certificates. If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares of Common Stock is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    If the Merger Agreement is approved and adopted by the Stockholders, the Company or the Surviving Corporation, as the case may be, will send a notice, either before the Effective Time or within ten days thereafter, stating that appraisal rights are available to each stockholder who has filed an adequate written demand for appraisal with the Company and who has not voted in favor of approval and adoption of the

Merger Agreement. Within 120 days after the Effective Time, the Company or any stockholder seeking appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the shares of Common Stock of all Stockholders seeking appraisal rights. The Company is under no obligation, and has no present intention, to file such a petition, and all Stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Common Stock. Such written statement must be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Company or within ten days after expiration of the period for delivery of demands for appraisal under Section 262(d), whichever is later.

    If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the Stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the shares of Common Stock exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. Stockholders considering appraisal should bear in mind that the fair market value of their Shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that the written opinion of PaineWebber set forth as Annex IV hereto is not necessarily an opinion regarding fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

    The Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the Shares entitled to an appraisal.

    A stockholder will fail to perfect his or her right of appraisal if he or she (i) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (ii) votes his or her Shares in favor of approval and adoption of the Merger Agreement, (iii) does not file a petition for appraisal within 120 days after the Effective Time, or
(iv) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company. If any stockholder who properly demands appraisal of such stockholder's shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal as provided in (iii) or (iv) above, the shares of Common Stock of such stockholder will be converted into the right to receive the Merger Consideration receivable with respect to such shares of Common Stock in accordance with the Merger Agreement.

    If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

    After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her Shares for any purpose or to receive dividends on, or other distributions in respect of, such shares of Common Stock (except dividends or distributions payable to Stockholders as of a record date prior to the Effective Time).

    Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER V. UOP, INC., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Chancery Court would be free to fashion any form of appropriate relief.

    FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

    All written communications from Stockholders with respect to the exercise of appraisal rights should be mailed to Artistic Greetings Incorporated, One Komer Center, Elmira, New York 14902, Attention: Assistant Secretary.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following discussion summarizes the material United States Federal income tax consequences of the Merger to Stockholders. It is based upon laws, regulations, rulings and judicial decisions now in effect. It does not address all aspects of Federal income taxation that may be relevant to a particular Stockholder in light of that Stockholder's personal circumstances, nor does it address Federal income tax consequences to types of taxpayers subject to special treatment under the Federal income tax laws (E.G., life insurance companies, tax-exempt organizations, foreign taxpayers, securities dealers, or persons who have entered into hedging transactions with respect to the Common Stock or who hold the Common Stock as part of a conversion transaction, straddle or otherwise as part of an integrated investment), nor does it address any aspect of state, local, foreign or other tax laws. It is assumed that the shares of Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) by a United States person I.E., (i) an individual who is a citizen or resident of the United States; (ii) a corporation, limited liability company, partnership or other business entity created in, or organized under, the laws of the United States or any state or political subdivision thereof; (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions.


    The receipt of cash for Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights will be a taxable transaction to a Stockholder for Federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for Federal income tax purposes, a stockholder will recognize gain (or loss) equal to the amount by which the cash received in exchange for the Common Stock exceeds (or is exceeded by) the tax basis for such Common Stock. Such gain or loss generally will be capital gain or loss. In the case of individuals, such capital gain will be subject to maximum Federal income tax rates of 20% for Common Stock held for more than 18 months and 28% for Common Stock held for more than one year but for not more than 18 months.

    The foregoing discussion may not be applicable to Stockholders who acquired their Common Stock pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

    Cash payments to Stockholders pursuant to the Merger may be subject to a back-up withholding tax at a rate of 31% on the gross amount of such payments unless the stockholder has complied with certain reporting and/or certification procedures. The Letter of Transmittal, which will be sent to the former Stockholders of the Company following the Effective Time if the Merger is consummated, will include a substitute Form W-9 on which Stockholders can provide the information required to avoid the backup withholding provisions of federal income tax law. Any amount withheld from a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's Federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. Stockholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of an exemption therefrom if the Stockholders cannot or do not make the certifications required by the substitute Form W-9.


    EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER IN VIEW OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

REGULATORY APPROVALS

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive officers or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposes a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

    Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Merger Agreement and the Merger for purposes of Section 203 of the DGCL.

    Based on information supplied by the Company, MDC does not believe that any other state takeover statutes apply to the Merger. MDC has not currently complied with any state takeover statute or regulation. MDC reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger Agreement or the Merger and any action taken in connection with the Merger Agreement or the Merger is not intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Merger Agreement or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger Agreement or the Merger, the Merger will not be consummated.


    ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. Following the filing by the Company and MDC of Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, on March 3, 1998, the FTC informed the Company of the early termination of the HSR waiting period. At any time before or after consummation of the Merger, notwithstanding expiration of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of shares acquired by MDC or of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


    Based on information available to them, the Company and MDC believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and MDC would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data of the Company set forth below (dollars stated in thousands, except per share data) for each of the years in the five-year period ended December 31, 1996 have been derived from the Company's audited consolidated financial statements for such periods. The unaudited financial data as of and for the nine months ended September 30, 1997 has been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management of the Company, includes all adjustments necessary to present fairly the financial condition and results of operations for the period presented. More comprehensive financial information for the three-year period ended December 31, 1996 is included in reports on Form 10-K for such years filed by the Company with the Commission, which are available as described in "AVAILABLE INFORMATION." The following summary is qualified by reference to, and should be read in conjunction with, such audited financial statements.

                                                                     NINE
                                                                    MONTHS
                                                 NINE MONTHS        ENDED
                                                    ENDED         SEPTEMBER
                                                SEPTEMBER 30,        30,                FISCAL YEAR ENDED DECEMBER 31,
                                               ----------------   ----------    ----------------------------------------------
                                                     1997            1996          1996        1995        1994        1993
                                               ----------------   ----------    ----------  ----------  ----------  ----------

                                                 (UNAUDITED)      (UNAUDITED)   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net Sales....................................        $70,703       $23,643         $98,911     $97,042     $91,121     $78,442
Net Income(Loss).............................         $1,316          $597          $2,675     $(9,952)      $(426)     $1,163

BALANCE SHEET DATA:
Total assets.................................        $34,261       $29,273         $28,998     $38,654     $37,909     $31,733
Current liabilities..........................        $15,264       $13,316         $12,950     $16,998     $16,852      $9,198
Long-term debt...............................         $5,022        $1,998          $1,034      $9,593      $1,559      $1,848
Stockholders' equity.........................        $13,667       $11,286         $12,288      $9,548     $19,308     $20,295

PER SHARE DATA:
Net income (loss)
  per share..................................          $0.21         $0.09           $0.42      $(1.57)     $(0.07)      $0.20
Ratio of earnings to fixed charges...........         15.32x                         5.40x      97.81x       (3.21)x      8.53x
Book value per common share..................          $2.56         $1.87           $2.11       $1.64       $3.32       $3.50

Weighted average number of shares
  outstanding................................     6,189,735       6,329,251     6,349,318   6,331,688   5,912,136   5,957,569

OTHER DATA:
Cash Flows from Operations
  (Net Cash).................................         $1,296        $6,740         $11,535     $(4,275)    $(1,902)     $2,697
Cash provided by (used in) investing
  activities.................................        $(2,656)       $2,694         $(1,747)      $(481)    $(2,690)    $(1,691)
Cash provided by (used in) financing
  activities.................................         $1,506       $(9,068  )     $(10,218)     $5,136      $4,192     $(1,013)


                                                  1992
                                               ----------

INCOME STATEMENT DATA:
Net Sales....................................     $69,763
Net Income(Loss).............................      $3,607
BALANCE SHEET DATA:
Total assets.................................     $31,996
Current liabilities..........................      $9,453
Long-term debt...............................      $2,155
Stockholders' equity.........................     $19,844
PER SHARE DATA:
Net income (loss)
  per share..................................       $0.60
Ratio of earnings to fixed charges...........         n/a
Book value per common share..................       $3.39
Weighted average number of shares
  outstanding................................  5,967,453
OTHER DATA:
Cash Flows from Operations
  (Net Cash).................................      $4,408
Cash provided by (used in) investing
  activities.................................     $(4,014)
Cash provided by (used in) financing
  activities.................................        $(18)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
  NINE MONTHS ENDED SEPTEMBER 30, 1997 VS. NINE MONTHS ENDED SEPTEMBER 30, 1996

    NET SALES. In the third quarter of 1997, the Company's sales increased 2.7% to $24,272 from $23,643 in the comparable period of 1996. This increase is primarily a result of the increase in check sales described below. Sales in the personalized products category decreased 8.0% to $7,725 in the third quarter of 1997 from $8,395 in the comparable period of the prior year due to the continued reduction in the purchase by the Company of less responsive mass media advertising circulation. Catalog sales increased by 7.1% to $4,091 in the third quarter of 1997 from $3,819 in 1996 due to an increase by 4% of catalog circulation, additional product offerings and higher page counts in the Personal Touch-Registered Trademark- catalog. Check sales increased by 10.6% to $11,417 in the third quarter of 1997, from $10,320 the prior year. The higher check sales was primarily attributable to an increase in first-time check orders from increased circulation and better response rates in the Company's free standing insert media.

    For the nine months ended September 30, 1997, sales of $70,703 were 3.0% lower than the $72,901 revenues reported for the comparable 1996 period. Check sales grew 4.7% to $34,014 in the nine months of 1997 from $32,500 in the comparable prior period. Personalized product sales decreased 8.4% to $25,254 in the first nine months of 1997 from $27,581 in the first nine months of 1996. This decrease resulted from the reduction in the purchase of less responsive mass media circulation. Catalog shipments were 2.0% lower at $8,996 through September 30, 1997, as compared to $9,175 in 1996, which reflects the effects of a reduction in mailings in the first quarter of 1997 as the result of eliminating less profitable names from the Company's solicitation efforts.

    COST OF SALES. The major components of cost of goods sold are materials, which consist primarily of paper and gift items; direct labor; and manufacturing overhead.

    The cost of materials in the third quarter of 1997 increased 28.5% to $6,522 from $5,075 in the comparable period of 1996, which is a 6.2% increase as a percentage of sales between periods. The increase as a percentage of sales represents a higher component of material cost allocated for check production with the Company's outsourcing partner, as compared to mostly in-house manufacturing in the prior comparable period. In the third quarter of 1996, the Company engaged in an outsourcing arrangement with The John H. Harland Company ("Harland") for the manufacturing of all its check-printing requirements (the "Outsourcing Agreement"). The increase in check material cost in connection with the Outsourcing Agreement was offset by less scrap and exchanges in personalized products and catalog manufacturing, as well as a reduction in manufacturing overhead and direct labor expense. The cost of materials for the first nine months of 1997 increased 18.4% to $18,405 from $15,538 in the 1996 comparable period, which reflects a 4.7% increase as a percentage of sales from year to year. The increase as a percentage of sales is due to the reasons outlined above for the third quarter.

    Direct labor decreased 24.7% to $1,326 in the third quarter of 1997 from $1,762 in the third quarter of 1996, which represents a decrease of 2.0% as a component of sales between periods Direct labor for the first nine months of 1997 decreased 28.6% to $3,857 from $5,405 in the 1996 comparable periods. This represents a decrease of 2.1% as a component of sales between periods. Year-to-year reductions in direct labor are directly associated with the diminished labor required by the Company as a result of the Outsourcing Agreement, as well as an internal reduction of direct labor due to increased efficiencies and less exchanges within personalized products and catalog manufacturing.

    Manufacturing overhead decreased 2.1% to $2,852 in the third quarter of 1997 from $2,913 in the comparable period of 1996, representing a 0.6% decrease as a component of sales between periods. Employee benefits were lower in the third quarter of 1997 due to lower employment levels attributable primarily to the Outsourcing Agreement. Finally, depreciation expense decreased due to the sale of check-printing equipment in the third quarter of 1996 in connection with the Outsourcing Agreement. Manufacturing overhead decreased 10.9% to $7,833 in the first nine months of 1997 from $8,789 in the comparable period of 1996. This represents a decrease of 1.0% as a component of sales during that period. The same reasons as outlined above for quarterly manufacturing overhead changes apply to the nine-month changes from 1996 to 1997.

    SELLING, ADVERTISING, GENERAL, AND ADMINISTRATIVE EXPENSES (SG&A). The three largest components of SG&A expenses are advertising, postage and labor.

    Advertising expense of $8,152 in the third quarter of 1997 decreased 6.9% from $8,752 in the comparable period of 1996, which represents a decrease of 3.4% as a component of sales between periods. Advertising expense decreased 8.6% to $25,545 in the first nine months of 1997 from $27,936 in the comparable period of 1996, which represents a decrease of 2.2% as a component of sales between the periods. Advertising expense changes through September 30, 1997 represent the continuation of the Company's strategy to forego less profitable advertising circulation while better leveraging the dollars spent to produce higher sales.

    Postage and shipping expense in the third quarter of 1997 increased 12.9% to $2,380 from $2,108 in the comparable period of 1996, which represents a .9% increase as a component of sales. The increase in postage is attributable to an increase in the cost of check postage, shipping and handling with Harland, offset by a decrease in this category for personalized products due to lower exchanges and returns. Postage and shipping expense for the first nine months of 1997 increased 1.7% to $6,637 from $6,526 in the comparable period of 1996, which represents an increase of .2% as a component of sales. The same reasons as above for quarterly postage and shipping changes apply to the nine-month changes from 1996 to 1997.

    Administrative expense increased in the third quarter of 1997 by 0.6% to $1,987 from $1,975 in the comparable period of 1996, representing an increase of
 .6% as a component of sales. Administrative expense increased in the first nine months of 1997 by 4.9% to $6,058 from $5,774 in the comparable period of 1996, representing an increase of 1.5% as a component of sales. These increases are primarily due to increased depreciation from the implementation of a new management information computer system, higher professional fees associated with the Company's discussions regarding the potential sale of the Company as further described in Item 5 of this Report (the "Discussions"), and non-recurring personnel-related expenses.

    OTHER. The Company recognized other expense of $474 in the third quarter of 1997, compared to an expense of $461 in the comparable period of 1996. Interest expense decreased to $70 in the third quarter of 1997 from $194 in the comparable period of 1996. The decrease in interest expense was due to reductions in long-term borrowing associated with debt repayment in connection with the Outsourcing Agreement. Please also see "Liquidity and Capital Resources" for a further description of the Company's debt and cash flow position. Net unrealized losses on trading securities were $95 in the third quarter of 1997 compared to a gain of $48 in the comparable period of 1996. The Company recognized other expense of $626 in the first nine months of 1997, compared to an expense of $1,234 in the comparable period of 1996. Year-to-year changes through September 30 are due to the same reasons as discussed above. Additionally, the Company recognized a loss on the disposal of fixed assets of $451.

    TAX PROVISION. A tax provision of $8 was recorded in the third quarter of 1997 as compared to no tax provision recorded in the third quarter of 1996. A tax provision was recorded in the third quarter of 1997, reflecting an effective tax rate of 36%, offset by income tax refunds for previous years of $201. The benefit of a net operating loss carry forward was utilized in the third quarter of 1996, but due to 1997 expected profitability, a tax provision was required. A $426 tax provision was recorded in the first nine months of

1997 as compared to no tax provision in the comparable nine months of 1996. The reason stated above applies to the year-to-year comparison.

    NET INCOME. For the reasons discussed above, the Company's net income in the third quarter of 1997 decreased to $571 or $.10 per share, from the prior period of $597 or $.09 per share. The Company's net income in the first nine months of 1997 decreased to $1,316 or $.21 per share, from a net income of $1,699 or $.27 per share, reflecting primarily that the Company paid no taxes in 1996.

RESULTS OF OPERATIONS
  1996 VS. 1995

    NET SALES. In 1996, the Company's net sales increased 1.9% to $98,911 compared to $97,042 in 1995, as it continued its efforts to develop its check-printing activities and increase volume in its catalog operation. Sales volume decreased in the personalized name and address product category, which consists of labels, MiniPrinters, self-inking stamps and certain other products generally sold through mass media channels ("personalized products"), by an aggregate of 17.3%, from $44,196 in 1995 to $36,539 in 1996. As in 1995, these reductions resulted from discontinuing marginally profitable products and advertising initiatives. Check sales increased by 14.0% from $37,806 in 1995 to $43,100 in 1996. This growth was primarily the result of the full-year effect in 1996 of the acquisition of the assets of Valcheck Company ("Valcheck"), a direct-mail check printing company in the second quarter (the "Valcheck Acquisition") of 1995, combined with the growth of higher-margin check recorders.

    COST OF SALES. The major components of costs of goods sold are materials, which consist primarily of paper and gift items; direct labor; and manufacturing overhead.

    The cost of materials in 1996 decreased 3.6% to $21,973 compared to $22,802 in 1995. Lower sales volume in personalized products partially offset volume-related increases in material costs for checks and catalogs. Costs of materials for personalized products, checks and catalogs decreased as a result of savings from additional management focus on manufacturing efficiencies in these areas. Material costs decreased 1.3% as a component of net sales between years due to the subcontracting of a portion of check personalization and fulfillment ("check production") for the first three quarters of 1996, in addition to the implementation in the fourth quarter of an agreement with the John Harland Company ("Harland") to manufacture 100% of the Company's check orders (the "Harland Agreement").

    Direct labor was down 19.4% from $8,595 in 1995 to $6,928 in 1996, a decrease of 1.9% as a component of net sales. Overall sales volume was higher, as discussed above. More than offsetting this factor in the production areas, however, was the effect of continued management attention to improving manufacturing efficiencies, combined with increased subcontracting of check production to Harland, as discussed above. Labor to receive incoming orders was higher resulting from the increased mix of check reorders and catalog volume, causing higher call volume.

    Manufacturing overhead increased 6.0% to $11,764 in 1996 compared to $11,101 in 1995, however, such increase only represented a .5% increase as a component of net sales during that period. Manufacturing overhead represented by indirect labor increased as the manufacturing support and management infrastructure were strengthened. Employee benefits expense increased in 1996 primarily as a result of the prior conversion of long-term temporary personnel to full-time status in the third quarter of 1995.

    SELLING, ADVERTISING, GENERAL AND ADMINISTRATIVE (SG&A). The three largest components of SG&A expenses are advertising, postage and labor.

    Advertising expense decreased 22.8% to $37,809 in 1996 compared to $48,978 in 1995, which represents a decrease of 12.3% as a component of net sales. Personalized products advertising was down $9,010 from 1995 as marginal programs were reduced or eliminated. Catalog advertising was up $2,476 in an effort to pursue higher-margin growth through increased circulation. Check advertising was down

$4,705 due to a lower level of free standing insert ("FSI") circulation, mostly in the third and fourth quarters of 1996 as compared to 1995, in an effort to achieve targeted advertising with higher margin potential. And additional factor in check advertising which partially offset the lower FSI circulation was the increased amortization expense, for all of 1996 as compared to the second half of 1995, for annual payments related to an advertising agreement (the "Advertising Agreement") with Valassis Communications, Inc. ("Valassis").

    Postage and shipping expense in 1996 decreased 4.6% to $8,876 compared to $9,300 in 1995, which represents a decrease of .6% as a component of net sales. This decrease in postage and shipping expense occurred despite higher production volumes and was attributable primarily to a significant reduction in exchanges resulting from improved product and process quality.

    Other administrative expense was reduced by 2.7% to $7,797 in 1996 compared to $8,010 in 1995, representing a reduction of .4% as a component of net sales. This reduction is substantially the result of decreases in utilities and depreciation partially offset by increases in expenses for consulting, legal and other outside advisors to the Company.

    OTHER. The Company incurred expense of $1,406 in 1996 compared to expense of $919 in 1995. Interest expense decreased to $536 in 1996 from $881 in 1995, which represents a decrease of .4% as a component of net sales. The decrease in interest expense was due to reductions in both long- and short-term borrowing as the Company applied its strong cash flow from operations to debt reduction. Accruals for employee incentive compensation and contributions to the Company profit-sharing plan were $992 in 1996, as compared to zero in 1995.

    TAX PROVISION. The Company's effective tax benefit rate for 1995 was 21.4%. In 1995, the Company was not able to recognize, in its tax provision, the full benefit for its 1995 loss and credits generated. The Company's tax benefits were reduced through the application of FAS 109. FAS 109 requires that the Company assess the value of the deferred tax assets on its balance sheet. The Company was required to establish a valuation allowance in 1995 for the deferred tax assets to reduce the value of these assets to a level that was more likely than not to be realized. The effect of recording a valuation allowance related to the Company's 1995 deferred tax assets was to reduce the 1955 tax benefit from the statutory rate. The $317 tax benefit recording in 1996 is substantially the result of the recognition of tax assets for which a valuation allowance was previously recorded. As the Company demonstrated profitability through 1996, a portion of the net operating loss carryforward was utilized. The tax benefit of this carryforward was not fully recognized in 1995 due to the valuation allowance described above. Additionally, based upon the 1996 profitability and the profitability expected in the future, the Company has recorded benefits for the remaining net operating loss and credit carryforwards.

    NET INCOME. For the reasons discussed above, the Company's 1996 net income was $2,675 or $0.42 per share, compared to 1995's net loss of $9,952 or $1.57 per share.

RESULTS OF OPERATIONS
  1995 VS. 1994

    NET SALES. In 1995 the Company's net sales increased 6.5% to $97,042 compared to $91,121 in 1994, as it continued its efforts to improve profitability of core businesses while further developing its check-printing activities. Sales decreased in the personalized products category, as well as in catalog and international categories by an aggregate of 20.5%, from $70,249 in 1994 to $55,860 in 1995. These reductions resulted from discontinuing marginally profitable products and advertising initiatives. Check sales more than doubled from $17,718 in 1994 to $37,806 in 1995. This growth was primarily the result of the Valcheck Acquisition in the second quarter and significant increases in check advertising from the establishment of the Advertising Agreement.

    COST OF SALES. The major components of cost of goods sold are materials, which consist primarily of paper and gift items; direct labor; and manufacturing overhead.

    The cost of materials in 1995 increased 26.8% to $22,802 compared to $17,987 in 1994, primarily as a result of the increase in check sales volume, which resulted in an increase in the volume of check material purchased. Lower sales volume in other product lines partially offset volume-related increases in material costs for checks. Costs of materials for personalized products and catalogs decreased as a result of savings from additional management focus on manufacturing efficiencies in these areas. Finally, material costs increased 2.6% as a component of net sales between years due to the subcontracting of a portion of check personalization and fulfillment.

    Direct labor was up 39.0% from $6,182 in 1994 to $8,595 in 1995, an increase of 2.1% as a component of net sales during that period for two primary reasons. First, as discussed above, check-printing volume increased substantially requiring an increase in direct labor. Temporary quality problems resulting from the volume growth also caused a substantial increase in direct-labor hours. The second factor for the increase in direct labor was the integration of the Valcheck Acquisition and the relocation of production and warehousing activities to a new facility ("Artistic Plaza"). Employment levels nearly doubled, with corresponding higher expense. These increases in direct labor peaked in the third quarter and subsequently decreased as a result of reductions in the labor force as requirements were reevaluated.

    Manufacturing overhead increased 13.7% to $11,101 in 1995 compared to $9,763 in 1994, however, such increase only represented a .7% increase as a component of net sales during that period. Manufacturing overhead represented by indirect labor partially offset the increase as a result of cost reductions as overall production methods became more efficient. Employee benefits expense increased substantially as a result of both overall higher employment levels and the conversion of long-term temporary personnel to full-time status. Other check-related expenses were higher in 1995 due to inefficiencies resulting from the volume growth. Finally, depreciation expense increased by 27.0% from $650 in 1994 to $828 in 1995 as a result of the purchase of Artistic Plaza in the second quarter, the refurbishment of that facility and the purchase of check-printing equipment to support volume increases.

    SELLING, ADVERTISING, GENERAL AND ADMINISTRATIVE (SG&A). The three largest components of SG&A expenses are advertising, postage and labor.

    Advertising expense increased 15.4% to $48,978 in 1995 compared to $42,441 in 1994, which represents an increase of 3.9% as a component of net sales. Although advertising for personalized products, catalog and international categories decreased by 16.2% from 1994 due to downsizing efforts to improve profitability, such decrease was offset by a more than 200% increase in advertising for checks, as the Company took advantage of increased circulation availability resulting from the Advertising Agreement.

    Postage and shipping expense in 1995 increased 32.0% to $9,300 compared to $7,046 in 1994, which represents an increase of 1.9% as a component of net sales. Such increase was attributable primarily to check volume increases (which packages are generally heavier and cost more to ship than other product lines) and temporary quality problems with an attendant increase in the number of exchanges of product at no additional charge to customers.

    Other administrative expense was reduced by 2.7% to $8,010 in 1995 compared to $8,236 in 1994, representing a reduction of 1.6% as a component of net sales. This reduction was substantially the result of the decrease in salaries and wages, with associated reductions in employee benefit costs. Several other factors offset one another, including increases in expenses for consulting, legal and other outside advisors to the Company to facilitate the business restructuring, as well as charges for donations of obsolete inventory, which in turn were offset by reductions in travel, office supplies, equipment purchases and the elimination of international marketing expense.

    OTHER. The Company incurred expense of $919 in 1995 compared to expense of $109 in 1994. Interest expense increased to $881 in 1995 from $339 in 1994, which represents an increase of .5% as a component of net sales. The increase in interest expense was due to higher borrowing to support the expansion of facilities and working capital for the growth of the check business. Additionally, in June 1995 the Company began to accrete a monthly expense to account for the $78 increase in 1995 of the value of the common stock subject to a put option granted to Valcheck in the Valcheck Acquisition. Finally, non-recurring charges were recorded in 1995, reflecting primarily the costs of consolidation of several warehouse facilities in the Elmira area.

    TAX PROVISION. The Company's effective tax benefit rate for 1995 was 21.4% compared to an effective 1994 tax benefit rate of 70.2%. In 1994, the Company recognized a tax benefit related to its loss, as well as tax benefits for New York State investment tax credits on manufacturing equipment, and federal rehabilitation and job credits. In 1995, the Company was not able to recognize, in its tax provisions, the full benefit for its 1995 loss and 1995 credits generated. The Company's tax benefits were reduced through the application of FAS 109. FAS 109 requires that the Company assess the value of the deferred tax assets on its balance sheet. The Company was required to establish a valuation allowance for the deferred tax assets to reduce the value of the deferred tax assets to a level that is more likely than not to be realized. The effect of recording a valuation allowance related to the Company's 1995 deferred tax assets was to reduce the 1995 tax benefit. Therefore, the Company's effective tax benefit rate was reduced from 1994 to 1995.

    NET INCOME. For the reasons discussed above, the Company's 1995 net loss was $9,952 or $1.57 per share, compared to 1994's net loss of $426 or $0.07 per share.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents, combined with marketable securities totaled $2,108 at September 30, 1997 and $2,999 at December 31, 1996. Total liabilities increased by $6,227 to $20,594 at September 30, 1997 from $14,367 at December 31, 1996, as a result of the Outsourcing Agreement, under which the Company has no inventory for its check business but records accounts payable for the cost of the subcontracted check production. Long-term debt increased to $5,022 at September 30, 1997 from $1,034 at December 31, 1996 for the reasons described in
Note 5 to the Condensed Financial Statements. Income tax payable increased to $225 as September 30, 1997 from $113 at December 31, 1996. Accounts payable increased by 5.3% to $12,472 at September 30, 1997 from $9,847 at December 31, 1996, as inventories grew to service expected higher volume in the second half of the year.

    Working capital at September 30, 1997 was a negative $2.1 million. The Company is operating with a working capital deficit as a result of the Outsourcing Agreement, under which the Company has no inventory for its check business but records accounts payable for the costs of Harland's check production. Cash flows from operating activities in the third quarter of 1997 were positive by $0.6 million as expected because of the Company's traditionally higher sales in the third quarter.

    The Company has historically met its cash requirements primarily from operating activities. An aggregate of $4.5 million in payments were made in June of 1997, all of which were funded from the Revolver. These payments, in combination with negative cash flow of $1.0 million for the second quarter, elevated the balance under the Revolver to $4.1 million with availability thereunder capped by a borrowing base of $5.6 million. As of July 18, 1997, the Company liquidated $1.5 million of its investments to pay down the Revolver. As of November 1, 1997, the outstanding balance on the Revolver was $5.4 million, with availability capped by a borrowing base of $6.4 million. Operating activities are expected to fully fund the Company's cash requirements in the fourth quarter.

    Management believes that the operating activities of the Company, together with the line of credit available under its Revolver, will substantially support its cash requirements for the next twelve months and that sufficient capital resources are available to the Company to provide adequate liquidity overall. Management is of the opinion that inflation will not have a material effect on the operations of the Company. The Company is in compliance under all financial and operating covenants of the Revolver.

                            BUSINESS OF THE COMPANY

GENERAL

    The Company sells, markets and manufactures domestically a broad range of personalized products focused on three core business lines (i) personalized bank checks ("Checks"), (ii) name and address products ("Personalized Products") and
(iii) gift items (some of which are personalized), greeting cards, apparel and household consumable items ("Catalog Items"). The merchandise is sold via free standing newspaper inserts ("FSIs"), co-op mailing programs ("Co-ops" and, together with FSIs, "Mass Media") and catalogs throughout the United States. The Company also generates revenues from personalized product and catalog fulfillment services ("Fulfillment Services"), package insert programs ("PI Programs") and mailing list rentals to other concerns ("List Rentals"). Additionally, the Company has initiated an advertising and sales campaign over the Internet where its interactive, order-capable home page can be found at www.artisticgreetings.com. The Company also markets certain of its merchandise internationally in countries which include Canada, the United Kingdom (the "U.K.") and Australia.

MARKETING AND PROMOTION

    The Company's advertising efforts for its Checks and Personalized Products are focused primarily on Mass Media. An exclusive agreement with Valassis Communications, Inc. ("Valassis") provides the Company with a right of first refusal to participate in Valassis FSI media publications distributed through Sunday newspapers in 55 million homes across the country 48 weeks each year (the "Advertising Agreement"). The Company considers this exclusive access to its customers crucial to geographically and demographically targeting, and profitably managing, its customer solicitation efforts. In particular, the Valassis relationship enables the Company to target its advertising and measure response from customers in regions which have historically produced the highest response rates for specific products, as well as determine which regions are less suitable for the Company's solicitation efforts.

    Since the early 1980's, Artistic has also participated in nationwide Co-op mailing programs in order to enhance its domestic market penetration. Under these programs, printed inserts advertising the Company's products are distributed along with inserts of other participating marketers through the mail. Additionally, the Company has been advertising in Co-op mailings in Canada since 1993, PI Programs in the U.K. since the late 1980's, and tested its first Co-op mailing program in Australia in 1997.

    The Company also distributes its catalog, THE PERSONAL
TOUCH-Registered Trademark-, through the mail and in the Company's PI Program. The PERSONAL TOUCH CATALOG-Registered Trademark- is a digest-size catalog of low to middle-priced consumer products that mails monthly, with four distinct seasonally thematic merchandise groupings (Spring, Summer, Fall and Holiday). More than 90% of the 400,000 PERSONAL TOUCH CATALOG-Registered Trademark-customers who have purchased merchandise from the catalog in the last 12 months are middle to upper income bracket (average income above $50,000), highly-educated females between 25 and 55 years old. The catalog features personalized and decorative labels, stationery, greeting cards, gifts, apparel and creative accessories. The three major product groupings sold in the catalog are: (i) utilitarian paper, labels, home/office paper and productivity tools,
(ii) licensed character items and (iii) natural-decoratively themed items such as flowers, angels and animals.

    The Company began to advertise its personalized checks on the World Wide Web in August 1994, long before the current heightened awareness of this medium. The web pages have had the advantage of showing all available check designs, as well as all other information and options regarding checks. Artistic has recently completed the next step in an ongoing initiative to expand its Internet presence to include Personalized Products and Catalog Items in addition to Checks, with a new highly-sophisticated, order-capable Internet server displaying a home page at www.artisticgreetings.com.

CHECKS

    GENERAL. Artistic Checks-Registered Trademark-, the Company's Check product line, was initiated in August 1993 and was expanded in May 1995 through the acquisition from Valassis of the assets of its direct-mail check operation, The Valcheck Company ("Valcheck"), which, like the Company, had been engaged in the direct-mail check market (the "Direct-Mail Channel"). The acquisition also added significantly to the Company's check sales and added nearly one million names to its customer list. Check sales represented 44% of the Company's 1996 net sales, compared with 39% and 19% in 1995 and 1994, respectively. Artistic currently subcontracts its check printing through an arrangement with the John H. Harland Company ("Harland") at a contractually-determined price per box of checks printed. For a further description of this arrangement, see "Manufacturing--Checks."

    MARKETPLACE. Management believes that the domestic market for personalized bank checks in 1996 was approximately $2 billion in sales with checks being sold through financial institutions (the "Bank Channel") representing 85% or $1.7 billion and the Direct-Mail Channel representing 15% or $300 million of the total. The Company believes that the total market for checks in the United States is growing at a 2% to 3% rate annually, which, management believes, represents a diminishing per capita usage of checks as electronic banking and debit card usage increases, offset by the growth in population of the United States. The slow growth of the total check market does not, however, reflect negatively on the Direct-Mail Channel which has seen growth rates averaging 10%-12% per year over the past five years, as consumers continue in increasing numbers to recognize the significant favorable price differential, convenience, variety of design and high quality of checks offered through the Direct-Mail Channel. Management believes sales through the Direct-Mail Channel will continue to grow for the foreseeable future as direct-mail check companies continue to convert customers from the segment represented by the Bank Channel, and that the Direct-Mail Channel is the fastest growing check market in the world.

    The Direct-Mail Channel is fragmented with a trend toward consolidation similar to that evidenced over the past five to seven years in the Bank Channel, where regional-check marketers and manufacturers took advantage of economies of scale by merging with larger companies like Deluxe Corporation ("Deluxe"), Harland and Clarke American ("Clarke American"). Management believes that the high solicitation costs of new customers in the Direct-Mail Channel favors established, direct-mail check purveyors like Artistic over the long-term. This advantage results from the costs of acquiring new customers being financed by higher-margin check reorders for which the Company incurs virtually no advertising expense, thereby increasing profitability and supporting the ongoing expense of advertising campaigns for first-time customers. The high number of check-reorder customers which the Company has established represents a competitive advantage over smaller check companies that must purchase initial check customers with capital resources not as closely associated with, and supported by, the reorder stream. Management believes there exist opportunities in the marketplace for established direct-mail check companies like Artistic to acquire smaller companies experiencing financial pressures caused by these market dynamics. The largest direct-mail check producer in the Direct-Mail Channel is Current, Inc., owned by Deluxe, with an estimated 40% share of the Direct-Mail Channel in 1996. The Company believes that its sales are approaching those of its nearest size competitor, Checks In The Mail, a subsidiary of Clarke-American, and that both companies are vying for the number two position in the Direct-Mail Channel with another approximate 33% share of the Direct-Mail Channel between them in 1996. Management believes that the remaining share of the Direct-Mail Channel is represented by numerous other smaller companies.

    STRATEGY. In the Check business, management expects regular and predictable growth to occur in initial customer orders as advertising continues at levels similar to those experienced in 1996, with higher growth in revenue from the check-reorder stream as customers acquired previously return to Artistic to replenish their check supplies at the Company's low reorder prices. Management planned to grow the Company's direct-mail check business in 1997 by managing profitably the ratio between first-time orders and reorders. The Company is also continuously searching the marketplace for acquisition opportunities as a means to build check sales more quickly.

    BUSINESS CHECKS. The Company has recently begun a campaign for the sale of three-to-a-page business and desk checks ("Desk Checks") in its Mass Media advertising vehicles. The Company believes that the sale of Desk Checks represent 8% of the total check market and that such percentage will continue to grow as consumers recognize Desk Checks as a convenient and efficient alternative to the traditional pocket check. Management believes that by offering its customers substantial savings on these products compared to the price points available in the Bank Channel, consumers will choose this lower-cost, easily accessible and multi-design alternative. The Company offers its customers a full line of business checks and other business type products through its brochure, which it distributes upon request to its customers who contact the Company through its toll free business check hotline advertised in its FSI media.

PERSONALIZED PRODUCTS

    GENERAL. Personalized Products consist primarily of labels, miniprinters, stamps and other lower-price point items, personalized in high volume for millions of the Company's customers. Artistic virtually invented the personalized label market and has made it an easily accessible and affordable staple of convenience for its millions of customers. The shipment of these approximately five million units in 1996 has the additional benefit to the Company of providing "ride-along" opportunities for the Company's own advertising material, including its catalog, as well as the sale of the space in those packages to third parties in the Company's PI Program. See "--PI Program." Personalized Products sales represented 37% of the Company's 1996 net sales, compared with 45% and 58% in 1995 and 1994, respectively.

    Personalized Products include labels, pens, pencils, stationery, calling cards, self-inking stampers, other stamps, memo pads, keychains, nameplates, letter openers, hand embossers, luggage tags and greeting cards. The Company also markets personalized products with images such as Looney Toons-TM-, Star Trek-TM- and Norman Rockwell-TM- licensed from Warner Brothers, Viacom Consumer Products and Curtis Publishing Company, respectively, among others.

    MARKETPLACE. Management believes that the approximate domestic market size for this segment in 1996 was approximately $250 million in sales. Artistic's 1996 sales of $36.5 million in this segment represented an approximate 15% 20% market share, making it a major competitor along with Current and Concepts Direct, Inc., among others, in this category. Management believes that the Personalized Product market has growth potential of approximately 3%-5% per annum, which would tend to minimize the entrance of new participants. There exists severe price competition in this product line as the customers' primary focus in their purchase decision for these highly consumable products is price. The Company, however, has successfully demonstrated that it can distinguish itself from other label vendors through its consistent and long-proven service levels, quality of product and breadth of design.

    Success in this segment is driven partially by the ability to utilize existing printing technologies and Mass Media marketing techniques to access new market segments, by leveraging database expertise and by targeting new customers and repeat buyers. The Company is redesigning the management of its database with the assistance of a third-party partner whose expertise and advice the Company believes should enable it to more scientifically determine, among other things, Artistic's "best" customers across its name lists and allow the Company to cross-sell and more carefully deliver its product offerings to such proven buyers. See "--List Rentals."

    STRATEGY. In the Personalized Product business, management expects to maintain sales at traditional levels in the United States, while testing the international marketplaces in such areas as the U.K., Australia and New Zealand. The Company's strategy is to attempt to replicate abroad its domestic success with the Personalized Products line by focusing on new customers who do not have readily available access to the simplicity and convenience of labels, miniprinters and other personalized products, which the Company can manufacture and ship quickly and efficiently. An added benefit of the international marketplace is the Company's ability to introduce and market its Personalized Products at higher price points than are available domestically, potentially improving overall Company margins.

CATALOG

    GENERAL. More than ten years ago, the Company began a catalog solicitation program as a tool to market the Company's Personalized Products and broaden the number of products sold, as well as to attract a more upscale market with higher margin merchandise and to increase its mail-order customer base. The Company distributes its catalog through mailings to its own customers, to customers whose names are rented from mailing lists and by inclusion of its catalog in each of the millions of boxes shipped in the Company's PI Programs each year, as well as in orders shipped by other catalog and merchandise mailers. In 1996 Artistic shipped more than 18 million catalogs and expected to distribute as many as 15% more in 1997. Catalog sales represented 15% of the Company's 1996 net sales, compared with 10% and 16% in 1995 and 1994, respectively.

    MARKETPLACE. Management believes that the direct mail, Catalog Items market has annual sales in excess of $800 million. With an approximate 1.75% market share, the Company is a relatively small competitor but believes it has significant growth opportunities in this market. Management believes that gift and merchandise companies compete in three distinct demographic segments: low-middle; upper-middle; and upper. Artistic's PERSONAL TOUCH
CATALOG-Registered Trademark- targets primarily upper-middle level income customers, defined as those with household incomes higher than $50,000.

    STRATEGY. In the Catalog Items business the Company is expecting sales growth and improved margins from its newly refocused PERSONAL TOUCH CATALOG-Registered Trademark-. The Company has redesigned the layout of the PERSONAL TOUCH CATALOG-Registered Trademark- and has refined its product offerings to further appeal to its upper-middle income and primarily female customers. The Company has developed a plan to further build the circulation and sales performance of the PERSONAL TOUCH CATALOG-Registered Trademark- by systematically accentuating the most successful products and eliminating those evidencing the poorest performance. Concurrently, management has determined to leverage its fixed expenses of this well-established franchise by offering to provide marketing and manufacturing fulfillment services to other catalog merchants--primarily in the nonprofit sector--where the economies of developing new catalog programs are somewhat more favorable than in the "for-profit" sector. For a further description of these efforts, see "Fulfillment Services--HSUS Catalog Program."

    While the check and label businesses employ more aggressive pricing to attract customers, the Catalog Item market relies more on the novelty, variety and quality of merchandise to secure orders. Sales tend to be more seasonal with a large percentage of sales occurring during the October through December period. However, with the strategic development of the breadth of product in the PERSONAL TOUCH CATALOG-Registered Trademark- described above, management expects to mitigate the historically cyclical nature of this business.

FULFILLMENT SERVICES

    GENERAL. The Company has a highly efficient, well-established marketing and manufacturing infrastructure which it maintains to service its three core business lines. This infrastructure is flexible, scaleable and lends itself to providing additional capacity in a low-cost manner. The Company has contracted to produce for Harland stampers and miniprinters ("Stamps") sold through Harland's network of financial institutions (the "Harland Stamp Program") and has agreed in principle with the Humane Society of the United States ("HSUS") to market, merchandise and fulfill orders for its new HSUS catalog program (the "HSUS Catalog Program").

    HARLAND STAMP PROGRAM. In furtherance of the Company's relationship with Harland as described under "Manufacturing--Checks," Harland has contracted to have the Company produce its requirements for "Slim Stamps" and for a high percentage of Harland's requirements for the production of other Stamp products. Harland receives orders for Stamps from its customers, processes the orders and electronically transmits the personalized information directly to the Company's manufacturing facility where the Stamps are produced and shipped, generally within a twenty-four hour period. Although the revenue derived from the Harland Stamp Program, which began in September of 1996, does not represent a significant portion of the Company's sales, management believes that, because of the success of the program, additional opportunities exist to produce more Stamps and other products for Harland and other third parties.

    HSUS CATALOG PROGRAM. The Humane Society of the United States ("HSUS") is an international, non-profit organization devoted to the promotion, protection and the humane treatment of animals. Artistic and the HSUS have agreed in principle to a five-year program in which Artistic will provide its catalog expertise to create, design, merchandise and fulfill orders in keeping with the mission related activity of the HSUS. The Company has agreed to be a "turnkey" provider of these services to the HSUS and is in discussion with other nonprofit organizations to do the same. Although the revenue to be derived in 1997 from the HSUS Catalog Program is not expected to represent a significant portion of the Company's sales, management believes that the relationship offers a significant growth opportunity with the HSUS over the five-year term, as well as with other nonprofit entities. The services to be provided to the HSUS have been developed with limited additional cost as the Company is utilizing its existing capabilities for marketing, production and fulfillment of its PERSONAL TOUCH CATALOG-Registered Trademark-. Additionally, all customer names generated through the HSUS Catalog Program are expected to be maintained by the Company for further growth of its customer base and PI Program.

PI PROGRAMS

    The Company's PI Program is an important element in the continuing development of its ability to access, service and solicit orders from its established customer base of over 12 million buyers. The PERSONAL TOUCH CATALOG-Registered Trademark- and other Artistic advertising material is inserted in each package that is shipped to its customers and provides an inexpensive means of targeted solicitation to proven Artistic buyers that results in high average order sizes and favorable response rates. As the Company's customer base continues to grow through general sales activity, the PI Program becomes a more powerful marketing asset of the Company. The Company also derives revenue from the marketing of the space in its outgoing packages to other direct-mail participants for their advertising to "ridealong" with the Company's shipments.

LIST RENTALS

    Artistic has 400,000 PERSONAL TOUCH CATALOG-Registered Trademark- customers who have purchased Catalog Items from the Company in the past 12 months, four million direct-to consumer check customers, and three million customers of other Personalized Products advertised in Mass Media (collectively, the "Artistic Names"). As of January 1, 1997, the Company has contracted with Brigar Computer Services, Inc. and Direct Tech, Inc. ("BDT") for the management and maintenance of the Artistic Names. Management expects that the Company will benefit from the experience and direct-mail expertise offered by BDT. With support, training and advisement of the BDT consultants, Artistic should be able to more effectively utilize its catalog database management, statistical modeling and other file management techniques such as recency-frequency-monetary file segmentation. The Company expects that the information regarding Artistic's "best" customers will provide sales opportunities that have yet to be accessed. As a result of the proven success of sales through Artistic's in-house PI Program, management will continue to focus on building package insert opportunities or the "back end," to leverage the Artistic Names as that list continues to grow. Additionally, management is focusing on cross-selling between the Artistic Names and the names of the partners for whom it will conduct catalog fulfillment and other services. The Company has also historically generated revenue from the rental and exchange of the Artistic Names to and with other direct-mail companies. Management expects that with its renewed focus on the maintenance of the Artistic Names, the Company should derive additional revenue from such list rental activities as it becomes easier to market the Artistic Names to other direct mailers who would benefit from the characteristics of the Artistic customers represented by the Artistic Names.

MANAGEMENT INFORMATION SYSTEMS

    In 1996 the Company began an extensive effort to overhaul its entire information systems infrastructure following a full-scale review of the Company's system capabilities. The study determined that the Company was enduring substantive capacity and reliability problems with its proprietary software and hardware. After the completion of the systems assessment in July of 1996, a strategic information systems plan was developed and a software package systems selection made. The following improvements have been accomplished or are underway:

    - Aging proprietary enterprise hardware has been replaced with an open systems architecture relying on common BP 9000 hardware and the UNIX operating system, which has been networked with client/server enterprise applications and PC based office automation tools.

    - Proprietary financial and inventory systems have been replaced with Lawson Insight, a client/ server based enterprise software package (the "Enterprise Systems").

    - Existing PICK operating system-based order processing protocol is being converted to run under the UNIX operating system on the new HP 9000 hardware.

    - Use of stand-alone PC's has been consolidated to a modem PC network running standard Microsoft Office tools with e-mail and on-line calendaring and scheduling systems for office automation.

    -  A cultural shift from hierarchical management to empowered work teams.

From this enterprise-wide effort, the Company expects enhanced access to financial and operational information for decision making and control in terms of both order content and timeliness of production and delivery, as well as a flexible information system architecture that can be easily scaled upward to support anticipated growth of the Company's business.

    The Company has completed the installation of the hardware and network infrastructure for this system and the general ledger module became operational in January 1997. Purchasing, inventory management and accounts payable came on line in July 1997 and the order processing system was converted to the new platform in May 1997. This project will yield to Artistic an organizational and informational infrastructure that is a highly scaleable, competitive asset.

MANUFACTURING

    CATALOG ITEMS AND PERSONALIZED PRODUCTS. The Company personalizes approximately 90% of the products that it sells, while other-items are manufactured by outside vendors, "pick-packed" and shipped at Artistic Plaza or "drop-shipped" directly from the vendor. The Company has recently completed renovation of Artistic Plaza, a 142,000 square foot facility, which provides the necessary space for all current manufacturing operations of the Company. Management believes that housing all manufacturing under one roof has decreased the cost of material movement and increased productivity through more efficient utilization of its personnel.

    Manufacturing operations utilize some of the newest technology available for production of the Company's products. Activities are monitored to provide up-to-the-minute order tracking and training programs assure a qualified group of employees. Quality assurance is maintained to provide the Company's customers with the highest degree of accuracy of product received.

    The Company maintains a wide variety of paper inventory to meet the demand for its customers' orders. The Company has more recently been better able to plan its inventory replenishment cycle which reduces the commitment of large amounts of working capital to inventory. Inventories have decreased 55% during 1996 as evidenced by an increase in inventory turns from 7.3x in 1995 to 10.0x in 1996, and the reduction of inventory from $5.8 million at year end 1995 to $2.6 million at year end 1996. These improvements have been accomplished through major programs such as supplier partnerships, replenishment, just-in time material management, consigned supply and inventory concepts, and strict quality management practices. The outsourcing of all check production to Harland as described below in "--Checks" was also a major factor in the reduction of inventory. These approaches have resulted in reduced supply costs, freight costs and scrap, and more efficient reporting and tracking procedures and controls. The warehouse operations utilize efficient storage location and handling methods to ensure security of materials, reduced loss and damage, and ease of movement. These concepts add to a more efficient and low-cost operation. Management believes that the Company's inventory system accuracy level exceeds 99%.

    CHECKS. On August 29, 1996, the Company contracted with Harland for the production of its requirements for checks for a period of seven years (the "Harland Contract"). All orders for check products are received by the Company, processed and electronically transferred to a Harland production facility in either the East or West geographical areas of the United States, depending on the customer's geographical location. Harland imprints the customers' checks and ships the orders directly from its facilities for a fixed price per box and within tolerances including a two-day turnaround time and a 99.9% micro-line accuracy rate. The Harland Contract is a valuable asset to the Company as it provides for virtually unlimited check production capacity with no significant limitations or capital expenditure requirements which would otherwise be associated with the growth of the Check product line. As a part of the Harland Contract, the Company sold its check-production equipment to Harland at net book value resulting in no gain or loss being recognized. Additionally, the Harland Contract has resulted in the elimination of business risk associated with quality, cost and labor-load leveling issues previously experienced by the Company. The Company has also directed its financial and human resources to new and more efficient uses within the Company. The Company believes that its relationship with Harland is positive.

    BACKLOG/POSTAGE. The Company's backlog of orders is generally small in relation to total sales and is not material to an understanding of the Company's business. Additionally, rapid order fulfillment is one means by which the Company can distinguish itself from its competition. Once a product is available for shipment, the mode of transportation can be U.S. bulk mail, priority mail or Federal Express. Because the Company is heavily involved in direct-mail solicitations and shipping of orders, increases in U.S. Postal Service ("USPS") rates affect its cost of doing business to a degree. Each time the USPS raises postage rates, the Company evaluates the classes of postage affected, the rates of increase and the potential impact on Company profits before it passes those increases on to its customers. The Company ships 2% of its products through private shipping providers such as Federal Express pursuant to contractual arrangements. The cost of such shipping is, generally, passed on to the customer and the Company is therefore not detrimentally affected by changes in price structure under such contracts.

    DATA ENTRY/ORDER PROCESSING. Over 7.6 million incoming orders were handled in the Company's order processing department in 1996. Approximately 85% of the Company's orders are received through the mail, with the remainder being accepted via the telephones. The orders received through the mail are opened, processed and batched for data entry usually within four hours of receipt from the post office.

    Two data entry sites, one at Artistic Plaza and the other in Binghamton, New York, key and verify each order. Networked computers utilizing post-relational database technology, along with fully integrated scanning devices, assist data entry clerks in the entry of personalized and other information related to each order. The speed and accuracy consistently exhibited by this department contributes to a high level of customer satisfaction, as well as the retention and growth of repeat customers.

    TELEMARKETING. An increasing percentage of the Company's revenue is being generated through its call center. In 1996, over 3.2 million telephone calls were answered as compared to 2 million calls in 1995.

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
With a base of over 12 million customers, along with a direct link to the manufacturing floor, the customer service/telemarketing representatives are able to recall detailed order history, facilitating customer inquiries, reorders or problem resolution. The use of cross-selling and "up-selling" techniques results in the average order from the Company being 20-30% higher when placed over the telephone versus when it is received through the mail.

    RAW MATERIALS. The raw materials necessary for the Company's business are principally paper, paper products and printing supplies. While increases in the prices of these commodities affect the Company's cost of goods sold, such increases likewise affect the Company's competition; thus, it is not uniquely vulnerable to such changes. Management believes that the availability of paper products in 1996 expanded with a concomitant stabilization in prices, although there can be no assurance that such stabilization will continue. The Company historically has found the necessary materials readily available in sufficient quantities.

    EMPLOYEES. As of February 28, 1997, the Company had approximately 656 employees, including 578 hourly and 78 salaried workers. The Company maintains strong employee relations which has helped to build a cohesive, marketing-driven organization that is focused, innovative and highly motivated. To enhance its workforce, Artistic has established ongoing programs for employee training, safety and communications. Employees are encouraged to join the Artistic's buyer's club which entitles them to discounts and enhances their loyalty to the Company. The Company believes its employee relations to be good. Artistic has never experienced a work stoppage and its employees are not represented by a labor union.


               CERTAIN INFORMATION CONCERNING MDC, NEWCO AND ADI


    Newco is a newly incorporated Delaware corporation and an indirect wholly-owned subsidiary of MDC. To date, Newco has not conducted any business other than in connection with the Merger. Accordingly, no meaningful financial information with respect to Newco is available. The principal executive offices of Newco are located at 45 Hazelton Avenue, Toronto, Ontario, Canada M5R 2E3.

    MDC, an Ontario corporation, has its principal executive office at 45 Hazelton Avenue, Toronto, Ontario, Canada M5R 2E3. MDC is principally engaged in the business of manufacturing security products, including stamps, checks, tickets and plastic cards, operating a non-retail mail order catalog operation, and a retail and catalog packaged seed company. In addition, MDC provides advertising, marketing and design services and products.

    ADI is a New York corporation formed by Thomas C. Wyckoff for the purpose of acquiring the P&C Businesses of the Company. To date, ADI has not conducted any business other than in connection with the Asset Sale. The principal executive offices of ADI are located at 111 Drive A, Strathmont Park, Elmira, New York 14905.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    The 1998 Annual Meeting of Stockholders of the Company has been postponed pending the results of the Special Meeting. In the event the Merger is not consummated and the 1998 Annual meeting is held, any stockholder proposal intended to be presented at the 1998 Annual Meeting must have been received by the Company prior to date of this proxy statement in order to be considered for inclusion in the proxy statement and form of proxy for such meeting.


                 POSTPONEMENT OR ADJOURNMENT OF SPECIAL MEETING



    The Company is also requesting the Stockholders to vote to allow the Company to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement and the Asset Purchase Agreement and to approve the Merger and the Asset Sale.


                                 OTHER MATTERS

    Management knows of no other matter which may properly be brought before the Special Meeting. Under the Company's Bylaws, no business may be transacted at a special meeting of Stockholders unless it is included in the notice of the meeting. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.


             INDEMNIFICATION FOR FEDERAL SECURITIES LAW VIOLATIONS



    It is the opinion of the Commission that indemnification for federal securities law violations may be unenforceable.


                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Commission and in accordance therewith files reports, proxy statements, and other information in accordance with the Exchange Act. These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Company's Common Stock is listed on Nasdaq and material filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Rep 1735 K Street N.W., Washington, D.C. 20006. After the Merger, it is expected that registration of the Common Shares under the Exchange Act will be terminated.

    This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers of their affiliates. In accordance with the rule, the Company has filed with the Commission, under the Exchange Act, a Schedule 13E-3 relating to the Merger and the Asset Sale. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

                                          By Order of the Board of Directors,

                                          Thomas C. Wyckoff
                                          ASSISTANT SECRETARY

[           ], 1998

PLEASE COMPETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

    PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   SCHEDULE I



                         CERTAIN INFORMATION REGARDING
                               THE FILING PERSONS



    The following table sets forth the name, business address, age, principal occupation or employment at the present time and during the last five years, the name, principal business and address of any corporation or other organization in which such occupation or employment is or was conducted and current directorships of the executive officers, directors and stockholders of Artistic Direct Incorporated ("ADI"), all of whom are citizens of the United States. Except as otherwise noted, the address of each such corporation or organization listed and the business addresses of such persons is the address of ADI, 111 Drive A, Strathmont Park, Elmira, New York 14905. Each person has had the principal occupation or employment listed for more than the past five years except as otherwise noted.



                      NAME AND                                                 PRESENT PRINCIPAL OCCUPATION OR
                  BUSINESS ADDRESS                         AGE           EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
-----------------------------------------------------      ---      -----------------------------------------------------
Stuart Komer.........................................          72   Director of ADI. He has served as Chairman of the
                                                                    Board of Artistic Greetings Incorporated ("Artistic")
                                                                    since 1966. He also served as Artistic's President
                                                                    from 1966 through July 1994 and from September 1995
                                                                    through August 1996, and as Artistic's Chief
                                                                    Executive Officer from July 1994 until August 1996.
                                                                    Mr. Komer is the stepfather of Thomas C. Wyckoff,
                                                                    ADI's Chief Executive Officer.

Morry Weiss..........................................          57   Director of ADI. In March 1992, Mr. Weiss was named
                                                                    Chairman and Chief Executive Officer of American
                                                                    Greetings Corporation ("American"). For more than
                                                                    five years prior thereto, he had served as President
                                                                    of American. He also a Director of National City
                                                                    Bank, Cleveland, Ohio and of Barnett, Inc.,
                                                                    Jacksonville, Florida.

Thomas C. Wyckoff....................................          31   Director, Chief Executive Officer and President of
                                                                    ADI Mr. Wyckoff has served as Artistic's Chief
                                                                    Operating Officer, Executive Vice President, General
                                                                    Counsel and Assistant Secretary since May 1997. Prior
                                                                    to that, he served as Senior Vice President
                                                                    Administration/ Corporate Development, General
                                                                    Counsel and Assistant Secretary since October 1996.
                                                                    From January through October 1996, he served as
                                                                    Senior Vice President, General Counsel and Assistant
                                                                    Secretary and as Artistic's General Counsel from July
                                                                    through December 1995. From September 1991 through
                                                                    July 1995, Mr. Wyckoff was associated with Cahill
                                                                    Gordon & Reindel, a law firm headquartered in New
                                                                    York, New York where his practice focused on
                                                                    corporate securities and transactional law.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        MDC COMMUNICATIONS CORPORATION,

                              AGI ACQUISITION CO.

                                      AND

                        ARTISTIC GREETINGS INCORPORATED

                         DATED AS OF DECEMBER 21, 1997

                               TABLE OF CONTENTS

                                             ARTICLE I
                                            THE MERGER
                                                                                           PAGE
                                                                                           -----

Section 1.01. The Merger..............................................................           2
Section 1.02. Effective Time..........................................................           2
Section 1.03. Certificate of Incorporation and By-Laws of Surviving Corporation.......           2
Section 1.04. Directors and Officers of Surviving Corporation.........................           2
Section 1.05. Closing.................................................................           3
Section 1.06. Further Assurances......................................................           3
Section 1.07. Conversion of Shares....................................................           4
Section 1.08. Stock Options...........................................................           4
Section 1.09. Stockholders' Meeting; Proxy Statement..................................           5
Section 1.10. Dissenting Shares.......................................................           6
Section 1.11. Payment for Shares......................................................           6

                                            ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Section 2.01. Organization............................................................           8
Section 2.02. Authority Relative to This Agreement....................................           9
Section 2.03. No Violations, Etc......................................................           9
Section 2.04. Proxy Statement.........................................................          10
Section 2.05. Financing...............................................................          10
Section 2.06. Brokers.................................................................          11

                                            ARTICLE III
                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01. Organization and Qualification..........................................          11
Section 3.02. Authority Relative to This Agreement....................................          11
Section 3.03. No Violations, Etc......................................................          12
Section 3.04. Board Recommendation....................................................          13
Section 3.05. State Antitakeover Statutes.............................................          13
Section 3.06. Fairness Opinion........................................................          13
Section 3.07. Proxy Statement.........................................................          13
Section 3.08. Finders or Brokers......................................................          14
Section 3.09. SEC Filings.............................................................          14
Section 3.10. Financial Statements....................................................          15
Section 3.11. Absence of Undisclosed Liabilities......................................          15
Section 3.12. Absence of Changes or Events............................................          16
Section 3.13. Capitalization..........................................................          17
Section 3.14. Litigation..............................................................          18
Section 3.15. Insurance...............................................................          18
Section 3.16. Compliance with Law.....................................................          18
Section 3.17. Employee Benefits.......................................................          19
Section 3.18. Taxes...................................................................          20
Section 3.19. Contracts...............................................................          21
Section 3.20. Related Party Transactions..............................................          22
Section 3.21. Real Property...........................................................          22
Section 3.22. Environmental Matters...................................................          22
Section 3.23. Intellectual Property...................................................          23

                                            ARTICLE IV
                                             COVENANTS

                                                                                           PAGE
                                                                                           -----

Section 4.01. Conduct of Business of the Company......................................          25
Section 4.02. Other Potential Bidders.................................................          28
Section 4.03. Access to Information...................................................          29
Section 4.04. Commercially Reasonable Efforts; Other Actions..........................          30
Section 4.05. Public Announcements....................................................          31
Section 4.06. Notification of Certain Matters.........................................          31
Section 4.07. Indemnification.........................................................          31
Section 4.08. Expenses................................................................          32
Section 4.09. Resignation of Directors................................................          32
Section 4.10. Asset Purchase Agreement................................................          32

                                             ARTICLE V
                             CONDITIONS TO THE OBLIGATIONS OF PARENT,
                                       NEWCO AND THE COMPANY

Section 5.01. Conditions to Obligations of Parent, Newco and the Company..............          33
Section 5.02. Conditions to Obligations of Parent and Newco...........................          33
Section 5.03. Conditions to Obligations of Company....................................          34

                                            ARTICLE VI
                                  TERMINATION; AMENDMENT, WAIVER

Section 6.01. Termination.............................................................          34
Section 6.02. Effect of Termination...................................................          36
Section 6.03. Certain Payments........................................................          37
Section 6.04. Amendment...............................................................          38
Section 6.05. Extension; Waiver.......................................................          38

                                            ARTICLE VII
                                            DEFINITIONS

Section 7.01. Terms Defined in This Agreement.........................................          39

                                           ARTICLE VIII
                                           MISCELLANEOUS

Section 8.01. Waiver of Compliance; Consents..........................................          40
Section 8.02. Survivability; Investigations...........................................          40
Section 8.03. Notices.................................................................          40
Section 8.04. Assignment; No Third Party Beneficiaries................................          41
Section 8.05. Governing Law...........................................................          42
Section 8.06. Counterparts............................................................          42
Section 8.07. Severability............................................................          42
Section 8.08. Interpretation..........................................................          42
Section 8.09. Entire Agreement........................................................          42

Signatures............................................................................         S-1

Exhibits

    Exhibit 1................................  Asset Purchase Agreement
    Exhibit 2................................  Stockholders Agreement

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1997 (the "Agreement"), by and among MDC Communications Corporation, an Ontario corporation ("Parent"), AGI Acquisition Co., a Delaware corporation ("Newco"), which is an indirect wholly owned Subsidiary of Parent, and Artistic Greetings Incorporated, a Delaware corporation (the "Company"). Newco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

    WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to the stockholders of the Company and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the transactions contemplated by the Asset Purchase Agreement (as defined herein)) and resolved to recommend approval and adoption by the stockholders of the Company of this Agreement and the Asset Purchase Agreement;

    WHEREAS, contemporaneously herewith, the Company is entering into an Asset Purchase Agreement, dated as of even date herewith, with Artistic Direct Incorporated (together with any other asset purchase agreement substantially in the form of Exhibit 1 hereto and providing for the payment of cash consideration of at least $9 million and the assumption of the Assumed Liabilities (as defined therein), the "Asset Purchase Agreement"), pursuant to which the Company has agreed to sell (the "Asset Sale") certain assets relating to the personalized product and catalog businesses of the Company (the "P&C Business") for the consideration set forth therein and the assumption of certain liabilities relating to the P&C Business, on the terms and conditions more fully described therein; and

    WHEREAS, the Board of Directors and the shareholders of Newco have, in light of and subject to the terms and conditions set forth herein, approved and adopted this Agreement and the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.01. THE MERGER. (a) In accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "Delaware Act"), at the Effective Time (as hereinafter defined), Newco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "the Company". At the Effective Time the separate existence of Newco shall cease.

    (b) The Merger shall have the effects on Newco and the Company as constituent corporations of the Merger as provided under the Delaware Act.

    Section 1.02. EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    Section 1.03. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article Four of such Certificate is amended to read in its entirety as follows: "The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, all of one class of Common Stock having a par value of $.01 per share, and each share of Common Stock shall be entitled to one vote on all matters as to which such stock is entitled to vote.". As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein, by the Certificate of Incorporation or by law.

    Section 1.04. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors of Newco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

    Section 1.05. CLOSING. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 6.01, and subject to satisfaction or waiver of the provisions of Article V hereof, the closing (the "Closing") of this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. local time as soon as practicable but no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 5.01, 5.02 and 5.03 hereof, or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date." For purposes of this Agreement "business day" shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions in New York or Toronto are authorized or required by law or other government action to close.

    (b) At the Closing, Parent, Newco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

    Section 1.06. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    Section 1.07. CONVERSION OF SHARES. (a) Each share (a "Share") of Common Stock, par value $.10 per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury, (ii) Shares held by Parent, Newco or any other subsidiary of Parent and (iii) Dissenting Shares (as defined in Section 1.10 hereof)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 1.11, $5.70 per Share in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share, less any required withholding of taxes; PROVIDED that, in the event the aggregate cash consideration net of fees, expenses and other direct costs (including any break-up or termination fee and liquidated damages, if any) received by the Company pursuant to the Asset Purchase Agreement exceeds $9,000,000, the Merger Consideration with respect to each such Share shall be increased to include the pro rata portion of the amount by which such consideration exceeds $9,000,000. At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Newco shall be converted into a share of common stock, par value $.01 per share, of the Surviving Corporation.

    (b) Each Share held in the treasury of the Company and each Share held by Parent, Newco or any subsidiary of Parent, or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

    Section 1.08. STOCK OPTIONS. (a) Prior to the consummation of the Merger, the Board shall use its best efforts to cause the terms of all outstanding stock options heretofore granted under any stock option plan of the Company (collectively, the "Stock Plans") to be adjusted to provide that, at the Effective Time, each stock option outstanding immediately prior to the consummation of the Merger shall be cancelled and the holder thereof shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation a cash payment of an amount equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Common Stock subject to such stock option, multiplied by (ii) the number of shares of Common Stock for which such stock option shall not theretofore have been exercised.

    (b) All amounts payable pursuant to Section 1.08(a) shall be subject to any required withholding of taxes and shall be paid without interest.

    (c) Prior to the consummation of the Merger, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are commercially reasonable, subject, if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 1.08 and to provide that, on and after the Effective Time, no officer, director or employee of the Company shall have any right to acquire any interest in, any equity security of the Company or any of its subsidiaries.

    Section 1.09. STOCKHOLDERS' MEETING; PROXY STATEMENT. (a) The Company, acting through the Board, shall in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws:

        (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") to be held as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby;

        (ii) subject to its fiduciary duties as determined in good faith by a majority of the Board, based upon the written opinion of outside counsel, include in the Proxy Statement (as amended or supplemented, the "Proxy Statement") required to be distributed to holders of Common Stock in connection with the Merger the recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby and the written opinion of PaineWebber Incorporated (the "Financial Adviser") that the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders; and

    (b) The Company shall prepare and file with the Securities and Exchange Commission (the "SEC") the Proxy Statement and shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, have the Proxy Statement cleared by the SEC and cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall consult with Parent and its counsel regarding comments made by the SEC.

    At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them (or with respect to which such entities exercise voting control) in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

    Section 1.10. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Act ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses his right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give Parent and Newco prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent and Newco shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or Newco, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 1.11. PAYMENT FOR SHARES. (a) Prior to the Effective Time, Parent and Newco shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At or prior to the Effective Time, Parent or Newco will provide the Exchange Agent with the funds necessary to make the payments contemplated by
Section 1.07(a) hereof (the "Exchange Fund"). Such funds shall be invested by the Exchange Agent as directed by Newco or, after the Effective Time, the Surviving Corporation, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) the Merger Consideration, without any interest thereon, less any required withholding of taxes, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.11(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Parent or Newco, or by any subsidiary of Parent or Newco, and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the Merger Consideration.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

    (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such Shares except to surrender such Certificates in exchange for cash pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 262 of the Delaware Act.

    (e) Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors for payment of their claims for the Merger Consideration for each Share such stockholders hold, without any interest.

    (f) Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                              OF PARENT AND NEWCO

    Each of Parent and Newco jointly and severally represents and warrants to the Company as follows:

    Section 2.01. ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of Ontario. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco has not engaged in any business since it was incorporated other than in connection with the transactions contemplated by this Agreement. Parent owns directly or indirectly all of the outstanding capital stock of Newco.

    Section 2.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Newco and by Parent as the sole stockholder of Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

    Section 2.03. NO VIOLATIONS, ETC. (a) Assuming that all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by this Section 2.03, the execution and delivery of this Agreement and the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws or similar organizational document of either Parent or Newco, (ii) assuming that all consents, approvals and authorizations contemplated by clause (b) below have been obtained and all filings described in such clause have been made, violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Newco or any of their properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Parent or Newco is a party, or by which Parent, Newco or any of their properties is bound, excluding from the foregoing clauses (ii) and
(iii) violations, breaches and defaults which, either individually or in the aggregate, would not materially impair the ability of Parent or Newco to consummate the Merger or the other transactions contemplated hereby or have a material adverse effect on the business, operations, assets or financial condition of Parent and its subsidiaries taken as a whole.

    (b) No filing or registration with, or authorization, consent or approval of, or notification to any governmental entity is required by Parent or Newco in connection with the execution and delivery of this Agreement or the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, (iii) the filing of appropriate merger documents as required by the Delaware Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, either individually or in the aggregate, would not materially impair the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a material adverse effect on the business, operations, assets or financial condition of Parent and its subsidiaries taken as a whole.

    Section 2.04. PROXY STATEMENT. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier Proxy Statement which has become false or misleading.

    Section 2.05. FINANCING. Parent or Newco, at the Effective Time, will have sufficient funds available to consummate the Merger.

    Section 2.06. BROKERS. Except for Furman Selz (a true and correct copy of whose engagement agreement has been provided to the Company), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Newco.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Newco that, except as disclosed in the disclosure statement (the "Disclosure Statement"), dated the date hereof, from the Company to Parent:

    Section 3.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Merger. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, assets, financial condition or results of operations of the Company. The Company is not in violation of any of the provisions of its Restated Certificate of Incorporation or By-laws. The Company has previously delivered to Parent accurate and complete copies of the Company's Restated Certificate of Incorporation and By-laws, as currently in effect.

    Section 3.02. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and the sale of assets contemplated by the Asset Purchase Agreement, the approval of a majority of the outstanding shares of Common Stock (the "Requisite Vote") at the Special Meeting or any adjournment thereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

    Section 3.03. NO VIOLATIONS, ETC. Except for the filings of the Certificate of Merger, filings required under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filings required under and in compliance with the HSR Act and as set forth on Schedule 3.03 hereto, no filing with, notification to and no permit, authorization, consent or approval of, any public body is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, excluding from the foregoing permits, authorizations, consents, approvals and notices which (i) if not obtained, made or given, either individually or in the aggregate, would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect or (ii) are required in connection with the transactions contemplated by the Asset Purchase Agreement. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) subject to obtaining the approval of a majority of the outstanding shares of Common Stock at the Special Meeting or any adjournment thereof if and to the extent required by the Delaware Act, conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or By-Laws of the Company, (ii) other than as set forth on Schedule 3.03 hereto or as required in connection with the transactions contemplated by the Asset Purchase Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase or result in the loss of a material benefit) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture, or deed of trust or (y) license, lease, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses
(ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect.

    Section 3.04. BOARD RECOMMENDATION. The Board has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger is fair to the holders of such Shares and recommended that the holders of such Shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

    Section 3.05. STATE ANTITAKEOVER STATUTES. The Company or the Board, as applicable, has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the Delaware Act and any other state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share," or other state antitakeover statute or regulation

(x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or (z) would subject Parent or Newco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

    Section 3.06. FAIRNESS OPINION. The Company has received the opinion of the Financial Adviser to the effect that as of the date hereof the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders.

    Section 3.07. PROXY STATEMENT. The Proxy Statement will comply as to form in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Proxy Statement. The information supplied by the Company in writing for inclusion in the Proxy Statement will not, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier Proxy Statement which has become false or misleading.

    Section 3.08. FINDERS OR BROKERS. Except for the Financial Adviser, the Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the Asset Sale. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Adviser pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

    Section 3.09. SEC FILINGS. (a) The Company has filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1995 (collectively, the "Company SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. None of the Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) contained when filed or (except to the extent revised or superseded by a subsequent filing with the SEC) contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Newco, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited financial statements and unaudited interim financial statements of the Company to be included or incorporated by reference in such reports and statements will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

    Section 3.10. FINANCIAL STATEMENTS. The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company's forms, reports and documents filed with the SEC since December 31, 1995 have been prepared in accordance with United

States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements have been certified as such (without exception) by the Company's independent auditors.

    Section 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the balance sheet of the Company at December 31, 1996 and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996 and those that would not individually or in the aggregate have a Material Adverse Effect.

    Section 3.12. ABSENCE OF CHANGES OR EVENTS. Since December 31, 1996:

        (a) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock, other than the payment made by the Company with respect to 500,000 shares of Common Stock put to the Company by Valcheck Company on June 30, 1997;

        (b) except in the ordinary course of business and consistent with past practice, the Company has not incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation or entered into any commitment or transaction material to the Company taken as a whole;

        (c) there has not been any material change in the accounting methods, principles or practices of the Company;

        (d) there has not been any damage, destruction or loss, whether or not covered by insurance, except for such as would not, individually or in the aggregate, have a Material Adverse Effect;

        (e) there has been no change in the business, operations, assets or financial condition of the Company that has had or will have a Material Adverse Effect;

        (f) there has not been any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable, in any case, other than in the ordinary course of business and in connection with the revaluation of certain fixed assets as set forth in the Disclosure Statement;

        (g) there has not been any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of the Company, except for increases in base compensation in the ordinary course of business consistent with past practice, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or key employees; or

        (h) there has not been any agreement by the Company to (i) do any of the things described in the preceding clauses (a) through (g) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article III untrue or incorrect.

    Section 3.13. CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date hereof, there are 6,538,802 shares of Common Stock outstanding of which 695,396 shares of Common Stock held in the Company's treasury. As of the date hereof, no shares of Common Stock were reserved for issuance upon the exercise of outstanding options and options which may be granted under the Stock Plans of the Company, all of which options and plans are listed and described in Schedule 3.13 hereto (the "Common Stock Equivalents"), and the number of shares issuable upon exercise of all such options is as previously disclosed to Parent by the Company. Except as set forth above and except for the Common Stock Equivalents there are not outstanding any shares of capital stock or other voting securities, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock or voting securities of the Company or any other securities convertible into or exchangeable for or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of the Company. All issued and outstanding shares of Common Stock are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. The Company has no subsidiaries. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company.

    Section 3.14. LITIGATION. There is no (i) claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or relating to the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either prevent or materially delay the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect.

    Section 3.15. INSURANCE. Schedule 3.15 hereto lists all material insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and all claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been delivered to Parent. The Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement. As of the date hereof, there are no material claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. To the Company's best knowledge, all necessary notifications of claims have been made to insurance carriers other than those which would not have a Material Adverse Effect.

    Section 3.16. COMPLIANCE WITH LAW. The Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations except where any such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all permits, licenses and franchises from governmental agencies required to conduct its businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Merger.

    Section 3.17. EMPLOYEE BENEFITS. (a) Schedule 3.17 contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future material liability, other than any such plan or plans that, individually or in the aggregate, do not provide for any payment or payments or unrecorded liabilities in excess of $50,000.

    (b) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description for a Company Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports;

    (c) Except to the extent not reasonably expected to have a Material Adverse
Effect: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (v) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan within the last five years for which has resulted or is reasonably likely to result in any material liability that remains unsatisfied;

    (d) Except as set forth in the Disclosure Statement, with respect to each of the Company Plans that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports;

    (e) Except to the extent not reasonably expected to have a Material Adverse
Effect: with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

    (f) Except as set forth in the Disclosure Statement, no Company Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G and whether or not some other future event is required to trigger payment or otherwise result in liability to the Company.

    Section 3.18. TAXES. Except as set forth in the Disclosure Statement, the Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any former subsidiary is or was a member has
(x) timely filed (or there have been filed on its behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made provision in accordance with United States GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof, except for any such filings or payments which would not, individually or in the aggregate have a Material Adverse Effect.

    "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fee and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or Jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document declaration or other information.

    Section 3.19. CONTRACTS. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of it or any of its properties or assets may be bound (collectively, the "Contracts") is legally valid and binding against the Company and, to the Company's best knowledge, each other party thereto and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, and there are not defaults thereunder by the Company and, to the Company's best knowledge, any other party thereto, except those defaults that would not have a Material Adverse Effect on the Company. The Company has previously made available for inspection by Newco or its representatives all material Contracts listed on Schedule 3.19.

    Section 3.20. RELATED PARTY TRANSACTIONS. Except as set forth in the Disclosure Statement or in the Company SEC Documents, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company has borrowed money from or has outstanding any indebtedness or other similar obligations to the Company.

    Section 3.21. REAL PROPERTY. The Company has sufficient title or leaseholds to real property to conduct its business as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect.

    Section 3.22. ENVIRONMENTAL MATTERS. Except as would not result in a Material Adverse Effect, and except as disclosed in the Disclosure Statement:

        (i) The Company holds all Environmental Permits (as defined below), and the Company is in compliance with all Environmental Laws;

        (ii) As of the date hereof, there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened against the Company;

       (iii) The Company is not a party to any consent decree, order or agreement which requires performance of any response or corrective action to address any Hazardous Material or any violation of Environmental Law;

        (iv) To the knowledge of the Company, there are no (A) underground storage tanks, (b) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned or leased by the Company that is expected to give rise to liability of the Company under any Environmental Laws;

        (v) To the knowledge of the Company, there are no events or conditions, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials (as defined below), that would reasonably be expected to give rise to liability of the Company under any Environmental Laws;

        (vi) The Company has not assumed by contract any liabilities or obligations under any Environmental Laws; and

       (vii) For purposes of this Agreement, the following terms shall have the following meanings:

           "ENVIRONMENTAL CLAIM" means any written notice, claim, demand, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) under any Environmental Laws, including without limitation any liability resulting from the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company.

           "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, common law, orders and decrees relating in any manner to pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community-Right-to-Know Act, the Occupational Safety and Health Act and the Safe Drinking Water Act, all as amended.

           "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company to conduct its operations and businesses.

           "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated by any Environmental Law.

    Section 3.23. INTELLECTUAL PROPERTY. Schedule 3.23 sets forth a list of all material registered and material unregistered Intellectual Property (as defined below) owned by the Company and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Intellectual Property currently used in the conduct of the Company's business (the "Licenses") as of the date hereof. Except as set forth in the Disclosure Statement (i) the Company is the sole owner of all of its rights under the Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Company is the sole owner of, or has a valid right to use pursuant to a License, all patents and patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith, the names, likenesses and other attributes of individuals, registered and unregistered copyrights, computer programs and databases, trade secrets, proprietary technology, know-how, industrial designs and other confidential information and any pending applications for any of the foregoing (collectively, the "Intellectual Property") currently used in the conduct of the Company's business, free and clear of any liens, claims, encumbrances or interests; (iii) to the Company's best knowledge, the present operations of the Company do not, and its past operations did not, infringe upon, violate, interfere or conflict with the rights of others with respect to any Intellectual Property, and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (iv) to the Company's best knowledge, none of the Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (v) no License provision or any other contract, agreement or understanding to which the Company is a party would prevent the continued use by the Company (as currently used by the Company) of any Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Company's best knowledge, no person is infringing upon or otherwise violating any Intellectual Property or License; and (vii) there are no claims pending or, to the Company's best knowledge, threatened in connection with any License, in all cases in clauses (i) through (vii) of this Section 3.23 with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE IV
                                   COVENANTS

    Section 4.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as set forth in the Disclosure Statement and as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Asset Purchase Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent and except as disclosed in the Disclosure Statement:

        (a) amend its Restated Certificate of Incorporation (or other applicable charter document) or By-Laws;

        (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock) of the Company, other than pursuant to and in accordance with the terms of the Common Stock Equivalents outstanding on the date hereof and listed on Schedule 3.13;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock;

        (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit and except for short-term debt incurred in the ordinary course of business and consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person in excess of $50,000 in the aggregate (other than investments in marketable securities made in the ordinary course of business of the Company and consistent with past practice);

        (e) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee in any manner, or (except for normal increases in salary or wages of employees who are not officers of the Company in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any current or former director, officer or employee or grant any severance or termination pay or pay any benefit not required by any plan, agreement, trust, fund, policy and arrangement as in effect as of the date hereof;

        (f) except for sales of inventory in the ordinary course of business and consistent with past practice, sell, transfer, lease or otherwise dispose of, or encumber, or agree to sell, transfer, lease, or otherwise dispose of or encumber, any assets, properties, real, personal or mixed not in excess of $50,000 individually;

        (g) enter into any agreements, commitments or contracts, except agreements, commitments or contracts either (i) for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice or (ii) which do not, individually, relate to the making of payments or the provision of services for consideration in excess of $50,000 over the term of any such agreement, commitment or contract;

        (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition (by merger, consolidation or acquisition of assets or securities or any disposition of any assets or securities) of any corporation, partnership or other business organization or division thereof or any change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice or modify or amend the contracts between the parties referred to in paragraph 15 of the Disclosure Letter;

        (i) except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in any calendar month in excess of $100,000; PROVIDED, HOWEVER, that amounts not authorized or committed in any calendar month may be carried forward to future calendar months;

        (j) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled, terminated or materially altered;

        (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

        (l) enter into any hedging, option, derivative or other similar transaction;

        (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

        (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice;

        (o) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

        (p) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

        (q) settle or compromise any pending or threatened suit, action or claim which is material;

        (r) collect receivables or pay payables or purchase inventory or make shipments to customers, other than in the ordinary course of business consistent with past practice;

        (s) modify the amount spent on advertising for the Company as a whole and the allocation between each of the check business and the P&C Business from the schedule related thereto previously delivered by the Company to Parent; or

        (t) agree to do any of the foregoing or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

    Section 4.02. OTHER POTENTIAL BIDDERS. (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company other than a sale of assets and assumption of liabilities pursuant to the Asset Purchase Agreement. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor made after the date hereof, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any division of the Company, if such entity or group has submitted a bona fide written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based upon the written advice of outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; PROVIDED, HOWEVER, that the Company may furnish information and access, and participate in discussing and negotiate, with respect to a sale of assets and assumption of liabilities pursuant to the Asset Purchase Agreement. The Board shall notify Parent immediately if any such proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and shall keep Parent promptly advised of all material developments in connection therewith. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Newco, any affiliate or associate of Parent and Newco or any designee of Parent and Newco) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any division of the Company (other than with respect to the assets and liabilities to be transferred pursuant to the Asset Purchase Agreement), PROVIDED, HOWEVER, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14D-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, PROVIDED, FURTHER, that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment that, based upon the written advice of outside counsel, failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law.

    (b) Notwithstanding anything in this Agreement to the contrary, no action taken by the Board, based upon the written advice of outside counsel, in the exercise of its fiduciary duties, shall constitute a breach of any provision of this Agreement.

    Section 4.03. ACCESS TO INFORMATION. (a) From the date of this Agreement until the Effective Time, the Company will give Parent and Newco and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) full access during normal business hours to all facilities, personnel and operations and to all books and records of the Company, will permit Parent and Newco to make such inspections as they may reasonably require and will cause its officers to furnish Parent with such financial and operating data and other information with respect to the businesses and properties of the Company as Parent may from time to time reasonably request.

    (b) Parent will permit the Company and its agents, including its counsel and auditors, to have access to Parent's books and records and personnel for the purpose of conducting customary due diligence regarding the accuracy of the Parent SEC Documents.

    (c) Each of Parent and Newco will hold and will cause their respective authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement dated October 21, 1996 between Parent and the Company (the "Confidentiality Agreement") all documents and information concerning the Company furnished to Parent or Newco in connection with the transactions contemplated by this Agreement. The Company will hold and will cause its respective authorized representatives, including consultants and advisers, to hold in strict confidence pursuant to the Confidentiality Agreement all documents and information concerning the Parent and Newco furnished to the Company in connection with the transactions contemplated by this Agreement.

    Section 4.04. COMMERCIALLY REASONABLE EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided, Parent, Newco and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers, and (iii) the lifting of any legal bar to the Merger. Parent shall cause Newco to perform all of its obligations under this Agreement and shall not take any action which would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action which would cause Parent or Newco to fail to perform its obligations hereunder.

    Section 4.05. PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Newco and the Company will consult with, and obtain the consent of, which consent shall not be unreasonably withheld, each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law or any listing agreement with its securities exchange.

    Section 4.06. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the business, operations, assets or financial condition of the Company to which the Company is a party or is subject. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty made by such party contained herein untrue or (c) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 4.07. INDEMNIFICATION. (a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company, determined as of the Effective Time, against all losses, claims, damages, expenses or liabilities (collectively, "Costs") (but only to the extent such costs are not otherwise covered by insurance or are not promptly paid by insurance) arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

    (b) For a period of three years after the Effective Time, the Surviving Corporation shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available; PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (which the Company represents and warrants to be not more than $60,000).

    (c) Parent hereby agrees to guarantee each and every one of the obligations of the Surviving Corporation set forth in Sections 4.07(a) and 4.07(b).

    Section 4.08. EXPENSES. Except as set forth in Section 6.03, Parent and Newco, on the one hand, and the Company, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

    Section 4.09. RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Parent the resignation of such directors of the Company as Parent shall specify, effective at the Effective Time.

    Section 4.10. ASSET PURCHASE AGREEMENT. (a) The Company shall not amend the Asset Purchase Agreement or waive any of its rights thereunder without the prior written consent of Parent.

    (b) The Company shall keep Parent reasonably informed of the status of the financing related to the Asset Purchase Agreement.

                                   ARTICLE V
                        CONDITIONS TO THE OBLIGATIONS OF
                         PARENT, NEWCO AND THE COMPANY

    Section 5.01.  CONDITIONS TO OBLIGATIONS OF PARENT, NEWCO AND THE
COMPANY. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

        (a) this Agreement, the Asset Purchase Agreement, the Merger and the transactions contemplated by the Asset Purchase Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the Requisite Vote;

        (b) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

        (c) there shall not have been any action taken, or any statute, rule, regulation, judgment, decree, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Merger, or any other action shall have been taken, proposed or threatened, by any state or federal government or governmental authority or by any U.S. or Canadian court, that presents substantial likelihood of prohibiting or restricting consummation of the Merger.

    Section 5.02. CONDITIONS TO OBLIGATIONS OF PARENT AND NEWCO. The obligations of Parent and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

        (a) there shall not have occurred any event or circumstances that has had or is reasonably likely to have a Material Adverse Effect on the Company;

        (b) all representations and warranties of the Company under this Agreement which are qualified as to materiality shall be true and correct in all respects and all representations and warranties of the Company under this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Effective Time;

        (c) the Company shall have performed in all material respects all covenants and agreements required to be performed by it prior to the Effective Time;

        (d) Parent shall have received a certificate signed on behalf of the Company by its chief executive officer to the effect set forth in clauses
    (b) and (c) above; and

        (e) all conditions under the Asset Purchase Agreement shall have been satisfied or waived and the transactions contemplated thereby shall have been consummated.

    Section 5.03. CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

        (a) all representations and warranties of Parent and Newco under this Agreement which are qualified as to materiality shall be true and correct in all respects and all representations and warranties of Parent and Newco under this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Effective Time.

        (b) Parent and Newco shall have performed in all material respects all covenants and agreements required to be performed by each of them prior to the Effective Time.

                                   ARTICLE VI

                         TERMINATION; AMENDMENT, WAIVER

    Section 6.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

        (a) by mutual written consent of Parent, Newco and the Company;

        (b) by Parent and Newco or the Company if any court of competent jurisdiction in the United States or Canada or other United States or Canadian governmental body shall have issued a final order, injunction, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action is or shall have become nonappealable; PROVIDED that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any party which has not used its reasonable best efforts to cause any such order, injunction, decree, ruling or other action to be lifted;

        (c) by either the Parent and Newco or the Company if the stockholders of the Company fail to adopt and approve this Agreement, the Asset Purchase Agreement, the Merger and the transactions contemplated by this Agreement and the Asset Purchase Agreement at the Special Meeting and any adjournment thereof, by the Requisite Vote;

        (d) by the Company if a corporation, partnership, person or other entity or group shall have made a bona fide offer not solicited in violation of
    Section 4.02 that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties (i), based upon the advice of the Financial Advisor, is more favorable to the Company's stockholders than the Merger and (ii), based upon the written advice of outside counsel, must not make or must withdraw or modify its recommendation of the Merger in order to avoid breaching its fiduciary duties under applicable law; PROVIDED, HOWEVER, that such termination under this clause shall not be effective (i) unless Parent or Newco does not, within 5 business days of receipt of the Company's notification of its intention to enter into a definitive agreement with respect to a superior proposal, make an offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based upon the advice of the Financial Advisor, is at least as favorable to the Company's stockholders as the superior proposal and (ii) until the Company has made payment of the full fee and expense reimbursement required by Section 6.03;

        (e) by Parent and Newco, if (i) there shall have been a breach of any representation or warranty on the part of the Company that is or will have a Material Adverse Effect on the Company or which materially adversely affects the ability of the Company to consummate the Merger, (ii) there shall have been a breach of any covenant or agreement on the part of the Company which is or will result in a Material Adverse Effect on the Company or materially adversely affects the ability of the Company to consummate the Merger, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the Closing Date,
    (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Newco) that has proposed a Third Party Acquisition (as defined below), (iv) the Board (A) shall have withdrawn or modified in a manner adverse to Newco its approval or recommendation of this Agreement or the Merger or shall have recommended another offer or transaction or shall have adopted any resolution to effect any of the foregoing or (B), in response to any tender or exchange offer for more than 20% of the outstanding Common Stock, shall not have recommended rejection of such tender offer or exchange offer within the time periods specified by applicable law, or shall have adopted any resolution to effect any of the foregoing; (v) the existing Asset Purchase Agreement shall have become terminable by the Company and the Company shall not have entered into a substitute Asset Purchase Agreement with another party within 2 Business Days; or (vi) the Company shall have failed to mail the Proxy Statement as promptly as practicable after the clearance thereof by the SEC or the Company has failed to include in the Proxy Statement the Board's recommendation of the Merger;

        (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Newco which materially adversely affects (or materially delays) the consummation of the Merger or
    (ii) there shall have been a material breach of any covenant or agreement on the part of Parent or Newco and which materially adversely affects (or materially delays) the consummation of the Merger which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two business days prior to the Closing Date; or

        (g) by Parent and Newco or the Company if the Merger shall not have been consummated on or before the date that is 5 months from the date of this Agreement; provided that the right to terminate this Agreement pursuant to this Section 6.01(g) shall not be available to any party which has not used its reasonable best efforts to cause the Merger to be consummated.

    Section 6.02. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provision of this Section 6.02 and Section 6.03 hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

    Section 6.03. CERTAIN PAYMENTS. (a) In the event Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(i), (ii) or (v) hereof, Parent and Newco would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Newco for such damages, the Company shall pay to Parent, as liquidated damages immediately upon such a termination, an amount equal to the reasonable, documented out-of-pocket third party expenses of Parent and Newco incurred in connection with the transactions contemplated hereby, not to exceed

$600,000 in the aggregate. It is specifically agreed that the amount to be paid pursuant to this Section 6.03(a) represents liquidated damages and not a penalty.

    (b) If

        (i) Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(vi) hereof and, within 18 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

        (ii) Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(iii) or (vi), and within 18 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the Merger Consideration; or

       (iii) (A) the Company terminates this Agreement pursuant to 6.01(d) hereof or (B) Parent and Newco or the Company terminate this Agreement pursuant to Section 6.01(c) hereof or (C) Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(iv), the Company shall pay to Parent and Newco either prior to termination in the case of the event described in Section 6.03(iii)(A) or within one business day following the execution and delivery of such agreement or such occurrence or termination, as the case may be, in the case of the event described in Section 6.03(i), (ii), (iii)(B) or (iii)(C), a fee, in cash, of $1,300,000, plus reasonable, documented out-of-pocket third party expenses of Parent and Newco incurred in connection with the transactions contemplated hereby, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such $1,300,000 fee with respect to all such agreements and occurrences and such termination.

    "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company (other than pursuant to the Asset Purchase Agreement); (iii) the acquisition by a Third Party of 30% of more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of this Agreement and which is not part of a series of transactions resulting in a change of control.

    Section 6.04. AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Newco at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    Section 6.05. EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VII

                                  DEFINITIONS

    Section 7.01. TERMS DEFINED IN THIS AGREEMENT. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

Agreement...........................................................  First
                                                                      Paragraph
Antitrust Division..................................................  4.04
Asset Purchase Agreement............................................  1.07
Board...............................................................  Recitals
Certificates........................................................  1.11
Certificate of Merger...............................................  1.12
Closing.............................................................  1.05
Closing Date........................................................  1.05
Common Stock........................................................  Recitals
Company.............................................................  First
                                                                      Paragraph
Common Stock Equivalents............................................  3.13
Company SEC Reports.................................................  3.04
Contracts...........................................................  3.19
Confidentiality Agreement...........................................  4.02
Delaware Act........................................................  1.01
Disclosure Statement................................................  Article III
Dissenting Shares...................................................  1.10
Effective Time......................................................  1.02
ERISA...............................................................  3.17
Exchange Act........................................................  3.03
Exchange Agent......................................................  1.11
Exchange Fund.......................................................  1.11
Financial Advisor...................................................  1.09
FTC.................................................................  4.04
HSR Act.............................................................  2.03
Intellectual Property...............................................  3.23
Licenses............................................................  3.23
Material Adverse Effect.............................................  3.01
Merger..............................................................  1.01
Merger Consideration................................................  2.07
Newco...............................................................  First
                                                                      Paragraph
Parent..............................................................  First
                                                                      Paragraph
Proxy Statement.....................................................  1.09
SEC.................................................................  1.04
Securities Act......................................................  2.03
Special Meeting.....................................................  1.09
Stock Plans.........................................................  1.08
Surviving Corporation...............................................  1.01
Tax Return..........................................................  3.18
Taxes...............................................................  3.18
Third Party.........................................................  6.03
Third Party Acquisition.............................................  6.03

                                  ARTICLE VIII

                                 MISCELLANEOUS

    Section 8.01. WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Newco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Newco, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.01.

    Section 8.02. SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent, Newco and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

    Section 8.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.


    (a) if to the Company, to
      One Komer Center
      P.O. Box 1999
      Elmira, NY 14902-1999
      Telephone: (607) 735-4500
      Facsimile: (607) 733-5699
      Attention: Stuart Komer
      with a copy to
      Cahill Gordon & Reindel
      80 Pine Street
      New York, NY 10005
      Telephone: (212) 701-3000
      Facsimile: (212) 269-5420
      Attention: William B. Gannett, Esq.

    (b) if to Parent, or Newco, to
45 Hazelton Avenue
      Toronto, Ontario
      Canada M5R 2E3
      Telephone: (416) 960-9000
      Attention: Miles S. Nadal
      with a copy to
      Marni J. Lerner, Esq.
      Edward J. Chung, Esq.
      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, NY 10017
      Telephone: (212) 455-2000
      Facsimile: (212) 455-2502

    Section 8.04. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and Newco may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 4.07, the officers and directors of the Company.

    Section 8.05. GOVERNING LAW. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

    Section 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 8.07. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

    Section 8.08. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

    Section 8.09. ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Confidentiality Agreement and Disclosure Statement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

    IN WITNESS WHEREOF, Parent, Newco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

MDC COMMUNICATIONS CORPORATION

By:        /s/ MILES S. NADAL
           ----------------------------------------
           Name:      Miles S. Nadal
           Title:     PRESIDENT AND CHIEF EXECUTIVE
                      OFFICER

AGI ACQUISITION CO.

By:        /s/ PETER LEWIS
           ----------------------------------------
           Name:      Peter Lewis
           Title:

ARTISTIC GREETINGS INCORPORATED

By:        /s/ STUART KOMER
           ----------------------------------------
           Name:      Stuart Komer
           Title:     CHAIRMAN OF THE BOARD

                                                                        ANNEX II

                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                        ARTISTIC GREETINGS INCORPORATED
                                      AND
                          ARTISTIC DIRECT INCORPORATED

                            ------------------------

                         DATED AS OF DECEMBER 21, 1997

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

                                                       ARTICLE I
                                                   PURCHASE AND SALE

Section 1.1        The Asset Purchase......................................................................           1
Section 1.2        Purchase Price..........................................................................           2
Section 1.3        Assumption of Liabilities...............................................................           2
Section 1.4        Closing.................................................................................           3
Section 1.5        Further Assurances......................................................................           3
Section 1.6        FMV Schedule............................................................................           3
Section 1.7        Intellectual Property LLC...............................................................           3
Section 1.8        Purchase Price Adjustments..............................................................           3
Section 1.9        Allocation of Certain Joint Liabilities.................................................           3

                                                       ARTICLE II
                                         REPRESENTATIONS AND WARRANTIES OF ADI

Section 2.1        Organization and Qualification..........................................................           3
Section 2.2        Authority...............................................................................           4
Section 2.3        No Violations, Etc......................................................................           4
Section 2.4        Brokers.................................................................................           4
Section 2.5        Financing...............................................................................           5
Section 2.6        No Other Representations or Warranties..................................................           5

                                                      ARTICLE III
                                       REPRESENTATIONS AND WARRANTIES OF ARTISTIC

Section 3.1        Organization and Qualification..........................................................           5
Section 3.2        Authority...............................................................................           5
Section 3.3        No Violations, Etc......................................................................           5
Section 3.4        Board Recommendation....................................................................           6
Section 3.5        Brokers.................................................................................           6
Section 3.6        No Other Representations or Warranties..................................................           6

                                                       ARTICLE IV
                                       COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1        Conduct of Business.....................................................................           6
Section 4.2        Other Potential Bidders.................................................................           8
Section 4.3        No Solicitation.........................................................................           9

                                                       ARTICLE V
                                                 ADDITIONAL AGREEMENTS

Section 5.1        Fees and Expenses.......................................................................           9
Section 5.2        Reasonable Best Efforts.................................................................           9

                                                                                                                PAGE
                                                                                                                -----
Section 5.3        Intentionally Omitted...................................................................          10
Section 5.4        Financing...............................................................................          10
Section 5.5        Artistic and ADI Indemnification........................................................          10
Section 5.6        Public Announcements....................................................................          12
Section 5.7        Sales and Transfer Taxes................................................................          12
Section 5.8        Access to Information...................................................................          12
Section 5.9        Risk of Loss............................................................................          13
Section 5.10       Bulk Transfer Laws......................................................................          13
Section 5.11       Transition Services Agreement, Etc......................................................          13
Section 5.12       Employee Relations and Benefits.........................................................          13

                                                       ARTICLE VI
                                       CONDITIONS PRECEDENT TO THE ASSET PURCHASE

Section 6.1        Conditions to Each Party's Obligation to Effect the Asset Purchase......................          14
Section 6.2        Conditions to Obligation of Artistic to Effect the Asset Purchase.......................          15
Section 6.3        Conditions to Obligations of ADI to Effect the Asset Purchase...........................          15

                                                      ARTICLE VII
                                           TERMINATION, AMENDMENT AND WAIVER

Section 7.1        Termination.............................................................................          16
Section 7.2        Effect of Termination...................................................................          17
Section 7.3        Certain Payments........................................................................          17
Section 7.4        Waiver..................................................................................          18

                                                      ARTICLE VIII
                                                 POST-CLOSING COVENANTS

Section 8.1        Access to Information...................................................................          18

                                                       ARTICLE IX
                                                   GENERAL PROVISIONS

Section 9.1        Notices.................................................................................          19
Section 9.2        Interpretation..........................................................................          20
Section 9.3        Counterparts............................................................................          20
Section 9.4        Entire Agreement; No Third-Party Beneficiaries..........................................          20
Section 9.5        Governing Law...........................................................................          20
Section 9.6        Assignment..............................................................................          20
Section 9.7        Severability............................................................................          21
Section 9.8        Enforcement.............................................................................          21
Section 9.9        Defined Terms...........................................................................          21
Section 9.10       Consent to Jurisdiction.................................................................          21

Annex 1            Description of Assets and Liabilities
Annex 2            List of Assumed Contracts and Leased Property Lease Agreements
Annex 3            Description of Real Property
Annex 4            List of Assumed Liens

                                                                                                                PAGE
                                                                                                                -----
Schedule 1.1       Assumed Balance Sheet Assets
Schedule 1.1A      Joint Assets
Schedule 1.1B      Excluded Assets
Schedule 1.3       Excluded Liabilities
Schedule 1.3A      Joint Balance Sheet Liabilities
Schedule 1.3B      Joint Employee Liabilities
Schedule 2.5       Proposal Letters

Exhibit A          Assumption Agreement
Exhibit B          Transition Services Agreement
Exhibit C          Advertising and Fulfillment Agreement
Exhibit D          Bill of Sale and Assignment
Exhibit E          Warranty Deed
Exhibit F          Trademark Assignment Agreement
Exhibit G          Limited Liability Company Agreement
Exhibit H          Promissory Note

    ASSET PURCHASE AGREEMENT (this "Agreement") dated as of December 21, 1997, between ARTISTIC GREETINGS INCORPORATED, a Delaware corporation ("Artistic"), and ARTISTIC DIRECT INCORPORATED, a privately-held New York corporation ("ADI").

    Thomas C. Wyckoff has formed ADI (an S election corporation) in order to acquire certain assets and to assume certain liabilities described in Annex 1.

    Concurrently herewith, Artistic and MDC Communications Corporation, an Ontario corporation ("MDC"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of even date herewith, (the "Merger") of AGI Acquisition Co., a Delaware corporation and a wholly owned subsidiary of MDC, with and into Artistic.

    It is a condition to the Merger that the Asset Purchase (as defined below) shall have been consummated.

    Prior to consummation of the Merger, subject to the terms and conditions of this Agreement, Artistic shall sell to ADI certain assets, and assign to ADI certain liabilities, of Artistic relating to its Personalized Product and Catalog businesses (the "P&C Businesses"), including, without limitation, all related intangible assets, going-concern value and goodwill, as well as the real property (the "Real Property") and leased property (the "Leased Property") of Artistic (collectively, the "Assets") (such transactions being referred to herein as the "Asset Purchase").

    ADI, on the one hand, and Artistic, on the other, desires to make certain representations, warranties and agreements in connection with the Asset Purchase and to prescribe various conditions to the Asset Purchase.

    Accordingly, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                               THE ASSET PURCHASE

    Section 1.1 THE ASSET PURCHASE. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.4), ADI shall purchase and acquire from Artistic, and Artistic shall convey, assign, transfer and sell to ADI, all of Artistic's right, title and interest in and to the Assets described in Annex 1, including the assets listed on the balance sheet of Artistic as set forth on Schedule 1.1 (the "Assumed Balance Sheet Assets"), and including the assets relating to both the P&C Businesses and the businesses of Artistic other than the P&C Businesses as set forth on Schedule 1.1A (the "Joint Assets") to the extent the Joint Assets relate to the P&C Businesses, with such additions, deletions and replacements as may have occurred between the date hereof and the Closing Date (as defined in Section 1.4) in the ordinary course of business consistent with Section 4.1 or as the parties may otherwise agree is necessary to make any corrections thereto (it being understood that the Assets shall not include any assets, properties and other rights relating to the check business of Artistic and those assets, properties and other rights set forth in Schedule 1.1B (the "Excluded Assets")). At the Closing, Artistic shall deliver to ADI such specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to ADI and Artistic and their respective counsel, as shall be reasonably requested by ADI to effectively vest in ADI title to all the Assets. Simultaneously with the delivery of such instruments, Artistic shall transfer to ADI originals of all contracts, agreements, commitments, books, records, files, certificates, licenses, permits, plans and specifications and other data relating to and reasonably necessary for the continued operation of the P&C Businesses.

    Section 1.2 PURCHASE PRICE. In consideration of the transfer to ADI of the Assets, ADI shall on the Closing Date (a) deliver to Artistic $9,000,000 (the "Purchase Price") by wire transfer of immediately available funds, into an account of Artistic designated to ADI at least two Business Days prior to the Closing Date (provided that at the election of the ADI, up to $250,000 of the Purchase Price may be satisfied by delivery to Artistic of a Promissory Note substantially in the form of Exhibit H) and (b) assume the Assumed Liabilities (as defined in Section 1.3). The Purchase Price shall be subject to adjustment pursuant to Section 1.8 and Section 5.5(e). "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City or Toronto.

    Section 1.3  ASSUMPTION OF LIABILITIES.

    (a) ASSUMED LIABILITIES. In addition to payment of the Purchase Price, ADI shall assume at the Closing, and subsequently in due course pay, honor and discharge, (i) all the obligations, debts and liabilities of Artistic arising out of or relating to the P&C Businesses or the Assets, (ii) the employment related liabilities of Business Employees as set forth in Section 5.12, (iii) all environmental liabilities of Artistic, (iv) the obligations, debts and liabilities set forth on Annex 1, (v) contingent and unknown liabilities arising out of or relating primarily to the P&C Businesses, the Real Property or the Leased Property, accruing before, on or after the Closing Date (as defined in Section 1.4), (vi) the liabilities listed on the balance sheet of Artistic to the extent set forth on Annex 1(the "Assumed Balance Sheet Liabilities"), (vii) liabilities which relate to both the P&C Businesses and the businesses of Artistic other than the P&C Businesses (the "Joint Liabilities") to the extent provided in Section 1.9 and as shall be set forth on Schedule 1.3A and (viii) the allocable share of Joint Employee Liabilities set forth in Schedule 1.3B, determined on the basis of FTE (full time employee) equivalents (collectively, the "Assumed Liabilities"). Artistic shall retain and ADI shall not assume any of Artistic's obligations, debts and liabilities set forth on Schedule 1.3 and any other obligations, debts and liabilities other than the Assumed Liabilities (the "Excluded Liabilities").

    (b) THIRD-PARTY CONSENTS. Any leases, rental agreements, insurance policies, sales orders, insurance contracts, trust agreements, licenses, agreements, permits, purchase orders, registered user agreements, commitments and any and all other contracts or binding arrangements, whether written or oral, express or implied, which are related to the P&C Businesses and the Assets, including any entered into between the date hereof and the Closing in the ordinary course of business, all of which shall be identified on Annex 2 except for contracts entered into between the date hereof and the Closing (collectively, the "Assumed Contracts"), shall be assumed by ADI at the Closing Date. To the extent that any Assumed Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or of any other Assumed Contract. Artistic agrees to use its reasonable efforts on or prior to the Closing Date to obtain the consent of such other party to the assignment to ADI of any such Assumed Contract in all cases in which such consent is required for such assignment. If such consent cannot be so obtained on or prior to the Closing Date, Artistic agrees to cooperate with ADI in any reasonable arrangement designed to provide for ADI the benefits intended to be assigned to ADI under the relevant Assumed Contract, including enforcement at the cost and for the account of ADI of any and all rights of Artistic against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise (such Assumed Contracts being the "Deferred Contracts"); provided that all losses, taxes or other items generated by the relevant Deferred Contracts shall be for ADI's account; provided further, that, except as otherwise provided in this Agreement or the Schedules, Exhibits and Annexes hereto, Artistic shall not have any liability to ADI arising out of such Deferred Contracts and ADI shall reimburse Artistic and indemnify and hold Artistic harmless from all liabilities incurred or asserted as a result of Artistic's post-Closing direct or indirect ownership of the Deferred Contracts.

    (c) ASSUMPTION AGREEMENT. On the Closing Date (as defined in Section 1.4), ADI shall execute and deliver to Artistic the Assumption Agreement, substantially in the form of Exhibit A.

    Section 1.4 CLOSING. The closing of the Asset Purchase (the "Closing") shall take place in the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the second Business Day following the date on which all the conditions to the consummation of the transactions contemplated herein set forth in Article VI have been satisfied or waived, or such other time, date and place as ADI and Artistic shall agree (such date being the "Closing Date").

    Section 1.5 FURTHER ASSURANCES. From and after the Closing Date, upon the reasonable request of ADI, Artistic shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver to and vest in ADI, and protect its right, title and interest in and employment of, all the Assets intended to be sold, assigned, transferred, conveyed and delivered to ADI pursuant to this Agreement (including, with respect to any Assets that are licensed or leased to Artistic, to cause, upon the request of ADI, the assignment of any such licenses or leases (and any other maintenance, servicing or other agreement specifically relating to any Asset) to ADI, the expenses of any such action to be borne equally by Artistic and ADI, it being understood that until such assignment, ADI will reimburse Artistic for charges and lease payments it makes after the Closing Date (for periods after the Closing Date) in respect of such Assets under any such licenses or leases), and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

    Section 1.6 FMV SCHEDULE. Within 45 days after the Closing Date, ADI and Artistic will determine the fair market value of the various classes of the Assets, the Assumed Liabilities and the other rights and benefits conferred hereunder and will set forth such fair market value upon an agreed schedule (the "FMV Schedule"). The parties agree that the Purchase Price shall be allocated for tax purposes among the Assets in a manner consistent with the FMV Schedule and the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder. The allocation set forth on the FMV Schedule shall be made in good faith and arrived at by arm's length negotiation, and each of the parties agrees that it will not take, without the prior written consent of the other, any position on any federal or state income or transfer tax return (including Form 8954, Asset Acquisition Statement under Section 1060 of the Code) or before any governmental agency, any position or make any allocation inconsistent with that set forth in the FMV Schedule.

    Section 1.7 INTELLECTUAL PROPERTY LLC. Immediately following the Closing but prior to the Effective Time of the Merger (as defined in the Merger Agreement), ADI and Artistic will enter into a Limited Liability Company Agreement (the "Limited Liability Agreement") substantially in the form of Exhibit G whereby ADI and Artistic shall contribute to a limited liability company formed by the parties prior to the Closing Date, certain intellectual property and other interests referred to on the schedules to the Limited Liability Agreement, and also shall consummate the other transactions contemplated by the Limited Liability Agreement (including the schedules thereto).

    Section 1.8 PURCHASE PRICE ADJUSTMENTS. (a) Following the Closing, the parties will in good faith determine the amount, if any, by which Artistic has made capital expenditures on property, plant and equipment (other than routine maintenance and servicing) in excess of $100,000 per calendar month during the period from the date hereof through the Closing Date (provided that to the extent that in any calendar month less than $100,000 is so expended, such difference may be carried forward to future calendar months), the Purchase Price will be increased by the amount of such excess expenditure (the "Excess"). Upon final agreement of the parties as to the amount of the Excess, ADI shall deliver a promissory note to Artistic in substantially the form of the Promissory Note attached as Exhibit G with an issue price equal to the Excess.

    (b) At Closing, Artistic shall deliver to ADI the sum of (i) the positive difference between (A) the Komer Severance Payment (as defined in Section 5.12
(j)) that would have been due Komer if the transactions contemplated by the Merger Agreement had occurred prior to December 31, 1997, and (B) the Komer Severance Payment payable at the time of the Merger and (ii) $333,333. Such payments shall be made by wire transfer of immediately available funds, at Closing, to an account designated by ADI to Artistic at least two days prior to the Closing, and shall be considered an adjustment to the Purchase Price.

    Section 1.9 ALLOCATION OF CERTAIN JOINT LIABILITIES. During the period from the date hereof through the Closing Date, ADI and Artistic shall endeavor in good faith to allocate between Assumed Liabilities and Excluded Liabilities the Joint Liabilities which otherwise have not been so allocated. If any Joint Liability can not be so allocated by the parties, Artistic will be responsible for 100% of such Joint Liability and ADI will pay to Artistic amounts necessary to satisfy 55% of such Joint Liability (within five days of Artistic's satisfaction of such liabilities).

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF ADI

    ADI represents and warrants to Artistic as follows:

    Section 2.1 ORGANIZATION AND QUALIFICATION. ADI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets it now owns, and (ii) is in good standing in each jurisdiction where the character of its business owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on ADI or prevent or materially delay the consummation of the transactions contemplated hereby. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to ADI, Artistic or the P&C Businesses, any change or effect that is or, is reasonably likely to be materially adverse to the business, operations, assets, financial condition or results of operations of ADI, Artistic or the P&C Businesses, as the case may be.

    Section 2.2 AUTHORITY. ADI has all requisite power and authority to execute and deliver this Agreement, the Bill of Sale and Assignment, the Assumption Agreement and any other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Asset Purchase and the other transactions contemplated hereby. The execution and delivery by ADI of this Agreement and the consummation by ADI of the Asset Purchase and the other transactions contemplated hereby have each been duly and validly authorized by the Board of Directors of ADI and no other corporate proceedings on the part of ADI are necessary to authorize this Agreement or to consummate the Purchase and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ADI and, assuming the valid authorization, execution and delivery of this Agreement by Artistic, constitutes a legal, valid and binding agreement of ADI, enforceable against ADI in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    Section 2.3 NO VIOLATIONS, ETC. The execution and delivery of this Agreement do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not or will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ADI under, any provision of (i) the Certificate of Incorporation or Bylaws of ADI,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ADI, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ADI or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on ADI, materially impair the ability of ADI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Agency") is required by or with respect to ADI in connection with the execution and delivery of this Agreement by ADI or is necessary for the consummation by ADI of the Asset Purchase, except for such consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on ADI, materially impair the ability of ADI to perform its obligations hereunder or prevent the consummation of the transaction contemplated hereby.

    Section 2.4 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ADI.

    Section 2.5. FINANCING. ADI has in hand binding proposal, commitment or similar letters, which are currently in effect and true and correct copies of which are attached hereto as Schedule 2.5, with a reputable financial institution or institutions or Governmental Agencies to obtain, together with commitments of equity and/or subordinated indebtedness (of no less than $1.25 million in the aggregate, excluding the $250,000 Promissory Note referred to in
Section 1.2 (the "Proposal Letters"), all funds necessary to enable ADI to finance the Purchase Price and consummate this Agreement (the "Financing").

    Section 2.6. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article II, neither ADI nor any other person makes any other express or implied representation or warranty on behalf of ADI.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ARTISTIC

    Artistic represents and warrants to ADI as follows:

    Section 3.1 ORGANIZATION AND QUALIFICATION. Artistic (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets it now owns, and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its business owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the P&C Businesses, or prevent or materially delay the consummation of the transactions contemplated hereby.

    Section 3.2 AUTHORITY. Artistic has all requisite power and authority to execute and deliver this Agreement, the Bill of Sale and Assignment, the Assumption Agreement and any other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Asset Purchase and the other transactions contemplated hereby. The execution and delivery by Artistic of this Agreement and the consummation by Artistic of the Asset Purchase and the other transactions contemplated hereby have each been duly and validly authorized by the Board of Directors of Artistic (the "Board") and no other corporate proceedings on the part of Artistic are necessary to authorize this Agreement or to consummate the Asset Purchase and the other transactions contemplated hereby (other than, with respect to the Merger and the Asset Purchase, the receipt of the "Requisite Vote" (as defined in the Merger Agreement)). This Agreement has been duly and validly executed and delivered by Artistic and, assuming the valid authorization, execution and delivery of this Agreement by ADI, constitutes a legal, valid and binding agreement of Artistic, enforceable against Artistic in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    Section 3.3 NO VIOLATIONS, ETC. Subject to receipt of the Requisite Vote, the execution and delivery of this Agreement do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not or will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Artistic under, any provision of (i) the Certificate of Incorporation or Bylaws of Artistic, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Artistic, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Artistic or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, materially impair the ability of Artistic to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Except for the filings referred to in Section 3.03 and Schedule 3.03 to the Merger Agreement, which are incorporated by reference herein, no filing or registration with, or authorization, consent or approval of, any Governmental Agency is required by or with respect to Artistic in connection with the execution and delivery of this Agreement or the Merger Agreement by Artistic or is necessary for the consummation by Artistic of the Merger, the Asset Purchase and the other transactions contemplated hereby and thereby, except for such consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Artistic, materially impair the ability of Artistic to perform its obligations hereunder or thereunder or prevent the consummation of the transactions contemplated hereby or thereby.

    Section 3.4 BOARD RECOMMENDATION. The Board has approved and adopted this Agreement, the Asset Purchase, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, determined that the consideration to be received by the holders of shares of common stock of Artistic pursuant to the Merger is fair to the holders of such shares and recommended that the holders of such shares approve and adopt the Merger Agreement, the Merger, the Asset Purchase and the other transactions contemplated by this Agreement and the Merger Agreement.

    Section 3.5 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Artistic.

    Section 3.6 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither Artistic nor any other person makes any other express or implied representation or warranty on behalf of Artistic.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS. Prior to the Closing Date, Artistic shall operate its business (including the P&C Businesses) in the ordinary course of business and in all respects in accordance with Section 4.01 of the Merger Agreement.

    Section 4.2 OTHER POTENTIAL BIDDERS. Artistic, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to a transaction or series of transactions involving the Assets and the Assumed Liabilities to be transferred or assumed hereunder. Artistic, its affiliates and their respective officers, directors, employees, representatives and agents, may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor made after the date hereof, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any transaction involving the Assets and the Assumed Liabilities, if such entity or group has submitted a bona fide written proposal to the Board relating to any such transaction and the Board by a majority vote determines that such transaction would be on substantially the same basis as this Agreement and would result in increased aggregate cash consideration being available to the stockholders of Artistic. The Board shall notify ADI immediately if any such proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and shall keep ADI promptly advised of all material developments in connection therewith. Except as set forth above, neither Artistic or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than ADI, any affiliate or associate of ADI or any designee of ADI) concerning any transaction involving the Assets or the Assumed Liabilities. Nothing in this Section 4.2 shall prohibit Artistic from complying with its obligations under the Merger Agreement.

    Section 4.3 NO SOLICITATION. Artistic agrees that it will not, from and after the Closing through and including the fifth anniversary of the Closing Date, without the prior written consent of ADI, directly or indirectly, solicit the employment of any person who is at that time an employee, representative or officer of the P&C Businesses and who was prior to the Closing an employee of Artistic in connection with any of the P&C Businesses and whose compensation and benefits were in excess of $50,000 per year; provided that in no event will this provision limit Artistic in its normal advertising, posting or other general employment opportunity communication activities.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 FEES AND EXPENSES. Whether or not the Closing occurs, all costs and expenses (other than fees and expenses of financing sources) incurred by Artistic in connection with this Agreement and the transactions contemplated herein, shall be paid by Artistic, and all such costs and expenses (other than fees and expenses of financing sources) of ADI shall be paid by Artistic at or prior to Closing. Prior to the Closing or upon termination of this Agreement, Artistic shall recharacterize the promissory notes, dated October 15, 1997 and November 7, 1997, of ADI as an expense of Artistic.

    Section 5.2 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Asset Purchase and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto, including, without limitation, all required consents, authorizations, orders, exemptions and approvals of any third parties, including, without limitation, Governmental Agencies.

    Section 5.3  INTENTIONALLY OMITTED.

    Section 5.4 FINANCING. (a) ADI shall deliver to Artistic on or before the date (which shall be no later than five Business Days after it has been cleared by the Securities and Exchange Commission (it being understood that Artistic will notify ADI of such clearance promptly)) (the "Mailing Date") on which the Proxy Statement (as defined in the Merger Agreement) is scheduled to be mailed to the stockholders of Artistic true and correct copies of each Proposal Letter which shall be in full force and effect at such time.

    (b) In the event that all or any portion of the Financing provided for in the Proposal Letters has become unavailable at or prior to the Mailing Date, regardless of fault, ADI shall deliver to Artistic within

10 Business Days of the Mailing Date, proposal, commitment or similar letters from others providing for the financing necessary for the consummation of the transactions contemplated hereby, on and subject to terms and conditions no less favorable to ADI in the aggregate than provided for in the Proposal Letters.

    (c) During the period from the Mailing Date through the Closing Date, in the event that all or any portion of the Financing provided for in the Proposal Letters becomes unavailable, regardless of fault, ADI shall deliver to Artistic within 30 days of the date that such financing became unavailable, proposal, commitment or similar letters from others providing for the financing necessary for the consummation of the transactions contemplated hereby, on and subject to terms and conditions no less favorable to ADI in the aggregate than provided for in the Proposal Letters. ADI shall keep Artistic promptly informed of all material developments with respect to the Financing.

    (d) ADI intends that the terms and conditions of the Financing shall be no less favorable taken as a whole than those previously set forth in the Proposal Letters or any replacement letters. ADI shall use its best efforts to satisfy at or before the Closing all conditions to the transactions constituting the Financing and to its drawing down the cash proceeds thereunder.

    Section 5.5  INDEMNIFICATION.

    (a) ARTISTIC INDEMNITY. On and after the Closing Date, Artistic shall indemnify and hold ADI and its affiliates harmless against and in respect of all actions, claims, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees of ADI) (collectively, "Damages") relating to (i) the Excluded Liabilities, (ii) the ownership or operation of the Excluded Assets by Artistic or any other person following the Closing Date, (iii) the Merger (whether arising from a claim made by a stockholder of Artistic or otherwise)
(iv) the representation by Artistic regarding broker fees set forth in Section
3.5 or (v) the obligations of Artistic regarding AGI employees, including, without limitation, employee benefit plans and employment liabilities, as set forth in Section 5.12. The indemnification provided for in this Section 5.5(a) shall terminate and be of no further force and effect two years from the Closing Date. Artistic shall not be liable pursuant to this Section 5.5(a) for any amounts which in the aggregate exceed $9,000,000.

    (b) ADI INDEMNITY. On and after the Closing Date, ADI shall indemnify and hold Artistic and its affiliates harmless against and in respect of all Damages relating to (i) the Assumed Liabilities, (ii) the ownership or operation of the P&C Businesses or the Assets by ADI or any other person following the Closing Date, (iii) the representation by ADI regarding broker's fees set forth in
Section 2.4, (iv) the Deferred Contracts to the extent provided in Section 1.3, or (v) the obligations of ADI regarding AGI employees, including, without limitation, employee benefit plans and employment liabilities, as set forth in
Section 5.12. ADI shall not be liable pursuant to this Section 5.5(b) for any amounts, which in the aggregate exceed $9,000,000.

    (c) INDEMNIFICATION PROCEDURES. With respect to third-party claims, all claims for indemnification by each of ADI or Artistic or their affiliates, as the case may be (an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 5.5. In the event that any written claim or demand for which ADI or Artistic, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided that failure of such Indemnified Party to give prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have 20 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All reasonable costs and expenses incurred by the Indemnified Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, through counsel of its own choosing, subject to the reasonable approval of such Indemnified Party, and shall have the sole power to direct and control such defense. If the Indemnifying Party shall assume the defense of a claim or demand, it shall not settle or compromise such claim without the prior written consent of the Indemnified Party, unless such settlement or compromise includes as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to such claim or demand. If the Indemnifying Party shall assume the defense of a claim or demand, the fees of any separate counsel retained by the Indemnified Party shall be borne by such Indemnified Party unless there exists a conflict between them as to their respective legal defenses (other than one that is of a monetary nature), in which case the Indemnified Party shall be entitled to retain separate counsel, the reasonable fees and expenses of which shall be reimbursed by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 20 days after the receipt of the Claim Notice that it elects to undertake the defense thereof and acknowledges its obligation to indemnify the Indemnified Party hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

    (d) NET AMOUNTS. The amount of any indemnification payments made pursuant to this Section 5.5 shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such payments. If the amount with respect to which any claim is made under this Section 5.5 (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 5.5(d), a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For the purposes of this
Section 5.5(d), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 5.5(d). The amount of the refunded reduction or payment shall be deemed a payment under this Section 5.5 and thus shall be paid subject to any applicable reductions under this Section 5.5(d).

    (e) ADJUSTMENT TO PURCHASE PRICE. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

    (f) MITIGATION. Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Section 5.5 to use all commercially reasonable efforts to mitigate damages upon and after becoming aware of any event which could reasonably be expected to give rise to such damages.

    (g)  NOTICE.  Whenever any claim for indemnification shall arise under
Section 5.5 other than a Third Party Claim (a "Claim"), the party seeking indemnification (the "Indemnitee") shall notify in writing the party from which indemnification is sought (the "Indemnitor") of the Claim within 60 days after the Indemnitee becomes aware of the Claim's existence, with such notice to contain the factual basis for the Claim and the amount or an estimate (if known or reasonably determinable) of the liability that may arise therefrom, provided that the failure to provide such notice shall not affect the Indemnitor's right to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure.

    (h) LIMITATION OF DAMAGES. Neither party hereto nor any affiliate of either of them shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby.

    (i) SURVIVAL. The indemnities provided in this Section 5.5 shall survive the Closing.

    Section 5.6 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Asset Purchase or any of the other transactions contemplated hereby, ADI and Artistic will consult with, and obtain the consent of, each other (which consent shall not be unreasonably withheld) as to the form and substance of such release or statement and shall not issue any such release or make any such statement prior to obtaining such consent, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or any securities exchange or national quotation system.

    Section 5.7 SALES AND TRANSFER TAXES. Each of ADI and Artistic shall pay one-half of any and all domestic and foreign sales, use, excise, documentary, stamp duties, motor vehicle registration, value added and/or transfer or similar taxes and filing or recording expenses or fees due with respect to the Asset Purchase or otherwise required to be paid in connection with the transfer of the Assets; provided that each party shall be responsible for any interest charge, penalty or addition to tax applicable to it under applicable law with respect thereto.

    Section 5.8 ACCESS TO INFORMATION. (a) Artistic shall afford to ADI, and to ADI's accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours and permit them to make such inspections during normal business hours as they may reasonably require during the period from the date of this Agreement through the Closing Date to all books, contracts, commitments and records relating to the P&C Businesses and the Real Property and, during such period, Artistic shall furnish to ADI (i) access to each report, schedule, registration statement and other document filed by Artistic during such period pursuant to the requirements of federal or state laws relating to the P&C Businesses and the Real Property and (ii) all other information concerning the P&C Businesses and the Real Property as ADI may reasonably request. Except as required by law, ADI will hold, and will cause its affiliates, associates and representatives to hold, any non-public information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of Artistic. In the event of termination of this Agreement for any reason, ADI shall promptly return or destroy all non-public documents so obtained from Artistic and any copies made of such documents for ADI. ADI shall not, and shall cause its affiliates, associates and representatives not to, use any non-public information regarding Artistic in any way detrimental to Artistic.

    (b) No investigation pursuant to this Section 5.8 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    Section 5.9 RISK OF LOSS. All risk of loss to the Assets, including, without limitation, the Real Property and Leased Assets, shall remain in Artistic until the transfer of the Assets on the Closing Date. In the event of any casualty or loss to the Assets prior to the Closing and ADI elects to consummate this transaction, ADI may, at ADI's option, require Artistic at Closing to assign by specific assignment to ADI all of its claims under and the proceeds of any and all insurance policies (including proceeds received by Artistic prior to Closing) as well as claims against any third parties relating to such casualty or loss on the property subject thereto.

    Section 5.10 BULK TRANSFER LAWS. Artistic shall comply with the provisions of any so-called "bulk transfer" or similar laws of any applicable jurisdiction concerning the Asset Purchase, and ADI shall reasonably cooperate with Artistic in connection therewith.

    Section 5.11 TRANSITION SERVICES AGREEMENT, ETC. On the date hereof, Artistic and ADI shall enter into each of a Transition Services Agreement (the "Transition Services Agreement") and Advertising and Fulfillment Agreement (the "Advertising and Fulfillment Agreement"), substantially in the form of Exhibit B and C, respectively.

    Section 5.12  EMPLOYEE RELATIONS AND BENEFITS.

    (a) BUSINESS EMPLOYEES. For purposes of this Agreement, "Business Employees" shall mean all employees of Artistic (other than Komer and Joseph Calabro) as of the Closing Date.

    (b) CONTINUITY OF EMPLOYMENT. The parties hereto intend that there shall be continuity of employment with respect to the Business Employees. ADI shall offer employment, commencing on the Closing Date, to each Business Employee (including those on vacation, layoff, leave, short-term or long-term disability or other permitted absence of employment) with comparable compensation (including salary, fringe benefits, job responsibility and location) as that provided to such employees by Artistic prior to Closing. Nothing in this Agreement, including this Section 5.12 (b) confers upon any person any right to continued employment by Artistic or ADI as of and after the Closing Date.

    (c) EMPLOYMENT LIABILITIES. On and after the Closing Date, ADI shall be responsible and liable for all liabilities and obligations (including under any benefit plans) in connection with the employment before, on or after Closing (or termination of employment) of the Business Employees hired by ADI including the assumption of any employment agreements with respect to such Business Employees.

    (d) SERVICE CREDIT. With respect to the Business Employees hired by ADI, ADI shall give credit for all service with Artistic for all purposes under the 401(k) plans assumed by ADI, but only to the same extent credit had been given under the 401(k) plans assumed by ADI prior to the Closing Date.

    (e) WELFARE PLANS. With respect to any ADI plan that is a "welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or would be a "welfare benefit plan", if such plan were subject to ERISA, for the benefit of Business Employees on and after the Closing Date, ADI shall (i) not exclude any Business Employee previously covered by a similar welfare benefit plan maintained by Artistic from inclusion in any such plan on the basis of any pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, its employees with respect to the welfare benefit plans as maintained by Artistic immediately prior to Closing.

    (f) 401(K) PLANS. With respect to any 401(k) benefit plan maintained by Artistic for the benefit of the Business Employees or of former employees of Artistic (collectively, the "401(k) Plans"), ADI shall assume all the rights, obligations, duties and sponsorship of Artistic under the 401(k) Plans. Artistic and ADI shall cooperate to amend all agreements and documents necessary to permit ADI to assume all such rights, obligations, duties and sponsorship.

    (g) ACCRUED VACATION. With respect to any accrued but unused vacation time to which any Business Employees hired by ADI are entitled, Artistic shall remain responsible for payments to such Business

Employees relating to such accrued vacation time up through Closing, and ADI shall assume responsibility for payments for any such accrued vacation time of such Business Employees thereafter.

    (h) BONUSES. With respect to any compensation bonuses to which any Business Employees hired by ADI are entitled, Artistic shall remain responsible for such bonuses arising out of employment up through January 1, 1998, and ADI shall assume responsibility for bonus payments arising out of employment of such Business Employees thereafter.

    (i) POST-RETIREMENT BENEFITS. To the extent that Business Employees hired by ADI receive (or are eligible to receive) any Post-Retirement Benefits from Artistic immediately prior to the Closing Date, such employees shall receive (or be eligible to receive) the same Post-Retirement Benefits from ADI following Closing to the same extent that Artistic would have been obligated therefor, and on and after the Closing Date, no such Business Employee shall be eligible to receive "Post-Retirement Benefits" from Artistic (including, but not limited to, retiree medical benefits).

    (j) SEVERANCE OF KOMER AND LIFE INSURANCE POLICY. ADI shall assume the obligation to pay the severance and other payments and reimbursement obligations to which Komer is entitled under the Executive Employment Agreement between Artistic and Komer dated August 3, 1993, (the "Komer Severance Payment"). With respect to the life insurance policies referred to on Annex 2-G insuring Artistic in the event of the death of Komer (the "Komer Policies"), ADI shall acquire the right to receive payment under the Komer Policies in the amount of their aggregate cash surrender value thereof (the "Artistic Cash Surrender Value Payment"). In addition, Artistic shall make the payments to ADI at Closing as set forth in Section 1.8(b).

    (k) WARN ACT. To the extent applicable to such party, each party shall provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting their respective employees and occurring on or after Closing or arising as a result of the transactions contemplated hereby.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO THE ASSET PURCHASE

    Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ASSET PURCHASE. The respective obligations of each party to effect the Asset Purchase are subject to the fulfillment or written waiver at or prior to the Closing Date of the condition that no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Asset Purchase or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

    Section 6.2 CONDITIONS TO OBLIGATION OF ARTISTIC TO EFFECT THE ASSET PURCHASE. The obligation of Artistic to effect the Asset Purchase is subject to the fulfillment at or prior to the Closing of the following additional conditions; provided that Artistic may waive in writing any of such conditions in its sole discretion:

        (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. ADI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing, and each of the representations and warranties of ADI contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date.

        (b) OFFICERS' CERTIFICATE. ADI shall have furnished to Artistic a certificate, dated the Closing, signed by the appropriate officers of ADI, certifying to the effect that to their best knowledge, the conditions set forth in Section 6.2 (a) have been satisfied.

        (c) DELIVERY OF PURCHASE PRICE. ADI shall have made delivery of the Purchase Price as provided in Section 1.2 of this Agreement.

        (d) ASSUMPTION AGREEMENT. ADI shall have executed and delivered the Assumption Agreement, in the form attached as Exhibit A, covering the Assumed Liabilities.

        (e) MERGER AGREEMENT. All conditions precedent to the consummation of the Merger (or any merger pursuant to any successor merger agreement) shall have been satisfied or waived and the parties thereto are ready, willing and able to consummate such transaction immediately after the consummation of the transactions contemplated hereby.

    Section 6.3  CONDITIONS TO OBLIGATIONS OF ADI TO EFFECT THE ASSET
PURCHASE. The obligation of ADI to effect the Asset Purchase is subject to the fulfillment at or prior to the Closing of the following additional conditions, provided that ADI may waive in writing any such conditions in its sole discretion:

        (a)  PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND
    WARRANTIES. Artistic shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing and each of the representations and warranties of Artistic contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date.

        (b) OFFICERS' CERTIFICATE. Artistic shall have furnished to ADI a certificate, dated the Closing, signed by the appropriate officers of Artistic, certifying to the best of their knowledge, the conditions set forth in Section 6.3 (a) have been satisfied.

        (c) ABSENCE OF CHANGES. There shall not have occurred any Material Adverse Change with respect to the P&C Businesses between the date hereof and the Closing Date.

        (d) BILL OF SALE AND ASSIGNMENT. Artistic shall have executed and delivered the Bill of Sale and Assignment, in the form attached hereto as Exhibit D, covering the Assets set forth on Annex 1 and the Assumed Contracts and Leased Property Lease Agreements set forth on Annex 2.

        (e) WARRANTY DEED. Artistic shall have executed and delivered the Warranty Deed covering the Real Property in the form attached hereto as Exhibit E (or such other form as may be required in the State of New York for a general warranty deed) relating to the Real Property.

        (f) LIMITED LIABILITY COMPANY AGREEMENT. Artistic shall have executed and delivered the Limited Liability Company Agreement, in the form attached as Exhibit G, conveying the trademarks and other intellectual property rights to be conveyed as described in the schedules thereto.

        (g) TITLE INSURANCE. ADI shall have obtained title commitments for title insurance on the Real Property.

        (h) TITLES. Artistic shall have endorsed and delivered the title certificates to the Assets described in Annex 1.

        (i) TRADEMARK ASSIGNMENT AGREEMENT. Artistic shall have executed and delivered the Trademark Assignment Agreement, in the form attached as Exhibit F, conveying the trademarks to be conveyed as described on Annex 1.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

        (a) by the mutual written consent of Artistic and ADI;

        (b) by Artistic or ADI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, injunction, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, injunction, decree, ruling or other action is or shall have become nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party which has not used its reasonable best efforts to cause any such order, injunction, decree, ruling or other action to be lifted;

        (c) by either Artistic or ADI if the stockholders of Artistic fail to adopt and approve this Agreement and the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement at the special meeting contemplated by the Merger Agreement by the Requisite Vote;

        (d) by Artistic if a corporation, partnership, person or other entity or group shall have made a bona fide offer not solicited in violation of
    Section 4.2 that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties is more favorable to Artistic's stockholders than the transactions contemplated hereby; provided, however, that such termination under this clause shall not be effective until Artistic has made payment to ADI of the full fee and expense reimbursement required by Section 7.3;

        (e) by ADI, if (i) there shall have been a breach of any representation or warranty on the part of Artistic that is or will have a Material Adverse Effect on the P&C Businesses or which materially adversely affects the ability of Artistic to consummate the transactions contemplated hereby or
    (ii) there shall have been a breach of any covenant or agreement on the part of Artistic which is or will result in a Material Adverse Effect on Artistic or the P&C Businesses or materially adversely affects the ability of Artistic to consummate the transactions contemplated hereby, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two Business Days prior to the Closing Date or (iii) the Board shall have withdrawn or modified in a manner adverse to ADI its approval or recommendation of this Agreement, or shall have adopted any resolution to effect the foregoing;

        (f) by Artistic if (i) there shall have been a breach of any representation or warranty on the part of ADI which materially adversely affects (or materially delays) the consummation of the transaction contemplated hereby or (ii) there shall have been a material breach of any covenant or agreement on the part of ADI and which materially adversely affects (or materially delays) the consummation of the transaction contemplated hereby which shall not have been cured prior to the earliest of
    (A) 10 days following notice of such breach and (B) two Business Days prior to the Closing Date; or

        (g) by Artistic or ADI if the Merger Agreement shall have been terminated unless Artistic shall have entered into another merger agreement substantially in the form of the Merger Agreement and approved by the Board of Directors of Artistic.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no further force and effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.1, 7.2, 7.3 and 9.10, and the third sentence of Section 5.8 (a), all of which shall survive such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any material and willful breach of this Agreement.

    Section 7.3  CERTAIN PAYMENTS.  If:

        (i) ADI terminates this Agreement pursuant to Section 7.1(e)(iii) hereof and, within 12 months thereafter Artistic enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom Artistic (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom Artistic (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x),
    (y) and (z) after the date hereof and prior to such termination; or

        (ii) ADI terminates this Agreement pursuant to Section 7.1(e)(iii), and within 18 months thereafter a Third Party Acquisition shall occur involving a consideration in excess of the Purchase Price; or

        (iii) Artistic terminates this Agreement pursuant to 7.1(d) hereof,

Artistic shall pay to ADI either prior to termination in the case of the event described in clause (iii) above or within one Business Day following the execution and delivery of such agreement or such occurrence or termination, as the case may be, in the case of an event described in Section 7.3(i) or (ii), $360,000 plus the unreimbursed, reasonable documented out-of-pocket third party expenses of ADI incurred in connection with the transactions contemplated by this Agreement as liquidated damages immediately upon such termination (the "Termination Fee"), in cash; provided, however, that Artistic in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences.

    "Third Party Acquisition" means the acquisition by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or entity other than ADI of all or a material portion of the Assets or the P&C Businesses.

    Section 7.4 WAIVER. At any time prior the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII
                             POST CLOSING COVENANTS

    Section 8.1 ACCESS TO INFORMATION.

    (a) Artistic agrees that it will (i) maintain the pre-closing financial records of the P&C Businesses in the offices of Artistic in Baltimore, Maryland following the Closing Date and (ii) permit ADI and its respective financial and tax advisors access to such records during normal business hours on two-days' prior written notice to Artistic, as set forth in Section 9.1 hereof.

    (b) If at any time it is necessary that a party be furnished with additional information, documents or records relating to the Assets or the P&C Businesses in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental authorities or any securities exchanges or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of another party, such other party agrees to use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof).

    (c) Each party to this Agreement hereby agrees that it shall cooperate with the other by executing and/or filing or causing to be executed and/or filed any required documents (including any real property transfer tax returns required to be filed with respect to the transactions contemplated by this Agreement and any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of state or local law) and by making available to the other, without limitation, all work papers, records and notes of any kind, at all reasonable times, for the purpose of allowing the appropriate party to complete tax returns, forms and reports, respond to audits, obtain refunds, make any determination required under this Agreement, verify issues and negotiate settlements with tax authorities or defend or prosecute tax claims. In the case of income taxes relating to the P&C Businesses, Artistic shall be exclusively responsible for handling the compliance and audits for income taxes for periods prior to and including the Closing Date and ADI shall be exclusively responsible for handling the compliance and audits for income taxes for periods after the Closing Date.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    Section 9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to ADI, to:

        Artistic Direct Incorporated
      One Komer Center
      PO Box 1999
      Elmira, NY 14902
      Attention: Thomas C. Wyckoff
      Title: Chief Executive Officer and President
      Facsimile: (607) 733-5782
      Telephone: (607) 735-4555

        with copies to:

        Roberts, Sheridan & Kotel
      Tower 49
      12 East 49th Street
      New York, NY 10017
      Attention: Rory M. Deutsch, Esq., and
      Ira L. Kotel, Esq.
      Facsimile (212) 299-8686
      Telephone: (212) 299-8600

    (b) If to Artistic:

        Artistic Greetings Incorporated
      One Komer Center
      P.O. Box 1999
      Elmira, NY 14902
      Attention: Joseph A. Calabro
      Title: President
      Facsimile: (607) 733-5699
      Telephone: (607) 735-4508

        with copies to:

        Cahill Gordon & Reindel
      80 Pine Street
      New York, NY 10005-1702
      Attention: William B. Gannett, Esq.
      Facsimile: (212) 269-5420
      Telephone: (212) 701-3000

        and

        Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, NY 10017
      Attention: Marni I. Lerner, Esq., and Edward J. Chung, Esq.
      Facsimile: (212) 455-2502
      Telephone: (212) 455-2000.

    Section 9.2 INTERPRETATION. When a reference is made in this Agreement of a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 9.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 9.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, and the Transition Services Agreement, the Joint Marketing Services Agreement, the Escrow Agreement, the Trademark Assignment Agreement and the other agreements, documents and instruments referred to herein, (i) constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person (including, without limitation, any employees of Artistic) other than the parties any rights or remedies hereunder; provided, however, that legal counsel for the parties hereto may rely upon the representations and warranties contained herein and in the certificates delivered pursuant to Sections 6.2 (b) and 6.3 (b).

    Section 9.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any of the parties without the prior written consent of the other party in its sole and absolute discretion, and any such purported assignment without the express prior written consent of the other party shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect he original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

    Section 9.8 ENFORCEMENT. The parties agree that if all the conditions set forth in Article VI are satisfied on or prior to the Closing Date, and this Agreement shall not have otherwise been terminated, and Artistic shall breach its obligation to consummate the transactions contemplated hereby, including, without limitation, the provisions of Article I, that irreparable damages would occur to ADI, that money damages would not be an adequate remedy at law, and, accordingly, that ADI shall be entitled to specifically enforce the terms and provisions of this Agreement in any court of competent jurisdiction in the United States or any state thereof or any place that the Assets are located, in addition to any other right or remedy to which it is entitled at law or in equity. Artistic shall not assert, and hereby knowingly waives any defense in any such action that money damages would be an adequate remedy at law.

    Section 9.9  DEFINED TERMS.  For purposes of this Agreement, the term:

        (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; and

        (b) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

    Section 9.10 CONSENT TO JURISDICTION. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in New York County, New York and/or the U.S. District Court for the Southern District of New York.

    IN WITNESS WHEREOF, ADI and Artistic have executed this Agreement as of the date first written above.

                                          ARTISTIC DIRECT INCORPORATED

                                          By: /s/ THOMAS C. WYCKOFF

                                          --------------------------------------

                                             Name: Thomas C. Wyckoff

                                             Title:  CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT

                                          ARTISTIC GREETINGS INCORPORATED

                                          By: /s/ JOSEPH A. CALABRO

                                          --------------------------------------

                                             Name: Joseph A. Calabro

                                             Title:  PRESIDENT

                                                                       ANNEX III

    STOCKHOLDERS AGREEMENT dated as of December 21, 1997 among MDC COMMUNICATIONS CORPORATION, an Ontario corporation ("PARENT"), and the undersigned holders (each a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS") of shares of common stock, par value $.10 per share (the "COMMON STOCK"), of ARTISTIC GREETINGS INCORPORATED, a Delaware corporation (the "COMPANY").

    WHEREAS, Parent, AGI Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and the Company, propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS, concurrently with the execution of the Merger Agreement, the Company and Artistic Direct Incorporated, a New York corporation ("ADI"), propose to enter into an Asset Purchase Agreement dated as of the date hereof (as the same may be amended or supplemented and together with any other asset purchase agreement substantially in the form thereof and providing for the payment of cash consideration of at least $9 million, the "ASSET PURCHASE AGREEMENT") providing for ADI to purchase certain of the assets, and assume certain of the liabilities, of the Company (the "ASSET PURCHASE");

    WHEREAS, each Stockholder owns the number of shares of Common Stock set forth opposite its or his name on the signature page of this Agreement (such shares of Common Stock, the "EXISTING SHARES" and, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, and other than 40,000 shares of Common Stock which Mr. Komer has transferred, or may transfer, to one or more charitable entities, being collectively referred to herein as the "SUBJECT SHARES"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement;

    NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself or itself as follows:

        (a) AUTHORITY. The Stockholder has all requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, organizational documents, standstill agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. If the Stockholder is married and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

        (b) THE SUBJECT SHARES. Such Stockholder is the record holder or beneficial owner of the number of the Existing Shares as is set forth opposite such Stockholder's name on the signature page hereto. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on the signature page hereto constitute all of the outstanding shares of Common Stock owned of record or beneficially by such Stockholder. Such Stockholder does not have record or beneficial ownership of any shares of Common Stock not set forth on signature page hereto. Such Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Stockholder's name on the signature page hereto and sole voting power with respect to the matters set forth in Section 6 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on the signature page hereto, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder will have sole power of disposition with respect to Subject Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder and will have sole voting power with respect to the matters set forth in Section 3 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Subject Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

        (c) Such Stockholder's Subject Shares and the certificates representing such Subject Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

        (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in his or her capacity as such.

        (e) Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement with Parent.

    2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Parent, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets.

    3. COVENANTS OF EACH STOCKHOLDER. From and after the date hereof and until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:

        (a) At any meeting of stockholders of the Company called to vote upon the Merger, the Merger Agreement, the Asset Purchase or the Asset Purchase Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement, the Asset Purchase or the Asset Purchase Agreement is sought, such Stockholder

                                     III-2
    shall vote (or cause to be voted) the Subject Shares in favor of the Merger and the Asset Purchase, the adoption by the Company of the Merger Agreement and the Asset Purchase Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and the Asset Purchase Agreement.

        (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of a material amount of assets (other than the Asset Purchase Agreement and the Asset Purchase), reorganization, recapitalization, dissolution, liquidation or winding-up of or by the Company or any other takeover proposal (collectively, "TAKEOVER PROPOSAL"),
    (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Asset Purchase Agreement or this Agreement or (iii) (x) any material amendment of the Company's certificate of incorporation or by-laws, (y) any change in a majority of the persons who constitute the Board of Directors of the Company or (z) any other proposal or transaction involving the Company, which is intended or could reasonably be expected to impede, frustrate, prevent, delay or nullify (A) the ability of the Company to consummate the Merger or the Asset Purchase or (B) any of the transactions contemplated by this Agreement, the Asset Purchase Agreement or the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        (c) Each Stockholder, severally and not jointly, agrees not to (i) offer to sell, sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement with respect to or consent to the Transfer of, the Subject Shares or any interest therein to any person other than pursuant to the terms of the Merger, (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust or enter into any voting arrangement with respect to the Subject Shares, or any interest in the foregoing, except with Parent or Sub, (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing such Stockholder's obligations under this Agreement or (iv) commit or agree to take any of the foregoing actions.

        (d) Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

        (e) Each Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged and the Purchase Price (as defined herein) shall be accordingly adjusted. Each Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are cancelled in the Merger or purchased hereunder.

        (f) Each Stockholder, severally and not jointly, shall not, nor shall it authorize or permit any partner, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the

                                     III-3
    submission of any Takeover Proposal or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Takeover Proposal; provided, however, that the foregoing shall not restrict a Stockholder who is also a director of the Company from taking actions in such Stockholder's capacity as a director to the extent and in the circumstances permitted by Section
    4.02 of the Merger Agreement. Each Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (g) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS SUB AND ANY DESIGNEE OF SUB, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SUBJECT SHARES OF STOCKHOLDER AS INDICATED IN
    SECTION 3(A) AND 3(B) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SUBJECT SHARES.

    4. FURTHER AGREEMENTS OF STOCKHOLDERS. If, after termination of this Agreement pursuant to Section 7 hereof, Stockholder receives any cash or non-cash consideration in respect of the Subject Shares in connection with a Third Party Business Combination (as defined below) during the period commencing on the date of such termination and ending on the first anniversary thereof (the "SALE PERIOD"), Stockholder shall promptly pay over to Parent one half of the excess, if any, of such consideration over the product of the Merger Consideration and the number of Subject Shares with respect to which such consideration is received by such Stockholder in connection with such Third Party Business Combination (the "EXCESS CONSIDERATION"); PROVIDED that, (i) if the consideration received by such Stockholder shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by such Stockholder shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent and the Stockholders, or, if Parent and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "THIRD PARTY BUSINESS COMBINATION" of the Company means the occurrence of any of the following events: (A) the Company is acquired by merger or otherwise by any person or group, including Parent or any affiliate thereof (a "THIRD PARTY"); (B) the Company enters into an agreement with a Third Party which contemplates the acquisition of 20% or more of the total assets of the Company; (C) the Company or Parent enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than 20% of the outstanding shares of the Company's capital stock; or (D) a Third Party acquires more than 20% of the total assets of the Company. If during the Sale Period, any Stockholder Transfers his or its Subject Shares to any other person (other than in connection with a Third Party Business Combination described above) and such other person receives any consideration for any Subject Shares in connection with a Third Party Business Combination within the Sale Period, such Stockholder shall continue to be bound by the provisions of this Section 4 with respect to the payment to Parent of the Excess Consideration as if such Stockholder received such consideration for the Subject Shares in such Third Party Business Combination.

    5. FURTHER ASSURANCES. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent

                                     III-4
may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    6. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    7. TERMINATION. Except for Stockholder's obligations pursuant to Section 4, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the Effective Time, and (b) the date on which the Merger Agreement is terminated pursuant to Section 6.01 thereof. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

    8. COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

    9. GENERAL PROVISIONS.

        (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with
    Section 9.03 of the Merger Agreement and to each Stockholder at its or his set forth on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice).

        (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

        (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                                     III-5

        (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    10. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

    11. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                                     III-6

    IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                                              MDC COMMUNICATIONS CORPORATION

                                              By:        /s/ PETER LEWIS
                                                         ----------------------------------------
                                                         Name:      Peter M. Lewis
                                                         Title:     EXECUTIVE VICE PRESIDENT,
                                                                    CORPORATE DEVELOPMENT

Number of Subject Shares:                     STOCKHOLDER:

2,250,000                                     AMERICAN GREETINGS CORPORATION

                                              By:        /s/ MORRY WEISS
                                                         ----------------------------------------
                                                         Name:      Morry Weiss
                                                         Title:     CHAIRMAN AND CHIEF EXECUTIVE
                                                                    OFFICER
                                                         Address:   One American Road
                                                                    Cleveland, Ohio 44144

Number of Subject Shares:                     STOCKHOLDER:

411,786
                                                         /s/ STUART KOMER
                                                         ----------------------------------------
                                                         Name:      Stuart Komer
                                                         Address:   850 Euclid Avenue
                                                                    Elmira, New York 14901

                                     III-7

                                                                        ANNEX IV


March 13, 1997


CONFIDENTIAL

The Special Committee of the Board of Directors
Artistic Greetings Incorporated
One Komer Center
Elmira, NY 14902

Ladies and Gentlemen:

    Artistic Greetings Incorporated (the "Company") has entered into an Agreement and Plan of Merger (the "Agreement") with AGI Acquisition Co. ("Newco") and MDC Communications Corp. ("Parent") dated December 21, 1997, pursuant to which Newco shall be merged with and into the Company (the "Merger"). At the Effective Time (as defined in the Agreement) of the Merger, each outstanding share of common stock, par value $0.10 per share of the Company (the "Company Common Stock"), other than shares held in the Company's treasury, will be converted into the right to receive $5.70 in cash (the "Merger Consideration").


    You have asked us whether or not, in our opinion, the proposed Merger Consideration to be received by the unaffiliated shareholders of the Company is fair to the unaffiliated shareholders of the Company from a financial point of view. For the purposes of this opinion, "unaffiliated shareholders" means all of the shareholders of the Company other than American Greetings Corporation, Stuart Komer, Morry Weiss and Thomas C. Wycoff.


    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, the Company's Forms 10-Q and the related unaudited financial information for the nine months ended September 30, 1996 and 1997;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company which were furnished to us by the Company;

    (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

    (4) Reviewed the historical market prices and trading activity for the Company Common Stock and compared them with that of certain other publicly traded companies which we deemed to be relevant;

    (5) Compared the results of operations of the Company with that of certain other companies which we deemed to be relevant;

    (6) Reviewed the Merger Consideration premium to the historical market prices of the Company Common Stock and compared them to historical transaction stock premiums paid by acquirors in transactions of similar value;

    (7) Reviewed the Agreement; and

    (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by or on behalf of the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts (the "Projections") examined by us, we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's management as to the future performance of the Company at the time of such preparation. PaineWebber Incorporated noted that the Projections provided by the Company's management (i) for the Fiscal Year Ended December 31, 1997 were significantly higher than the actual results for the twelve month period ended September 30, 1997; (ii) had been prepared approximately eight months prior to delivery of the Opinion; and (iii) had not been updated since that time. We have not undertaken, and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and have assumed that (i) the purchase method of accounting will be used, and (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements.

    Our Opinion is directed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies that may have been discussed by the Special Committee of the Board of Directors of the Company as alternatives to the Merger or the decision of the Special Committee of the Board of Directors of the Company to proceed with the Merger. In addition, we were not requested to, and have not, expressed any opinion as to the fairness, from a financial point of view, of that sale of certain assets and liabilities of the non-check businesses of the Company. Our opinion is based on economic, monetary and market conditions on the date hereof.


    In rendering this opinion, we have only been engaged to act as an agent or fiduciary of the Special Committee of the Board of Directors of the Company.


    In the ordinary course of its business, PainWebber Incorporated may trade the securities of the Company and Parent for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

    PaineWebber Incorporated is currently acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee in connection with rendering of this opinion and upon the consummation of the Merger.


    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the unaffiliated shareholders of the Company pursuant to the Merger is fair to the unaffiliated shareholders of the Company from a financial point of view.


    This opinion has been prepared at the request of and for the information of the Special Committee of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement relating to the Merger.

                                          Very truly yours,
                                          PAINEWEBBER INCORPORATED

                                                                         ANNEX V

                           TEXT OF SECTION 262 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262, APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY RECEIPTS IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX VI



                     [To be provided in an amended filing]

                        ARTISTIC GREETINGS INCORPORATED
                                ONE KOMER CENTER
                             ELMIRA, NEW YORK 14902
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                               [          ], 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Joseph A. Calabro and William Ingram, jointly and severally, proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side of this card, all shares of the common stock, par value $.10 per share (the "Shares"), of Artistic Greetings Incorporated. The undersigned is entitled to vote at the Special Meeting of
Stockholders to be held on [           ], 1998 at [    ], New York, New York,
commencing at 10 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof. The proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

    COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

                                  CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

    The shares represented by this Proxy will be voted as directed by the stockholder. Where no voting instructions are given, the shares represented by this Proxy will be voted FOR Items 1 and 2.

Please Mark your votes as this

    Item 1 -- Approve the Merger Agreement and Merger as described in the Company's Proxy Statement. The Board of Directors recommends a vote FOR approval of the Merger Agreement and the Merger.

            FOR                        AGAINST                      ABSTAIN
            / /                          / /                          / /

    Item 2 -- Approve the Asset Purchase Agreement and Asset Sale as described in the Company's Proxy Statement. The Board of Directors recommends a vote FOR approval of the Asset Purchase Agreement and the Asset Sale.

            FOR                        AGAINST                      ABSTAIN
            / /                          / /                          / /

    Item 3 -- Approve the adjournment or postponement of the Special Meeting if necessary to obtain additional votes for the approval of the Merger Agreement, the Merger, the Asset Purchase Agreement or the Asset Sale.

            FOR                        AGAINST                      ABSTAIN
            / /                          / /                          / /

    Item 4 -- In the discretion of the Board of Directors, upon such other business as may be properly brought before the Special Meeting.

            FOR                        AGAINST                      ABSTAIN
            / /                          / /                          / /

    If you plan to attend the Special Meeting, please check this box / /

    COMMENTS/ADDRESS CHANGE Please mark this box if you have written comments/address change on the reverse side. / /

    Receipt is hereby acknowledged of the Notice of Special Meeting and Proxy Statement of Artistic Greetings Incorporated

                                                                                     -----------------------------------------------
                                                                                     Signature(s)

                                                                                     Date
                                                                                     -----------------------------------------------
                                                                                     PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS
                                                                                     OPPOSITE AND RETURN IT IN THE ENCLOSED
                                                                                     ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR,
                                                                                     TRUSTEE, GUARDIAN, ETC. YOU SHOULD SO INDICATE
                                                                                     WHEN SIGNING. IF THE SIGNER IS A CORPORATION,
                                                                                     PLEASE SIGN FULL CORPORATE NAME.